Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-177230

$1,000,000,000

Member Payment Dependent Notes

This is a public offering of up to $1,000,000,000 in principal amount of Member Payment Dependent Notes issued by Lending Club. We refer to our Member Payment Dependent Notes as the “Notes.”

We will issue the Notes in series. Each series will correspond to a single consumer loan facilitated through our platform to one of our borrower members. In this prospectus, we refer to these consumer loans as “member loans,” “consumer loans” or “Public Policy Loans” and we refer to the member loan funded with the proceeds we receive from a particular series of Notes as the “corresponding member loan” for the series.

Important terms of the Notes include the following, each of which is described in detail in this prospectus:

•	Our obligation to make payments on a Note will be limited to an amount equal to the investor’s pro rata share of amounts we receive with respect to the corresponding member loan for that Note, net of our 1.00% service charge. We do not guarantee payment of the Notes or the corresponding member loans, and the Notes are not obligations of our borrower members.

•	The Notes will have a stated, fixed interest rate, which will be the rate for the corresponding member loan. The range of interest rates is from 6.03%-26.06% and is based upon a formula described in this prospectus.

•	All Notes will bear interest from the date of issuance, be fully amortizing and be payable monthly.

•	The Notes will have the initial maturities and final maturities as set forth in the table below:

	Initial Maturity	Final Maturity
Three-Year Term	Three years from the date of issuance	Five years from the date of issuance
Five-Year Term	Five years from the date of issuance	Five years from the date of issuance

The extension of the maturity date for a three-year Note only is described in this prospectus.

Notes from $1,000 to $9,975 are only issued with three (3) year terms, unless the loan request comes from a partner that allows borrower members to select the amount and term, which selections will be honored.

•	We will offer all Notes at 100% of their principal amount. All Notes will be offered only through our website to our members, and there will be no underwriters or underwriting discounts.

•	All Notes will be issued in electronic form only and will not be listed on any securities exchange. Notes will generally not be transferable except through the Note Trading Platform by FOLIOfn, which we also refer to as the “trading platform.” There can be no assurance, however; that an active market for any Notes will develop on the trading platform or that the trading platform will be available to residents of all states. Therefore, investors must be prepared to hold their Notes to maturity.

This offering is highly speculative and the Notes involve a high degree of risk. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2014

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ABOUT THIS PROSPECTUS

This prospectus describes our offering of our Member Payment Dependent Notes, which we refer to in this prospectus as the “Notes.” This prospectus is part of a registration statement filed with the Securities and Exchange Commission, which we refer to as the “SEC.” This prospectus, and the registration statement of which it forms a part, speak only as of the date of this prospectus. We will supplement this registration statement from time to time as described below.

Unless the context otherwise requires, we use the terms “Lending Club,” “LC,” “the Company,” “our company,” “we,” “us” and “our” in this prospectus to refer to LendingClub Corporation, a Delaware corporation. We have two subsidiaries, LC Advisors, LLC and Springstone Financial, LLC, which we refer to in this prospectus as “Springstone.”

This prospectus describes our offering of the Notes under two main headings: “About the Loan Platform” and “About Lending Club.”

The offering described in this prospectus is a continuous offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). We offer Notes continuously, and sales of Notes through our platform occur on a daily basis. Before we post a loan request on our website and thereby offer the series of Notes corresponding to that member loan, as described in “About the Loan Platform,” we prepare a supplement to this prospectus, which we refer to as a “posting report.” In that posting report, we provide information about the series of Notes offered for sale on our website that correspond to the posted member loan, if it is funded and closed, as well as information about any other series of Notes then being offered for sale on our website. We file these posting reports pursuant to Rule 424(b) under the Securities Act within two business days of the initial posting of each loan request. We also make at least weekly filings of supplements to this prospectus pursuant to Rule 424(b) under the Securities Act, which we refer to as “sales reports,” in which we report sales of Notes we have issued since the filing of our most recent sales report. The sales reports include information about the principal amount, loan grade of the corresponding member loan, maturity and interest rate of each series of Notes sold. The sales reports are also posted to our website.

We will prepare prospectus supplements to update this prospectus for other purposes, such as to disclose changes to the terms of our offering of the Notes, provide quarterly updates of our financial and other information included in this prospectus and disclose other material developments after the date of this prospectus. We will file these prospectus supplements with the SEC pursuant to Rule 424(b) and post them on our website. When required by SEC rules, such as when there is a “fundamental change” in our offering or the information contained in this prospectus, or when an annual update of our financial information is required by the Securities Act or SEC rules, we will file post-effective amendments to the registration statement of which this prospectus forms a part, which will include either a prospectus supplement or an entirely new prospectus to replace this prospectus. We currently anticipate that post-effective amendments will be required, among other times, when we change interest rates applicable to our Notes offered through our platform or other material terms of the Notes. We will disclose these changes in prospectus supplements posted on our website at the time the post-effective amendment becomes effective.

The Notes are not available for offer and sale to residents of every state. Our website will indicate the states where residents may purchase Notes. We will post on our website any special suitability standards or other conditions applicable to purchases of Notes in certain states that are not otherwise set forth in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC in connection with this offering. In addition, we file annual, quarterly and current reports and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and the exhibits, schedules and amendments to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Notes, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement or incorporated therein by reference. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

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We “incorporate” into this prospectus information we file with the SEC in our Annual Report on Form 10-K for the period ended December 31, 2013 and Current Report on Form 8-K filed April 17, 2014 and Prospectus Supplements that are filed (i) four (4) times a business day for loan listings (listing supplements) and (ii) sales supplements that are filed weekly, which either contain new or updated loan listings or loan issuances (sales). These supplements can be found at https://www.lendingclub.com/info/sales-reports.action. This means that we disclose important information to you by referring to these periodic reports. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus automatically updates and supersedes previously filed information.

You may request a copy of any or all of the reports or documents that have been incorporated by reference, which will be provided to you at no cost, by writing, telephoning or emailing us. Requests should be directed to Member Support, 71 Stevenson St, Suite 300, San Francisco, CA 94105; telephone number (800) 964-7937; or emailed to contact@lendingclub.com. In addition, these reports or documents are also available on our website at www.lendingclub.com.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including our financial statements and related notes, and the risk factors beginning on page 12 before deciding whether to purchase our Member Payment Dependent Notes.

Overview

Lending Club is an online marketplace that facilitates loans to consumers and businesses and offers investors an opportunity to fund the loans. Our goal is to transform the banking industry to make it more cost efficient, transparent and consumer friendly. We replace traditional bank operations with an online marketplace that uses technology and a more efficient funding process to lower operational costs and deliver a better experience to both borrowers and investors.

Lending Club is headquartered in San Francisco, California, was incorporated in 2006 and began operations in 2007.

At December 31, 2013, our marketplace had facilitated 240,322 Loans totaling approximately $3.2 billion since our inception.

At December 31, 2013, LC had 426 full-time employees and contractors.

About the Loan Platform

Through our online platform, we allow qualified borrowers members to obtain unsecured loans with interest rates that they find attractive. We also provide investors with the opportunity to invest in (directly or indirectly) loans with credit characteristics, interest rates and other terms the investor find attractive. As a part of operating our credit platform, we verify the identity of borrowers, obtain borrower’s credit profiles from consumer reporting agencies (which are also called credit bureaus) such as TransUnion, Experian or Equifax and screen borrower members for eligibility to participate in the platform. We also service the loans on an ongoing basis. See “About the Loan Platform.”

Investors under this prospectus have the opportunity to buy Member Payment Dependent Promissory Notes (Notes) issued by Lending Club and designate the corresponding loans to be facilitated through our platform. The Notes will be special, limited obligations of Lending Club only and not obligations of any borrower member. The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding member loans or the proceeds of those corresponding member loans, or in any other assets of Lending Club or the underlying borrower member.

We will pay principal and interest on each Note in a series in an amount equal to each such Note’s pro rata portion of the principal and interest payments, if any, Lending Club receives on the corresponding member loan funded by the proceeds of that series, net of our 1.00% service charge. Lending Club will also pay to investors any other amounts Lending Club receives on each Note, including late fees and prepayments, subject to the 1.00% service charge, except that Lending Club will not pay to investors any unsuccessful payment fees, check processing and other processing fees, collection fees we or a third-party collection agency charge and any payments due to Lending Club on account of the portion of the corresponding member loan, if any, that Lending Club has funded itself. If Lending Club were to become subject to a bankruptcy or similar proceeding, the holder of a Note will have a general unsecured claim against Lending Club that may or may not be limited in recovery to borrower payments in respect of the corresponding member loan. See “Risk Factors — If we were to become subject to a bankruptcy or similar proceeding…”

Loans issued by WebBank though our platform are unsecured obligations of individual borrower members, have a fixed interest rate and either a three-year or five-year maturity. Except in the instances in which we perform (i) income verification, which we indicate in the borrower loan listing, or (ii) employment verification, loans are made without obtaining any documentation of the borrower member’s ability to afford the loan. Each loan is facilitated through our website and funded by WebBank at closing. WebBank is an FDIC-insured, Utah-chartered industrial bank that serves as the lender for all member loans. Following the closing of a member loan, WebBank assigns the member loan (and all rights related thereto including any security interest) to Lending Club, without recourse to WebBank, in exchange for the aggregate purchase price we have received from investors who have committed to purchase Notes dependent on payments to be received on such member loan plus any amounts of the member loan that we have determined to fund ourselves. WebBank has no obligation to purchasers of the Notes. See “About the Loan Platform — How the Lending Club Platform Operates — Purchases of Notes and Loan Closings.”

We offer unsecured personal loans and corresponding Notes with a term of three (3) or five (5) years.

About Lending Club

We were incorporated in Delaware in October 2006 under the name SocBank Corporation. We changed our name to LendingClub Corporation in November 2006. Our principal executive offices are located at 71 Stevenson St, Suite 300, San Francisco, CA 94105, and our telephone number is (800) 964-7937. Our website address is www.lendingclub.com. Information contained on our website is not incorporated by reference into this prospectus; however, some information on our website may constitute a free writing prospectus.

THE OFFERING

Issuer	LendingClub Corporation.

Notes offered	Member Payment Dependent Notes, issued in series, with each series of Notes related to one corresponding member loan.

Offering price	100% of principal amount of each Note.

Initial maturity date	Three or five years following the date of issuance.

Final maturity date	For all Notes, the final maturity date is five years from the date of issuance.

Three-year Notes — extension of maturity date	Each three-year Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding member loan remain due and payable to Lending Club upon the initial maturity date, in which case the maturity of such three-year term Note will be automatically extended to the final maturity date of five-years from the date of issuance.

Five-year Notes — no extension of maturity date	The initial maturity date and final maturity date for five (5) year Notes are the same date, five years from the date of issuance. Unlike three-year term Notes, the term of the five-year Notes will not be extended.

Interest rate	Each series of Notes will have a stated, fixed interest rate, which is the interest rate for the corresponding member loan.

Size and Term Limitations	Notes from $1,000 to $9,975 are only issued with three (3) year terms, unless the loan request comes from a partner that allows borrower members to select the amount and term, which selections will be honored.

Payments on the Notes	We will pay principal and interest on any Note you purchase in an amount equal to your pro rata portion of the principal and interest payments, if any, we receive on the corresponding member loan, net of our 1.00% service charge. We will also pay you any other amounts we receive on the Notes, including late fees, penalties, except that we will not pay to investors any unsuccessful payment fees, check or other processing fees, collection fees we or our third-party collection agency charge or any payments due to Lending Club on account of portions of the corresponding member loan, if any, funded by Lending Club itself. We will make any payments on the Notes within four business days after we receive the payments from borrower members on the corresponding member loan. The Notes are not guaranteed or insured by any third party or any governmental agency. See “About the Loan Platform — Description of the Notes” for more information.

Corresponding member loans to consumer borrowers	Investors who purchase Notes of a particular series will designate Lending Club to apply the proceeds from the sale of that series of Notes to fund a corresponding member loan facilitated through our platform to an individual consumer who is one of our borrower members. Each member loan facilitated through our platform is for a specific term (three or five years) and is a fully amortizing, unsecured consumer loan made by WebBank to an individual Lending Club borrower member. WebBank subsequently assigns the member loan to Lending Club without recourse to WebBank in exchange for the aggregate purchase price Lending Club has received from investors who have committed to purchase Notes that are dependent on payments to be received on such corresponding member loan. Member loans have fixed interest rates that will range from 6.03% to 26.06% and are based upon a formula set forth in this prospectus.

Member loans are repayable in monthly installments, are unsecured and will be unsubordinated. Member loans may be repaid at any time by our borrower members without prepayment penalty. In the case of a partial prepayment of a member loan and after payment of any applicable penalty, we use the remainder to automatically reduce the outstanding principal which effectively reduces the term of the loan as the monthly payment amount remains unchanged.

Except in the instances in which we perform income verification, which we indicate in the borrower loan listing (currently with an asterisk), or employment verification, member loans are made without obtaining any documentation of the borrower member’s ability to afford the loan. The decision to verify income or employment is made by our credit team and they do not verify information solely at the request of an investor. See “About the Loan Platform” for more information.

Ranking	The Notes will not be contractually senior or contractually subordinated to any other indebtedness of Lending Club. The Notes will be unsecured special, limited obligations of Lending Club. Holders of any Notes do not have a security interest in the assets of Lending Club, the corresponding member loan, the proceeds of that loan or of any underlying assets of the borrower. The Notes will rank effectively junior to the rights of the holders of our existing or future secured indebtedness with respect to the assets securing such indebtedness.

In the event of a bankruptcy or similar proceeding of Lending Club, the relative rights of the holder of a Note as compared to the holders of other unsecured indebtedness of Lending Club are uncertain. If Lending Club were to become subject to a bankruptcy or similar proceeding, the holder of a Note will have an unsecured claim against Lending Club that may or may not be limited in recovery to the corresponding member loan payments. For a more detailed description of the possible implications if Lending Club were subject to a bankruptcy or similar proceeding, see “Risk Factors — If we become subject to a bankruptcy or similar proceeding.”

Service charge	Prior to making any payments on a Note, we will deduct a service charge equal to 1.00% of that payment amount. See “About the Loan Platform — How the Lending Club Platform Operates — Post-Closing Loan Servicing and Collection” for more information. The service charge will reduce the effective yield on your Notes below their stated interest rate.

Use of proceeds	We will use the proceeds of each series of Notes to fund the corresponding member loan facilitated through our platform from WebBank. See “About the Loan Platform” for more information.

Electronic form and transferability	The Notes will be issued in electronic form only and will not be listed on any securities exchange. The Notes will not be transferable except through the Note Trading Platform by FOLIOfn. There can be no assurance, however, that an active market for Notes will develop on the trading platform, that particular Notes will be resold or that the trading platform will continue to operate. The trading platform is not available to residents of all states. Therefore, investors must be prepared to hold their Notes to maturity. See “About the Loan Platform — Trading Platform.”

U.S. federal income tax consequences	Although the matter is not free from doubt, Lending Club intends to treat the Notes as indebtedness of Lending Club for U.S. federal income tax purposes. As a result of such treatment, the Notes will have original issue discount, or OID, for U.S. federal income tax purposes because payments on the Notes are dependent on payments on the corresponding member loan. Further, a holder of a Note will be required to include the OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest being paid on the Note), regardless of such holder’s regular method of accounting. Prospective purchasers of the Notes should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase and ownership of the Notes, including any possible differing treatments of the Notes. See “About the Loan Platform — Material U.S. Federal Income Tax Considerations” for more information.

Financial suitability	Except as set forth below, to purchase Notes, investors must satisfy minimum financial suitability standards and maximum investment limits. In states other than California and Kentucky, investors must either:

•     have an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $70,000; or

•     have a net worth (determined with the same exclusions) of at least $250,000.

In California, investors:

•     must have an annual gross income of at least $85,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $85,000; or

•     must have a net worth (determined with the same exclusions) of at least $200,000

If a California investor does not satisfy either of the above tests,

• the investor may still invest up to, but no more than, $2,500.

In Kentucky, investors must qualify as “accredited investors” as defined in Rule 501(a) of Regulation D of the Securities Act.

In addition, no investor may purchase Notes in an amount in excess of 10% of the investor’s net worth, determined exclusive of home, home furnishings and automobile.

Investors should be aware, however, that in the future we may apply more restrictive financial suitability standards or maximum investment limits to residents of certain states. Before purchasing Notes, each investor must represent and warrant that he or she meets the applicable minimum financial suitability standards and maximum investment limits and resides in an approved state. See “About the Loan Platform — Financial Suitability Requirements.” We will post on our website any special suitability standards or other conditions applicable to purchases of Notes in certain states that are not otherwise set forth in this prospectus.

The following diagram illustrates the basic structure of the Lending Club platform for a single series of Notes. This graphic does not demonstrate many details of the Lending Club platform, including the effect of pre-payments, late payments, late fees or collection fees. For additional information about the structure of the Lending Club platform, see “About the Loan Platform.”

QUESTIONS AND ANSWERS

Q:	Who is Lending Club?

A:	Lending Club is an online financial platform.

Q:	What is the Lending Club platform?

A:	Our platform allows qualified borrower members to obtain unsecured loans with interest rates that they find attractive. Our platform also provides investors with the opportunity to invest in notes that are dependent on borrower member loans with credit characteristics, interest rates and other terms the investors find attractive. As a part of operating our lending platform, we verify the identity of members, obtain borrower members’ credit profiles from consumer reporting agencies, such as TransUnion, Experian or Equifax, and screen borrower members for eligibility to participate in the platform. We also service the member loans on an ongoing basis.

Q:	What are our Member Payment Dependent Notes?

A:	Investors may buy Member Payment Dependent Notes issued by Lending Club. In this prospectus, we refer to our Member Payment Dependent Notes as the “Notes.” The proceeds of each series of Notes will be designated by the investors who purchase the Notes of the series to fund a corresponding member loan facilitated through our platform to an individual consumer who is one of our borrower members. Each series of Notes will have a stated interest rate, which is the interest rate for the corresponding member loan. We will pay principal and interest on any Note you purchase in an amount equal to your pro rata portion of the principal and interest payments, if any, we receive on the corresponding member loan, net of our 1.00% service charge. We will also pay you any other amounts we receive on the Notes, including late fees and penalties, except that we will not pay to investors any unsuccessful payment fees, check processing or other processing fees, collection fees we or our third-party collection agency charge or any payments due to Lending Club on account of portions of the corresponding member loan, if any, that Lending Club has funded itself. The service charge will reduce the effective yield on your Notes below their stated interest rate. The Notes are special, limited obligations of Lending Club only and not the borrower members. The Notes are unsecured and do not represent an ownership interest in the corresponding member loans, their proceeds, or the assets of Lending Club.

Q:	What is the Public Credit Policy?

A:	WebBank operates a variety of credit policies through our platform, most of which create loans that are not publically available. The Public Credit Policy is the credit policy described in this prospectus including:

•	minimum FICO score of 660 (as reported by a consumer reporting agency);

•	debt-to-income ratio (excluding mortgage) below 35%;

•	acceptable debt-to-income ratio (including mortgage and the requested Public Policy Loan amount); and

•	credit report (as reported by a consumer reporting agency) reflecting:

•	at least two revolving accounts currently open;

•	6 or fewer inquiries (or recently opened accounts) in the last 6 months; and

•	a minimum credit history of 36 months.

Loans that are issued by WebBank under the Public Credit Policy and subsequently invested in by Notes or Certificates may be referred to in this prospectus as a Public Policy Loan.

Q:	Who are the investors in our Notes?

A:	Investors are individuals and organizations that have the opportunity to buy our Notes. Investors must register on our website. During investor registration, potential investors must agree to a credit profile authorization statement for identification purposes, a tax withholding statement and the terms and conditions of the Lending Club website, and must enter into an investor agreement with Lending Club, which will govern all purchases of Notes the investor makes. All investors must satisfy one of the following financial suitability requirements:

In states other than California and Kentucky, investors must either:

•	have an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $70,000; or

•	have a net worth (determined with the same exclusions) of at least $250,000.

In California, investors:

•	must have an annual gross income of at least $85,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $85,000; or

•	must have a net worth (determined with the same exclusions) of at least $200,000

If a California investor does not satisfy either of the above tests,

•	the investor may still invest up to, but no more than, $2,500.

In Kentucky, investors

•	must qualify as “accredited investors” as defined in Rule 501(a) of Regulation D of the Securities Act.

In addition, no investor may purchase Notes in an amount in excess of 10% of the investor’s net worth, determined exclusive of home, home furnishings and automobile.

Q:	What are the member loans?

A:	The member loans are unsecured obligations of an individual borrower members with a fixed interest rate and an initial maturity of either three- or five-years; provided that loans from $1,000 to $9,975 are only issued with three (3) year terms, unless the loan request comes from a partner that allows borrower members to select the amount and term, which selections will be honored. Each member loan is facilitated through our website, funded by WebBank at closing, and immediately assigned to Lending Club upon closing in exchange for the aggregate purchase price we have received from investors who have committed to purchase the Notes dependent on payments to be received on such member loan. A member loan may be issued to a borrower member for amounts less than the requested amount if the borrower accepts the lesser amount after the end of the loan listing. Except in the instances in which we perform income verification, which we currently indicate in the borrower loan listing with an asterisk (*), or employment verification, member loans are made without obtaining any documentation of the borrower member’s ability to afford the loan.

Q:	Do investors loan funds directly to borrower members?

A:	No. Investors do not make loans directly to our borrower members. Instead, investors purchase Notes issued by Lending Club, the proceeds of which are designated by the investors who purchased the Notes to fund a loan to an individual borrower member facilitated through the Lending Club platform with WebBank. Even though investors do not make loans directly to borrower members, they will nevertheless be wholly dependent on borrower members for repayment of any Notes investors may purchase from Lending Club. If a borrower member defaults on the borrower member’s obligation to repay a corresponding member loan, Lending Club will not have any obligation to make any payments on the related Notes.

Q:	What member loan amounts are available to borrowers on our platform?

A:	Borrowers may request member loans in amounts ranging from $1,000 to $35,000. Currently, we do not offer member loans in Idaho, Iowa, Maine, Nebraska and North Dakota.

Q:	Who are our borrower members?

A:	Lending Club borrower members are individuals who have registered on our platform. All Lending Club borrower members:

•	must be U.S. citizens or permanent residents;

•	must be at least 18 years old;

•	must have valid email accounts;

•	must satisfy our credit criteria (as described below);

•	must have U.S. social security numbers; and

•	must have an account at a U.S. financial institution with a routing transit number.

Q:	Does Lending Club fund member loans itself on the platform?

A:	From time to time, Lending Club itself funds member loans or portions of member loans. We have no obligation to fund member loans. To the extent we fund member loans, we will do so without purchasing Notes ourselves. Any investment made by us is on the same terms and conditions as all other investor members. There is no notation in any loan listing signifying that we have participated in the funding of any loan request.

Q:	How does Lending Club verify a borrower member’s identity?

A:	During borrower registration, we verify the identity of members by comparing supplied names, social security numbers, addresses and telephone numbers against the names, social security numbers, addresses and telephone numbers in the records of a consumer reporting agency, as well as other anti-fraud and identity verification databases. We also currently require each new borrower member to supply information about the member’s bank account.

Q:	What are the minimum credit criteria for borrower members to obtain a Public Policy Loan?

A:	After we receive a loan request from a borrower member, we evaluate whether the prospective borrower member meets our credit criteria. Our borrower member credit criteria are designed to be consistent with WebBank’s loan underwriting requirements and require prospective borrower members to have:

•	a minimum FICO score of 660 (as reported by a consumer reporting agency);

•	a debt-to-income ratio (excluding mortgage) below 35%, as calculated by Lending Club based on (i) the borrower member’s debt reported by a consumer reporting agency; and (ii) the income reported by the borrower member, which is not verified unless we display an icon in the loan listing indicating otherwise; and

•	minimum credit history of 36 months; 6 or less inquiries on their recent credit profile in the last 6 month, and at least 2 current revolving accounts.

See “About the Platform — How the Lending Club Platform Operates — Minimum Credit Criteria and Underwriting” for a more detailed description of our scoring process and evaluation of minimum credit criteria.

Q:	Are the member loans secured by any collateral?

A:	No, the borrower member loans are all unsecured obligations of the borrower member and are not supported by any collateral.

Q:	What are Lending Club loan grades?

A:	For borrower members who qualify, we assign one of 35 loan grades, from A1 through G5, to each loan request, based on the borrower member’s:

•	FICO score;

•	our proprietary scoring model which takes into account many of the attributes previously used by us and also allows borrowers to have delinquencies (unpaid or late accounts) and public records (tax liens, bankruptcy, etc.);

•	loan term and

•	loan amount

Q:	What is the Lending Club scoring model?

A:	The Lending Club scoring model is a credit scoring model that has been developed by us based upon historical applicant performance data. The model takes into account a number of factors that we have traditionally used in assigning a grade (number of accounts, inquires in the last six months, etc.) and it also takes into account other additional elements to arrive at a score of between 1 and 25, which then equates to a Base Risk Grade for the applicant.

Q:	Will the investor information available on the website change?

A:	No. We will continue to provide the same information fields on applicants as previously provided.

Q:	How do we set interest rates on unsecured member loans?

A:	Our interest rate committee sets the interest rates applicable to our loan grades. After a loan request’s loan grade has been determined, we assign an interest rate to the loan request. For all loans, base interest rates will range between 6.03% and 26.06%. We set the interest rates we assign to borrower loan grades in three steps. First, we determine Lending Club base rates. Second, we determine an assumed default rate that attempts to project loan default rates for each grade. Third, we use the assumed default rate to calculate an upward adjustment to the base rates, which we call the “Adjustment for Risk and Volatility.” See “About the Loan Platform — How the Lending Club Platform Operates — Interest Rates.”

Q:	When are the final payment dates for member loans and the corresponding Notes?

A:	For three year term member loans and the corresponding Notes, the initial maturity date is three years from the date of issuance and, if payments remain outstanding, the final maturity date is an additional two years from the initial maturity date (or five years from the date of issuance).

For five year member loans and the corresponding Notes, the initial maturity date and final maturity date are the same date, which is five years from the date of issuance. The maturity date for five year term member loans and the corresponding Notes will not be extended.

Q:	Do you extend the maturity date of the three year term member loans and corresponding Notes?

A:	Yes. If a balance remains on a three year term member loan on the initial maturity date, we will extend the maturity date of the member loan and the corresponding Notes by two years so that any interest and principal payments we receive during this extension period will be distributed to you, subject to our 1.00% service charge.

Q:	Do you extend the maturity date of the five year term member loans and corresponding Notes?

A:	No. We do not extend the maturity date of any five year term member loan and corresponding Notes based upon a potential tax issue that could result from an extension to greater than five years. If the maturity date was extended beyond five years, a portion of the interest paid on the Notes would likely not be deductible by Lending Club.

Q:	What effects do the 1.00% service charge and our retaining certain fees have on the expected return of the Notes?

A:	The 1.00% service charge reduces both the interest and principal payments you receive on your Notes. The 1.00% service charge also reduces any late fees or amounts obtained from collections (net of any collection fees or other costs charged by us or our outside collection agency) that you may receive. Fees paid by borrower members directly in addition to their required monthly payment have no effect on the payments you receive on your Notes. For a description of our 1.00% service charge and other fees, see “About the Loan Platform — How the Lending Club Platform Operates — Post-Closing Loan Servicing and Collection.” For illustrations of the effect of our 1.00% service charge on hypothetical Note returns, see “About the Loan Platform — How the Lending Club Platform Operates — Illustration of Service Charge and Annual Returns For Fully Performing Loans of Each Sub-Grade and For Sub-Grades Based on the Assumed Default Rate” and “About the Loan Platform — How the Lending Club Platform Operates — Illustration of Service Charge if Prepayment Occurs.”

Q:	Will Lending Club make payments on a Note if the corresponding member loan for the Note defaults?

A:

No. If the member loan corresponding to your Note defaults and the borrower member does not pay Lending Club, Lending Club will not be obligated to make payments on your Note, and you will not receive any payments on your Note. We have no obligation to make any payments of principal or interest on a Note unless, and then only to the extent that, we receive payments in respect of the corresponding member loan, net of our 1.00% service charge. All payments are made on a pro rata basis, including any payments due to Lending Club on account of portions of the corresponding member loan, if any, funded by Lending Club itself. Therefore, if a borrower member makes only a partial payment on a corresponding member loan and Lending Club has funded a portion of the member loan, all holders of Notes and Lending Club will be entitled to receive their pro rata portion of the payment.

Q:	Are the Notes secured by any collateral?

A:	No. The Notes are not secured by any collateral, including the corresponding member loans, and are not guaranteed or insured by any third party or backed by any governmental agency.

Q:	If Lending Club were to become subject to a bankruptcy or similar proceeding, who would service the member loans?

A:	We have executed a backup and successor servicing agreement with Portfolio Financial Servicing Company (“PFSC”). Pursuant to this agreement, PFSC stands ready to service the member loans. Following five business days’ prior written notice from us or from the indenture trustee for the Notes, PFSC will begin servicing the member loans. If the underlying loans are determined to be part of the Lending Club’s bankruptcy estate, PFSC may not be able to make payments on the Notes. If our agreement with PFSC were to be terminated, we would seek to replace PFSC with another backup servicer.

Q:	How do investors receive payments on the Notes?

A:	All payments on the Notes are processed through the Lending Club platform. If and when we make a payment on your Notes, the payment will be deposited in your Lending Club account. You may elect to have available balances in your Lending Club account transferred to your bank account at any time, subject to normal execution times for such transfers (generally 1-3 days).

Q:	What is the “in trust for” bank account, and how does FDIC insurance apply to it?

A:	We maintain a pooled bank account titled in our name “in trust for” investors, which we refer to as the ITF account. Investors’ unused fund balances are maintained in the ITF account, including funds committed for Note purchases that have not yet closed and payments on Notes that the investor has not withdrawn or invested in additional Notes. We disclaim any economic interest in the assets in the ITF account, and no Lending Club monies are ever commingled with the assets of investors in the ITF account. Funds in the ITF account are maintained at an FDIC member financial institution, currently Wells Fargo Bank, National Association (“Wells Fargo”). The ITF account is FDIC-insured on a “pass through” basis to the individual investors, subject to applicable limits. This means that each individual investor’s balance is protected by FDIC insurance, up to the limits established by the FDIC (currently $250,000). Other funds an individual investor has on deposit with Wells Fargo for example, may count against any applicable FDIC insurance limits. The ITF account is non-interest bearing. See “About the Loan Platform — How the Lending Club Platform Operates — Loan Funding and Treatment of Investor Balances.”

Q:	Can investors collect on late payments themselves?

A:	No. Investors must depend on Lending Club or our third-party collection agents to pursue collection on delinquent member loans. If collection action must be taken in respect of a member loan, we or the collection agency may charge a collection fee up to 35% of any amounts that are obtained (excluding litigation). These fees will correspondingly reduce the amounts of any payments you receive on the Notes.

Q:	What happens if a borrower member repays a member loan early?

A:	We allow borrower members to make extra payments on, or prepay, their member loans in part or entirely at any time without penalty. In the event of a prepayment of the entire unpaid balance (which includes interest, fees (if any), and principal) of a member loan on which your Notes are dependent, you will receive your share of such prepayment, net of our service charge as full repayment of the Note. As a result of this prepayment, you may not receive the full return you had anticipated and will have to redeploy this capital earlier than anticipated. For examples of prepayments, please see “Illustration of Service Charge if Prepayment Occurs”. If a borrower member partially prepays a member loan, we will pay you your share of the prepayment amount we receive, net of our service charge, and we will then automatically reduce the outstanding principal by the pre-paid amount in excess of the current payment and penalties. The borrower’s monthly payment remains unchanged. With the reduced principal amount and the unchanged monthly payment, the loan will be paid in full earlier than the initial stated term of the loan, effectively reducing its term.

Q:	How does Lending Club make money from the platform?

A:	We earn revenue from the fees we charge our borrower members and investors. We charge borrower members origination fees that range from 1.11% to 5.00% that are paid upon the issuance of the loan. We charge investors a service charge of 1.00% of all amounts paid by Lending Club to investors with respect to each Note. We also earn interest on member loans to the extent that we fund those member loans ourselves.

Q:	How are the Notes being offered?

A:	We are offering the Notes directly to our members only through our website for a purchase price of 100% of the principal amount of the Notes. We are not using any underwriters, and there will be no underwriting discounts.

Q:	Will I receive a certificate for my Notes?

A:	No. The Notes are issued only in electronic form. This means that each Note will be stored on our internal system. You can view your Notes online and print copies for your records by visiting your secure, password-protected webpage in the “My Account” section of our website.

Q:	How are the Notes treated for United States federal income tax purposes?

A:	Although the matter is not free from doubt, Lending Club intends to treat the Notes as indebtedness of Lending Club for U.S. federal income tax purposes. As a result of such treatment, the Notes will have original issue discount, or OID, for U.S. federal income tax purposes because payments on the Notes are dependent on payments on the corresponding member loan. Further, a holder of a Note will be required to include the OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest being paid on the Note), regardless of such holder’s regular method of accounting. Prospective purchasers of the Notes should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase and ownership of the Notes, including any possible differing treatments of the Notes. See “About the Loan Platform — Material U.S. Federal Income Tax Considerations.”

Q:	Will the Notes be listed on an exchange?

A:	No. The Notes will not be listed on any securities exchange.

Q:	Will I be able to sell my Notes?

A:	The Notes are generally not transferable except through the Note Trading Platform by FOLIOfn. There can be no assurance, however, that an active market for Notes will develop on the trading platform, that there will be a buyer for any particular Notes or that the trading platform will continue to operate. The trading platform is not available to residents of all states. Therefore, investors must be prepared to hold their Notes to maturity. During 2013, it took an average of 5.1 days to sell a Note with an offer price at or below par.

See “About the Loan Platform — Trading Platform.”

Q:	Are there any risks associated with an investment in Notes?

A:	Yes. The Notes are highly risky and speculative as you do not know the borrower members and are investing based on limited information that may be unverified or inaccurate. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. Please see “Risk Factors.” Please also see “About the Loan Platform — Financial Suitability Requirements.”

Q:	What is a PRIME Account?

A:	A PRIME account is a service for accounts with at least $5,000 that automatically matches the investor investment criteria with available inventory. Investors are able to update their investment criteria and are able to turn on and off this service at any time. There is no fee for using PRIME. Standard servicing, asset under management and / or collection fees still apply

RISK FACTORS

Our Notes involve a high degree of risk. In deciding whether to purchase Notes, you should carefully consider the following risk factors. Any of the following risks could have a material adverse effect on the value of the Notes you purchase and could cause you to lose all or part of your initial purchase price or adversely affect future principal and interest payments you expect to receive.

We have a limited operating history. As an online company in the early stages of development, we face increased risks, uncertainties, expenses and difficulties.

To be successful, the number of borrowers and investors and the volume of loans facilitated through our platform will need to increase, which will require us to increase our facilities, personnel and infrastructure to accommodate the greater servicing obligations and demands on our platform. Our platform is dependent upon our website to maintain current listings and transactions in the loans and Notes. We must constantly add new hardware and update our software and website, expand our customer support services and retain an appropriate number of employees to maintain the operations of our platform, as well as to satisfy our servicing obligations on the Loans and make payments on the Notes. If we are unable to increase the capacity of our platform and maintain the necessary infrastructure, you may experience delays in receipt of payments on the Notes and periodic downtime of our systems.

If we are unable to sustain our positive growth and become insolvent or bankrupt, you may lose your investment.

As of December 31, 2013, our accumulated deficit was $50.3 million and our total stockholders’ equity was $68.1 million. Prior to the quarter ended March 31, 2013, we incurred net losses. For the year ended December 31, 2013 we had net income of $7.3 million. We believe we will continue to generate positive operating cash flows. However, if our assumptions regarding our growth and operating plan are incorrect, we may need to slow our investment spending and/or find new funding to continue to operate our business. We believe that such funding would be available to us on terms that we would find acceptable. Any delay in securing, or failing to secure, any necessary funding could result in delays and operational slowdowns that could adversely affect the regularity of our processing payments, the cash flows on your investment and ultimately the value of your investment.

If we are unable to increase transaction volumes, our business and results of operations will be adversely affected.

To grow, we must continue to increase transaction volumes on our platform by attracting a large number of borrowers and investors in a cost-effective manner, many of whom have not previously participated in an online marketplace. We have experienced a high number of inquiries from potential borrowers who do not meet our criteria for submitting a loan request. We have also experienced, from time to time, loan requests for amounts that exceed the aggregate amount of investor purchase commitments. If there are not sufficient qualified loan requests, investors may be unable to deploy their capital in a timely or efficient manner. If there are not sufficient investor purchase commitments, borrowers may be unable to obtain funding for their Loans and become discouraged from using our platform for their borrowing needs.

If we are not able to attract qualified borrowers and sufficient investor purchase commitments, we will not be able to increase our transaction volumes. Additionally, we rely on a variety of methods to drive traffic to our website. If we are unable to use any of our current or future marketing initiatives or the cost of these initiatives were to significantly increase, we may not be able to attract new borrowers and investors in a cost-effective manner and, as a result, our revenue and results of operations would be affected adversely, which may impair our ability to maintain our platform.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

The consumer and small business lending market is competitive and rapidly changing. We expect competition to persist and intensify in the future, which could harm our ability to increase volume on our platform.

Our principal competitors include major banking institutions, credit unions, credit card issuers and other consumer finance companies, as well as other online lending platforms. Competition could result in reduced volumes, reduced fees or the failure of our online lending platform to achieve or maintain more widespread market acceptance, any of which could harm our business. In addition, in the future we may experience new competition from more established internet companies who possess large, existing customer bases, substantial financial resources and established distribution channels. If any of these companies or any major financial institution decided to enter the online lending business, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed.

Most of our current or potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels. Our potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and broader customer relationships than we have. These competitors may be better able to develop new products, to respond quickly to new technologies and to undertake more extensive marketing campaigns. Our industry is driven by constant innovation. If we are unable to compete with such companies and meet the need for innovation, the demand for our platform could stagnate or substantially decline.

If we fail to promote and maintain our brand in a cost-effective manner, we may lose market share and our revenue may decrease.

We believe that developing and maintaining awareness of our brand in a cost-effective manner is critical to achieving widespread acceptance of our online financial community and attracting new borrowers and investors. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and the member experience on our platform. Historically, our efforts to build our brand have involved significant expense, and it is likely that our future marketing efforts will require us to incur significant additional expenses. These brand promotion activities may not yield increased revenues and, even if they do, any revenue increases may not offset the expenses we incur to promote our brand. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may lose our existing members to our competitors or be unable to attract new borrowers and investors, which would cause our revenue to decrease and may impair our ability to maintain our platform.

Our arrangements for backup servicing are limited. If we fail to maintain operations, you will experience a delay and increased cost in respect of your expected principal and interest payments on the Notes, and we may be unable to collect and process repayments from borrowers.

We have made arrangements for only limited backup servicing. If our platform were to fail or we became insolvent, we would attempt to transfer our Loan servicing obligations to our third party back-up servicer. There can be no assurance that this back-up servicer will be able to adequately perform the servicing of the outstanding Loan. If this back-up servicer assumes the servicing of the Loan, the back-up servicer will impose additional servicing fees, reducing the amounts available for payments on the Notes. Additionally, transferring these servicing obligations to our back-up servicer may result in delays in the processing and recovery of information with respect to amounts owed on the Loan or, if our platform becomes inoperable, may prevent us from servicing the Loan and making principal and interest payments on the Notes. If our back-up servicer is not able to service the Loan effectively, investors’ ability to receive principal and interest payments on their Notes may be substantially impaired.

If we were to become subject to a bankruptcy or similar proceeding, the rights of the holders of the Notes could be uncertain, and payments on the Notes may be limited and suspended or stopped. The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding Loans or the proceeds of those corresponding Loans. The recovery, if any, of a holder on a Note may be substantially delayed and substantially less than the principal and interest due and to become due on the Note. Even funds held by us in accounts “in trust for” the holders of Notes may potentially be at risk.

If we were to become subject to a bankruptcy or similar proceeding, the recovery, if any, of a holder of a Note may be substantially delayed in time and may be substantially less in amount than the principal and interest due and to become due on the Note.

A bankruptcy or similar proceeding of us may cause delays in borrower payments. Borrowers may delay payments to us on account of Loans because of the uncertainties occasioned by a bankruptcy or similar proceeding of us, even if the borrowers have no legal right to do so, and such delay would reduce, at least for a time, the funds that might otherwise be available to pay the Notes corresponding to those Loans.

A bankruptcy or similar proceeding of us may cause delays in payments on Notes. The commencement of the bankruptcy or similar proceeding may, as a matter of law, prevent us from making regular payments on the Notes, even if the funds to make such payments are available. Because a bankruptcy or similar proceeding may take months or years to complete, the suspension of payment may effectively reduce the value of any recovery that a holder of a Note may receive (and no such recovery can be assured) by the time any recovery is available.

Interest accruing upon and following a bankruptcy or similar proceeding of us may not be paid. In bankruptcy or similar proceeding of us, interest accruing on the Notes during the preceding may not be part of the allowed claim of a holder of a Note. If the holder of a Note receives a recovery on the Note (and no such recovery can be assured), any such recovery may be based on, and limited to, the claim of the holder of the Note for principal and for interest accrued up to the date of the bankruptcy or similar proceeding, but not thereafter. Because a bankruptcy or similar proceeding may take months or years to complete, a claim based on principal and on interest only up to the start of the bankruptcy or similar proceeding may be substantially less than a claim based on principal and on interest through the end of the bankruptcy or similar proceeding.

In a bankruptcy or similar proceeding of us there may be uncertainty regarding whether a holder of a Note has any priority right to payment from the corresponding Loan. The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding Loan or the proceeds of the corresponding Loan. Accordingly, the holder of a Note may be required to share the proceeds of the corresponding Loan with any other creditor of ours that has rights in those proceeds. If such sharing of proceeds is deemed appropriate, those proceeds that are either held by us in the clearing account at the time of the bankruptcy or similar proceeding of ours, or not yet received by us from borrowers at the time of the commencement of the bankruptcy or similar proceeding, may be at greater risk than those proceeds that are already held by us in the “in trust for,” or ITF, account at the time of the bankruptcy or similar proceeding. To the extent that proceeds of the corresponding Loan would be shared with other creditors of ours, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before, or ratably with, any distribution made to you on your Note.

In a bankruptcy or similar proceeding of us, there may be uncertainty regarding whether a holder of a Note has any right of payment from assets of ours other than the corresponding Loan. In a bankruptcy or similar proceeding of us, it is possible that a Note could be deemed to have a right of payment only from proceeds of the corresponding Loan and not from any other assets of us, in which case the holder of the Note may not be entitled to share the proceeds of such other assets of us with other creditors of ours, whether or not, as described above, such other creditors would be entitled to share in the proceeds of the Loan corresponding to the Note. Alternatively, it is possible that a Note could be deemed to have a right of payment from both the Loan corresponding to the Note and from some or all other assets of ours, for example, based upon the automatic acceleration of the principal obligations on the Note upon the commencement of a bankruptcy or similar proceeding, in which case the holder of the Note may be entitled to share the proceeds of such other assets of ours with other creditors of us, whether or not, as described above, such other creditors would be entitled to share in the proceeds of the Loan corresponding to the Note. To the extent that proceeds of such other assets would be shared with other creditors of ours, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before, or ratably with, any distribution made to you on your Note.

In a bankruptcy or similar proceeding of us, there may be uncertainty regarding the rights of a holder of a Note, if any, to payment from funds in the clearing account. If a borrower has paid us on a Loan corresponding to a Note before a bankruptcy or similar proceeding of us is commenced, and those funds are held in the clearing account and have not been used by us to make payments on the Note as of the date the bankruptcy or similar proceeding is commenced, there can be no assurance that we will or will be able to use such funds to make payments on the Note. Other creditors of ours may be deemed to have, or actually have, rights to such funds that are equal to or greater than the rights of the holder of the Note.

In a bankruptcy or similar proceeding of us, there may be uncertainty regarding the rights of a holder of a Note, if any, to access funds in the ITF Account. If a borrower has paid us on a Loan corresponding to a Note before a bankruptcy or similar proceeding of us is commenced, and those funds have been used by us to make payments on the Note prior to the date the bankruptcy or similar proceeding is commenced, but the payments on the Note continue to be held by us in an ITF Account, there can be no assurance that the holder of the Note will have immediate access to the funds constituting the payment or that the funds constituting the payment will ultimately be released to the holder of the Note. While the Trust Agreement states that funds in the ITF Account are trust property and are not intended to be property of ours or subject to claims of our creditors generally, there can be no assurance that, if the matter were to be litigated, such litigation would not delay or prevent the holder of a Note from accessing the portion of those funds in which the holder has an interest.

In a bankruptcy or similar proceeding of us, there may be uncertainty regarding the rights of a holder of a Note, if any, to the return of the purchase price of a Note if the corresponding Loan has not been funded. If the purchase price of a Note is paid to us and a bankruptcy or similar proceeding of us is commenced, the holder of the Note may not be able to obtain a return of the funds constituting the purchase price, even if the Loan corresponding to the Note has not been funded as of the date that the bankruptcy or similar proceeding is commenced and even if the funds are held by us in the ITF Account.

In a bankruptcy or similar proceeding of us, the holder of a Note may be delayed or prevented from enforcing our repurchase obligations in cases of confirmed identity fraud. In a bankruptcy or similar proceeding of us, any right of a holder of Note to require us to repurchase the Note as a result of a confirmed identity fraud incident may not be specifically enforced, and such holder’s claim for such repurchase may be treated less favorably than a general unsecured obligation of ours as described and subject to the limitations in this “Risks Related to LC and the LC Platform – If we were to become subject to a bankruptcy or similar proceeding” section.

In a bankruptcy or similar proceeding of us, the implementation of back-up servicing arrangements may be delayed or prevented. In a bankruptcy or similar proceeding of us, our ability to transfer servicing obligations to our back-up servicer may be limited and subject to the approval of the bankruptcy court or other presiding authority. The bankruptcy process may delay or prevent the implementation of back-up servicing, which may impair the collection of Loan payments to the detriment of the Notes.

If the security of our members’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, your confidential information may be stolen, our reputation may be harmed, and we may be exposed to liability.

Our platform stores our borrowers’ and investors’ bank information and other personally-identifiable sensitive data. Any accidental or willful security breaches or other unauthorized access could cause your confidential information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party or disaffected employee obtains unauthorized access to any of our members’ data, our relationships with our members will be severely damaged, and we could incur significant liability.

Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our members to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, and we could lose members.

Our ability to service Loans or maintain accurate accounts may be adversely affected by computer viruses, physical or electronic break-ins and similar disruptions.

The highly automated nature of our platform may make it an attractive target and potentially vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. If a “hacker” were able to infiltrate our platform, you would be subject to an increased risk of fraud or identity theft, and may experience losses on, or delays in the recoupment of amounts owed on, a fraudulently induced purchase of a Note or Certificates. Additionally, if a hacker were able to access our secure files, he or she might be able to gain access to your personal information. While we have taken steps to prevent such activity from affecting our platform, if we are unable to prevent such activity, the value in the Notes and our ability to fulfill our servicing obligations and to maintain our platform would be adversely affected.

Any significant disruption in service on our website or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on the loans or the Notes, reduce the attractiveness of our platform and result in a loss of members.

If a catastrophic event resulted in a platform outage and physical data loss, our ability to perform our servicing obligations would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology and our underlying network infrastructure are critical to our operations, level of customer service, reputation and ability to attract new borrowers and investors and retain existing members. Our system hardware is hosted in a hosting facility located in Las Vegas, Nevada, owned and operated by SwitchNet. We also maintain a real time backup system located in Santa Clara, CA owned and operated by SAVVIS. SwitchNet does not guarantee that our members’ access to our website will be uninterrupted, error-free or secure. Our operations depend on SwitchNet’s ability to protect their and our systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. If our arrangement with SwitchNet is terminated, or there is a lapse of service or damage to SwitchNet facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities.

Any interruptions or delays in our service, whether as a result of SwitchNet other third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our members and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage at a SwitchNet facility. These factors could prevent us from processing or posting payments on the Loans or the Notes, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause members to abandon our platform, any of which could adversely affect our business, financial condition and results of operations.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Competition for highly skilled technical and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve our members could diminish, resulting in a material adverse effect on our business.

Our growth could strain our personnel resources and infrastructure, and if we are unable to implement appropriate controls and procedures to manage our growth, we may not be able to successfully implement our business plan.

Our growth in headcount and operations since our inception has placed, and will continue to place, to the extent that we are able to sustain such growth, a significant strain on our management and our administrative, operational and financial reporting infrastructure. Our success will depend in part on the ability of our senior management to manage the growth we achieve effectively. To do so, we must continue to hire, train and manage new employees as needed. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational and financial controls and update our reporting procedures and systems. The addition of new employees and the system development that we anticipate will be necessary to manage our growth will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term. If we fail to successfully manage our growth, we will be unable to execute our business plan.

We may evaluate, and potentially consummate, acquisitions, which could require significant management attention, disrupt our business, and adversely affect our financial results.

As part of our business strategy, we may, from time to time, evaluate and consider potential strategic transactions, combinations, acquisitions or alliances, to enhance our existing businesses or develop new products and services. At any given time we may be engaged in discussions or negotiations with respect to one or more of these types of transactions, and any of these transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction, and even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Any future acquisition will involve risks commonly encountered in business relationships, including:

•	the difficulties in assimilating and integrating the operations, personnel, systems, technologies, products and services of the acquired business;

•	the technologies, products or businesses that we acquire may not achieve expected levels of revenue, profitability, benefits or productivity;

•	the difficulties in retaining, training, motivating and integrating key personnel;

•	the diversion of management’s time and resources away from our normal daily operations;

•	the difficulties in successfully incorporating licensed or acquired technology and rights into product and service offerings;

•	the difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

•	the difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

•	the risks of entering markets in which we have no or limited direct prior experience;

•	regulatory risks, including remaining in good standing with existing regulatory bodies, receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

•	potential disruptions to our ongoing businesses; and

•	unexpected costs and unknown risks and liabilities associated with the acquisition.

We cannot assure you that we will make any acquisitions or that any future acquisitions will be successful, will assist us in the accomplishment of our or our business strategy, or will generate sufficient revenues to offset the associated costs and other adverse effects or will otherwise result in receiving the intended benefits of the acquisition. In addition, we cannot assure you that any future acquisition of new businesses or technology will lead to the successful development of new or enhanced products and services, or that any new or enhanced products and services, if developed, will achieve market acceptance or prove to be profitable.

We may issue debt securities, or otherwise incur substantial debt, to complete an acquisition, which may adversely affect our leverage and financial condition and thus negatively impact our operations.

Although we have no current commitments to issue any securities, or to otherwise incur outstanding debt in addition to the debt incurred in connection with the Springstone acquisition, we may incur substantial debt to complete an acquisition. The incurrence of debt could have a variety of negative effects, including:

•	default and foreclosure on our assets if our operating revenues after an acquisition are insufficient to repay debt obligations;

•	acceleration of obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach any covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	diverting a substantial portion of cash flow to pay principal and interest on such debt, which would reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes; and

•	creating potential limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

any of which could adversely affect our operations or financial condition.

In connection with our acquisition of Springstone, we entered into a Credit and Guaranty Agreement, or Credit Agreement, with several lenders led by Morgan Stanley Senior Funding, Inc., or Morgan Stanley, under which Morgan Stanley and the other lenders agreed to make a $50.0 million term loan to Lending Club. We also entered into a Pledge and Security Agreement with Morgan Stanley as collateral agent.

The Credit Agreement and Pledge and Security Agreement contain restrictions on our ability to, among other things, pay dividends, incur indebtedness, place liens on assets, merge or consolidate, make investments, and enter into certain affiliate transactions. The Credit Agreement also requires us to maintain a maximum Total Leverage Ratio (as defined in the Credit Agreement) of 5.50:1 initially, and decreasing to 3.50:1 after September 30, 2015 (on a consolidated basis).

If we fail to perform under the Credit Agreement or Pledge and Security Agreement by, for example, failing to make timely payments or failing to comply with the required Total Leverage Ratio, our operations and financial condition could be adversely affected.

For additional details regarding the Credit Agreement, Pledge and Security Agreement and the Term Loan, see our Current Report on Form 8-K filed April 17, 2014, which is incorporated by reference into this prospectus.

The increased scrutiny of third-party medical financing by governmental agencies may lead to increased regulatory burdens on Springstone and adversely affect our consolidated revenue or results of operations.

Recently, third-party financing of procedures generally not covered by health insurance have come under increased regulatory scrutiny. In December 2013, the Consumer Financial Protection Bureau fined GE Capital Retail Bank $34.1 million for insufficient training, disclosures and practices related to their medical financing services. In addition, Attorneys General in Massachusetts, New York and Minnesota have conducted investigations on alleged abusive lending practices or exploitation regarding third party medical financing services.

Springstone, through its banking partners, provides financing options for elective medical procedures. If Springstone’s practices are subjected to similar regulatory inquiries or actions and are deemed to be deficient, resulting in fines, penalties or increased burdens on our or Springstone’s activities, our consolidated operating costs could increase. Additionally, such regulatory inquiries or actions could damage Springstone’s and our reputations and limit Springstone’s ability to enroll and maintain providers, which could adversely impact our consolidated revenue or results of operations.

The adoption of any law, rule or regulation affecting this industry may increase Springstone’s administrative costs, modify its practices to comply with applicable requirements, and reduce its ability to participate competitively, which could have a material adverse effect on our consolidated revenue or results of operations.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel. Our future also depends on the continued contributions of our executive officers and other key personnel, each of whom would be difficult to replace. In particular, our Founder/Chief Executive Officer is critical to the management of our business and operations and the development of our strategic direction. The loss of the services of Mr. Laplanche or other executive officers or key personnel and the process to replace any of our key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

It may be difficult and costly to protect our intellectual property rights, and we may not be able to ensure their protection.

Our ability to maintain our platform and arrange Loans depends, in part, upon our proprietary technology. We may be unable to protect our proprietary technology effectively, however, which would allow competitors to duplicate our products and adversely affect our ability to compete with them. A third party may attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent. In addition, our platform may infringe upon claims of third-party patents, and we may face intellectual property challenges from such other parties. We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes. Furthermore, our technology may become obsolete, and there is no guarantee that we will be able to successfully develop, obtain or use new technologies to adapt our platform to compete with other person-to-person lending platforms as they develop. If we cannot protect our proprietary technology from intellectual property challenges, or if the platform becomes obsolete, our ability to maintain the platform, arrange Loans or perform our servicing obligations on the Loans could be adversely affected.

Purchasers of Notes will have no control over us and will not be able to influence our corporate matters.

The Notes offered through our platform grant no equity interest in LC to the purchaser nor grant the purchaser the ability to vote on or influence our corporate decisions. As a result, our stockholders will continue to exercise 100% voting control over all our corporate matters, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets.

Neither the Notes nor the related indenture restrict our ability to incur additional indebtedness. Any additional debt we incur may increase our risk of bankruptcy, which could impair your ability to receive the principal and interest payments you expect to receive on your Notes.

If we incur additional debt after the Notes are issued, it may adversely affect our creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of LC. As discussed above, the financial distress, insolvency or bankruptcy of LC could impair your ability to receive the principal and interest payments you expect to receive on your Notes.

RISKS RELATING TO THE NOTES, AND THE CORRESPONDING LOANS ON WHICH THE NOTES ARE DEPENDENT

You may lose some or all of your initial purchase price for the Notes because the Notes are highly risky and speculative. Only investors who can bear the loss of their entire purchase price should purchase.

Notes are highly risky and speculative because payments on Notes depend entirely on payments to us of unsecured obligations of individual borrowers and contemporaneous payments on the Notes, which are special, limited obligations of LC. Notes are suitable purchases only for investors of adequate financial means. If you cannot afford to lose all of the money you plan to invest in Notes, you should not purchase Notes.

Payments on each Note depend entirely on the payments, if any, we receive on the corresponding Loan related to that Note. If a borrower fails to make any payments on the corresponding Loan related to your Note, you will not receive any payments on your Note.

We will make payments pro rata on a series of Notes, net of our service charge, only if we receive the borrower’s payments on the corresponding Loan and such payments clear and therefore become available for distribution to investors. We will not pay to investors any unsuccessful payment fees, check processing fees, collection fees we or our third-party collection agency charge. If we do not receive payments on the corresponding Loan related to your Note, you will not be entitled to any payments under the terms of the Notes, and you will not receive any payments. The failure of a borrower to repay a Loan is not an event of default under the terms of the Notes.

The Notes are special, limited obligations of ours only, and the Notes are not secured by any collateral or guaranteed or insured by any third party.

The Notes will not represent an obligation of borrowers or any other party except by us, and are special, limited obligations of ours. The Notes are not secured by any collateral and are not guaranteed or insured by any governmental agency or instrumentality or any third party.

Loans are unsecured obligations and as such are not backed by any collateral or guaranteed nor are they insured by any third party, and you must rely on us and our designated third-party collection agency to pursue collection against any borrower.

Loans are unsecured obligations of borrowers. They are not secured by any collateral, not guaranteed or insured by any third party and not backed by any governmental authority in any way. We and our designated third-party collection agency will, therefore, be limited in our ability to collect Loans.

Moreover, unsecured Loans are obligations of borrowers to us as assignee of the Loan’s promissory note from WebBank, or obligations of borrowers to the Trust as assignee of the Loan’s promissory note from us. Loans are not obligations to holders of Notes. Holders of Notes will have no recourse against borrowers and no ability to pursue borrowers to collect payments under Loans. Holders of Notes may look only to us and the Trust, respectively, for payment of the Notes, and our obligation to pay the Notes is limited as described in this document. Furthermore, if a borrower fails to make any payments on the Loan corresponding to a Note, the holder of that Note will not receive any payments on that Note. The holder of that Note will not be able to obtain the identity of the borrower in order to contact the borrower about the defaulted Loan.

If payments on the corresponding Loan become overdue, it is likely you will not receive the full principal and interest payments that you expect due to collection fees and other costs, and you may not recover any of your original purchase price.

If the borrower fails to make a required payment on a Loan within 30 days of the due date, we will pursue reasonable collection efforts in respect of the Loan. We may handle collection efforts in respect of a delinquent Loan ourselves, or we may refer a delinquent Loan to a collection agency on the 31st day of its delinquency. These efforts will be considered reasonable collection efforts. If we refer a Loan to a collection agency, we will have no other obligation to attempt to collect on that delinquent Loan.

If payment amounts on a delinquent Loan are received from a borrower more than 30 days after their due date, then we, or, if we have referred the delinquent Loan to an outside collection agency, that collection agency, will retain a percentage of any funds recovered from such borrower as a service fee before any principal or interest becomes payable to you from recovered amounts in respect of Notes related to the corresponding Loan.

We or the collection agency may be unable to recover some or all of the unpaid balance of a non-performing Loan. You must rely on the collection efforts from us and the designated collection agency, and you are not permitted to attempt to collect payments on the Loan in any manner.

Borrowers may not view or treat their obligations to us as having the same significance as loans from traditional lending sources, such as bank loans and borrower Loans may have a higher risk of default than loans of borrowers with similar credit scores to other lenders.

The investment return on the Notes depends on borrowers fulfilling their payment obligations in a timely and complete manner under the corresponding Loan. Borrowers may not view our lending obligations facilitated through our platform as having the same significance as other credit obligations arising under more traditional circumstances, such as loans from banks or other commercial financial institutions. If a borrower neglects his or her payment obligations on a Loan upon which payment of the corresponding Note is dependent or chooses not to repay his or her borrower Loan entirely, you may not be able to recover any portion of your investment in a Note.

Our Public Credit Policy loan grading algorithm is based upon historical credit performance of certain populations and as a result the actual performance of a Loan may not be consistent within or across loan grades and may result in an unanticipated loss of capital.

Our proprietary pricing algorithm for Public Policy Loans is based primarily upon the historical loan performance of actual borrowers that met the requirements of the algorithm, the assumed performance of applicants that would have been approved under the current algorithm but were declined by prior methodologies, and the exclusion of borrowers that were approved under prior methodologies but would have been declined under the new algorithm, in addition to other factors and assumptions. Because the algorithm is based upon these assumed performances and the assumptions of management which may change over time as the available data grows and our analysis continues to develop, the actual performance of a graded loan may differ materially versus previously issued, similarly graded loans or other grades and this may result in a greater loss of your investment capital than anticipated.

Credit Information that we receive about a borrower may be inaccurate or may not accurately reflect the borrower’s creditworthiness, which may cause you to lose part or all of the purchase price you pay for a Note.

We obtain borrower credit information from consumer reporting agencies, such as TransUnion, Experian or Equifax, and assign one of 35 loan grades to Public Policy Loan requests, from A1 through G5, based on the reported credit score, other information reported by the consumer reporting agencies and the requested loan amount. A credit score or loan grade assigned to a borrower may not reflect that borrower’s actual creditworthiness because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data, and we do not verify the information obtained from the borrower’s credit report. Additionally, there is a risk that, following the date of the credit report that we obtain and review, a borrower may have:

•	become delinquent in the payment of an outstanding obligation;

•	default on a pre-existing debt obligation;

•	take on additional debt; or

•	sustain other adverse financial events.

Moreover, investors do not, and will not, have access to consolidated financial statements of borrowers, or to other detailed financial information about borrowers.

Information supplied by borrowers may be inaccurate or intentionally false and should generally not be relied upon.

Borrowers supply a variety of information that is included in the borrower loan listings on our website and in the posting reports and sales reports we file with the SEC. Other than as described below, we do not verify this information, and it may be inaccurate or incomplete. For example, we do not verify a borrower’s stated tenure, job title, home ownership status or intention for the use of loan proceeds, and the information borrower’s supply may be inaccurate or intentionally false. Unless we have specifically indicated otherwise in a loan listing, we do not verify a borrower’s stated income. For example, we do not verify borrower paystubs, IRS Forms W-2, federal or state income tax returns, bank and savings account balances, retirement account balances, letters from employers, home ownership or rental records, car ownership records or any records related to past bankruptcy and legal proceedings. In the limited cases in which we have selected borrowers for income or employment verification, for the year ended December 31, 2013, approximately 58.6% of requested borrowers provided us with satisfactory responses to verify their income or employment; approximately 9.6% of requested borrowers withdrew their applications for Loans, and approximately 30.5% of requested borrowers either failed to respond to our request in full or provided information that failed to verify their stated information, and we therefore removed those borrowers’ Loan postings. The identity of borrowers is not revealed to investors, and investors also have no ability to obtain or verify borrower information either before or after they purchase a Note. Potential investors may only communicate with borrowers through our website postings, and then only on an anonymous basis. While we may monitor website posting for appropriate content, we do not verify any information in the postings nor do we respond to requests from investor or borrowers in any posting and any response to the contrary should not be seen as accurate.

If you rely on false, misleading or unverified information supplied by borrowers in deciding to purchase Notes, you may lose part or the entire purchase price you pay for a Note. Loan posting and borrower information available on our website will be statements made in connection with the purchase and sale of securities, and therefore subject to Rule 10b-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Loan posting and borrower information filed in prospectus supplements will be subject to the liability provisions of the Securities Act. However, in each event, we are only providing information that was submitted to us by the borrower. In this document, we advise potential investors as to the limitations on the reliability of this information, and an investor’s recourse in the event this information is false will be extremely limited. Consequently, investors should rely on loan grade, which we determine based on third-party credit report information, and the size of the loan request, and should not rely on unverified information provided by borrowers.

You should not assume that a Note is appropriate for you as an investment vehicle just because it corresponds to a Loan listed on our platform or is included in a portfolio built based upon your investment criteria through any of the portfolio tools.

While we take precautions to prevent borrower identity fraud, it is possible that identity fraud may still occur and adversely affect your ability to receive the principal and interest payments that you expect to receive on Notes.

We use identity checks with a third-party provider to verify each borrower’s identity and credit history. Notwithstanding our efforts, there is a risk that identity fraud may occur without our detecting it, and a Loan obtained by identity fraud may simply default. While we will repurchase Notes in limited identity fraud circumstances involving the corresponding Loan, we are not otherwise obligated to repurchase a Note from you for any other reason. From October 2008, when we commenced the issuance of Notes, through December 31, 2013, we had repurchased Notes for a total of $0.5 million relating to fifty one corresponding Loans in which identity fraud occurred. If we repurchase a Note based on identity fraud involving the corresponding Loan, you will only receive an amount equal to the outstanding principal balance of the Note.

We have the exclusive right to investigate claims of identity theft and determine, in our sole discretion, whether verifiable identity theft has occurred. As we are the sole entity with the ability to investigate and determine verifiable identity theft, which triggers our repurchase obligation, a conflict of interest exists as the denial of a claim under our identity theft guarantee would save us from the repurchase obligation.

Our performance data about borrower performance on our Public Policy Loans is just over six years old. Default and charge-off rates on Loans may increase.

Due to our limited operational and origination history, we have limited historical performance data regarding borrower performance on Public Policy Loans, and we do not yet know what the long-term loss experience may be. As of December 31, 2013, for all Loans, our default and charged-off rate was 3.29% of the principal balance of loans. These default and charge-off rates may increase in the future. In addition, as we do not have significant experience in the performance of five-year Public Policy Loans, the future default rates on these loan types is uncertain and may exceed our current expectations. As actual loss experience increases on our platform, we may change how loan interest rates are set, and investors who have purchased Notes prior to any such changes will not benefit from these changes.

Default rates on loans may increase as a result of economic conditions beyond our control and beyond the control of borrowers.

Loan default rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual borrowers. In particular, default rates on Public Policy Loans on which the Notes are dependent may increase due to factors such as prevailing interest rates, the rate of unemployment, the level of consumer confidence, residential real estate values, the value of the U.S. dollar, energy prices, changes in consumer spending, the number of personal bankruptcies, disruptions in the credit markets and other factors. The significant downturn in the United States economy that occurred in the past several years caused default rates on consumer loans to increase, and a similar downturn in the future will likely result in increased default rates.

If you decide to invest through the platform and concentrate your investment in a single Note (or a small number of Notes), your entire return will be highly dependent on the performance of a single loan.

Loans facilitated through our platform have a wide range of credit grades, and we expect that some borrowers at all credit grades will default on their loan. If you decide to invest through the platform and concentrate your investment in a single Note (or a small number of Notes) your entire return will depend on the performance of that single Loan (or that concentrated small number of Notes). For example, if you plan to purchase $100 of Notes, and choose to invest the entire $100 in a single Note instead of in four $25 Notes corresponding to the loan of four different borrowers, you would lose your entire $100 investment if that single borrower defaulted. Failing to diversify your investment increases the risk of losing your entire investment due to a single borrower’s default, or a small number of borrower defaults. Diversification, however, will not eliminate the risk that you may lose some, or all, of the expected principal and interest payments on the Notes.

The Public Policy Loan on which the Notes are dependent do not restrict borrowers from incurring additional unsecured or secured debt, nor do they impose any financial restrictions on borrowers during the term of the Public Policy Loan, which may increase the likelihood that a borrower may default on their loan.

All Public Policy Loans are credit obligations of individual borrowers. If a borrower incurs additional debt after obtaining a Loan through our platform, that additional debt may adversely affect the borrower’s creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of the borrower. This circumstance could ultimately impair the ability of that borrower to make payments on the borrower’s loan and your ability to receive the principal and interest payments that you expect to receive on Notes dependent on those Public Policy Loans. To the extent that the borrower has or incurs other indebtedness and cannot pay all of its indebtedness, the borrower may choose to make payments to other creditors, rather than to us.

As to these Public Policy Loans, to the extent borrowers incur other indebtedness that is secured, such as mortgage, home equity or auto loans, the ability of the secured creditors to exercise remedies against the assets of the borrower may impair the borrower’s ability to repay the loan on which your Note is dependent for payment, or it may impair our ability to collect on the Loan if it goes unpaid. Since the Public Policy Loans are unsecured, borrowers may choose to repay obligations under other indebtedness before repaying loans facilitated through our platform because the borrowers have no collateral at risk. An investor will not be made aware of any additional debt incurred by a borrower, or whether such debt is secured.

Loans do not contain any cross-default or similar provisions. If borrowers default on their debt obligations other than the Loan, the ability to collect on Loans on which the Notes are dependent may be substantially impaired.

Loan documents do not contain cross-default provisions. A cross-default provision makes a default under certain debt of a borrower an automatic default on other debt of that borrower. The effect of this can be to allow other creditors to move more quickly to claim any assets of the borrower. Because the Loans do not contain cross-default provisions, a Loan will not be placed automatically in default upon that borrower’s default on any of the borrower’s other debt obligations, unless there are relevant independent grounds for a default on the loan.

In addition, the Loan will not be referred to a third-party collection agency for collection because of a borrower’s default on debt obligations other than the Loan. If a borrower defaults on debt obligations owed to a third party and continues to satisfy payment obligations under the Loan, the third party may seize the borrower’s assets or pursue other legal action against the borrower before the borrower defaults on the Loan. Payments on Notes may be substantially reduced if the borrower subsequently defaults on the loan and you may be unable to recoup any or all of your expected principal and interest payments on those Notes.

Borrowers may seek the protection of debtor relief under federal bankruptcy or state insolvency laws, which may result in the nonpayment of the Notes.

Borrowers may seek protection under federal bankruptcy law or similar laws. If a borrower files for bankruptcy (or becomes the subject of an involuntary petition), a stay will go into effect that will automatically put any pending collection actions, on hold and prevent further collection action absent bankruptcy court approval. If we receive notice that a borrower has filed for protection under the federal bankruptcy laws, or has become the subject of an involuntary bankruptcy petition, we will put the borrower’s loan account into “bankruptcy status.” When we put a Loan into bankruptcy status, we terminate automatic monthly Automated Clearing House (“ACH”) debits and do not undertake collection activity without bankruptcy court approval. Whether any payment will ultimately be made or received on a Loan after a bankruptcy status is declared, depends on the borrower’s particular financial situation and the determination of the court. It is possible that the borrower’s liability on the Loan will be discharged in bankruptcy. In most cases involving the bankruptcy of a borrower with an unsecured Loan, unsecured creditors, including us and the Trust as holders of the Loan, will receive only a fraction of any amount outstanding on their Loan, if anything.

Federal law entitles borrowers who enter active military service to an interest rate cap and certain other rights that may inhibit the ability to collect on loans and reduce the amount of interest paid on the corresponding Notes.

Federal law provides borrowers on active military service with rights that may reduce the return on your investment, as well as delay or impair our ability to collect on a borrower Loan corresponding to your Note. The Service members Civil Relief Act (“SCRA”) requires that the interest rate on preexisting debts, such as Loans, be set at no more than 6% while the qualified service member or reservist is on active duty. A holder of a Note that is dependent on such a Loan will not receive the difference between 6% and the original stated interest rate for the Loan during any such period.

This law also permits courts to stay proceedings and execution of judgments against service members and reservists on active duty, which may delay recovery on any Loan in default, and, accordingly, payments on Notes that are dependent on these Loans. If there are any amounts under such a Loan still due and owing to us after the final maturity of the Notes that correspond to the Loan, we will have no further obligation to make payments on the Notes, even if we later receive payments after the final maturity of the Notes. We do not take military service into account in assigning loan grades to borrower loan requests. In addition, as part of the borrower registration process, we do not request our borrowers to confirm if they are a qualified service member or reservists within the meaning of the SCRA.

The death of a borrower may substantially impair your ability to recoup the full purchase price of Notes that are dependent on the loan to that borrower or to receive the interest payments that you expect to receive on the Notes.

If a borrower dies with a loan outstanding, we will generally seek to work with the executor of the estate of the borrower to obtain repayment of the loan. However, the borrower’s estate may not contain sufficient assets to repay the loan on which your Note is dependent. In addition, if a borrower dies near the end of the term of an unsecured loan, it is unlikely that any further payments will be made on the Notes corresponding to such loan, because the time required for the probate of the estate may extend beyond the initial maturity date and the final maturity date of the Notes.

The LC platform allows a borrower to prepay a Loan at any time without penalty. Loan prepayments will extinguish or limit your ability to receive additional interest payments on your investment.

Loan prepayments occur when a borrower decides to pay some or all of the principal amount on a Loan earlier than originally scheduled. A borrower may decide to prepay all or a portion of the remaining principal amount at any time without penalty. In the event of a prepayment of the entire remaining unpaid principal amount of a loan on which the Notes are dependent, you will receive your share of such prepayment, net of our 1.00% service fee applicable to Notes, but further interest will not accrue after the date on which the payment is made. If a borrower prepays a portion of the remaining unpaid principal balance on a loan on which the Notes are dependent, we will reduce the outstanding principal amount and interest will cease to accrue on the prepaid portion.

This combination of reduced principal amount and the unchanged monthly payment will cause the effective term of the loan to decline. If a borrower prepays a loan in full or in part, you will not receive all of the interest payments that you originally expected to receive on Notes that are dependent on that loan, and you may not be able to find a similar rate of return on another investment at the time at which the loan is prepaid. Prepayments of loans passed onto Note holders are subject to our 1.00% service charge, even if the prepayment occurs immediately after issuance of your Note. The return on the Note may actually be negative if prepayment occurs within the first few months after issuance.

Prevailing interest rates may change during the term of the Loan on which your Note is dependent. If interest rates increase, you may receive less value from your purchase of the Note in comparison to other investment opportunities. If interest rates decrease, Borrowers may prepay their loan due to changes in interest rates, and you may not be able to redeploy the amounts you receive from prepayments in a way that offers you the return you expected to receive from the Notes.

The loan on which the Notes are dependent have a term of three or five years and bear fixed, not floating, rates of interest. If prevailing interest rates increase, the interest rates on Notes you purchased might be less than the current rate of return you could earn if you invested your purchase price in other investments. While you may still receive a return on your purchase price for the Notes through the receipt of amounts equal to the interest portion of a borrower’s payments on the loan, if prevailing interest rates exceed the rate of interest payable on the loan, the payments you receive during the term of the Note may not reflect the full opportunity cost to you when you take into account factors such as the time value of money.

Alternatively, if prevailing interest rates on consumer loans decrease, borrowers may choose to prepay their loans without penalty with money they borrow from other sources or other resources, and you may not receive the interest payments on Notes dependent on those loans that you expect to receive or be able to find an alternative use of your money to realize a similar rate of return at the time at which the Note is prepaid.

Investor funds in an investor account are held in a pooled deposit account that does not earn interest.

Your investor account that enables you to purchase Notes represents an interest in a pooled demand deposit account maintained by us “in trust for” investors that does not earn interest. Similarly your investor account that enables you to purchase Notes represents either a discrete or pooled demand deposit account maintained by an independent custodian “as custodian for” investors that does not earn interest. Investor funds committed to purchase Notes represent binding commitments, and such committed funds may not be withdrawn from investor accounts (unless and until corresponding Loans included in the order are not funded, in which case the corresponding funds become available to the investor again). Funds committed to purchase Notes will not earn interest in the ITF Account or custodial accounts, respectively, and interest will not begin to accrue on a Note until the corresponding Loan has closed and the Note is issued.

The pooled investor account has “pass through” deposit insurance through the FDIC, but only up to FDIC limits.

Investor funds in the ITF Account at a federal banking institution. Under our agreement with the bank, investors depositing funds in the ITF Account benefit from FDIC insurance to the maximum amount, on a “pass-through” basis. Investors holding funds in the ITF Account will not have FDIC coverage for amounts in excess of the FDIC maximum, which is currently $250,000 and is measured across all accounts in a particular institution. In addition, in the unlikely event that FDIC coverage were not available on a pass-through basis, investors would have no significant FDIC insurance coverage on their deposits.

The Notes will not be listed on any securities exchange, will not be transferable except for Notes transferable through the Note Trading Platform by FOLIOfn, and must be held only by LC investors. You should be prepared to hold the Notes you purchase until they mature.

The Notes will not be listed on any securities exchange. All Notes must be held by LC investors. The Notes will not be transferable except through the Note Trading Platform by FOLIOfn Investments, Inc. (“FOLIOfn”), a registered broker-dealer and the trading platform is not available to residents of all states. There can be no assurance that an active market for Notes will develop on the trading platform, that there will be a buyer for any particular Notes listed for resale on the trading platform or that the trading platform will continue to operate. Therefore, investors must be prepared to hold their Notes to maturity.

The U.S. federal income tax consequences of an investment in the Notes are uncertain.

There are no statutory provisions, regulations, published rulings, or judicial decisions that directly address the characterization of the Notes, or instruments similar to the Notes, for U.S. federal income tax purposes. However, although the matter is not free from doubt, we intend to treat the Notes as our indebtedness for U.S. federal income tax purposes. As a result of such treatment, the Notes will have original issue discount, or OID, for U.S. federal income tax purposes because payments on the Notes are dependent on payments on the corresponding Loan. Further, a holder of a Note, other than a holder that is holding the Note in a tax deferred account such as an IRA, will be required to include the OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest being paid on the Note), regardless of such holder’s regular method of accounting. This characterization is not binding on the IRS, and the IRS may take contrary positions.

Any differing treatment of the Notes for U.S. federal income tax purposes could significantly affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Accordingly, all prospective purchasers of the Notes are advised to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase and ownership of Notes (including any possible differing treatments of the Notes).

RISKS RELATING TO COMPLIANCE AND REGULATION

Our platform is a novel approach to borrowing that may fail to comply with borrower protection laws such as state usury laws, other interest rate limitations or federal and state consumer protection laws such as the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Fair Debt Collection Practices Act and their state counterparts. Borrowers may make counterclaims regarding the enforceability of their obligations after collection actions have commenced, or otherwise seek damages under these laws. Compliance with such regimes is also costly and burdensome.

Our novel platform must comply with regulatory regimes applicable to all consumer credit transactions. The novelty of our platform means compliance with various aspects of such laws is untested, as applied to us. Certain state laws generally regulate interest rates and other charges and require certain disclosures. In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of the loans. Our platform is also subject to other federal and state laws, such as:

•	state and federal securities laws, which require that any non-exempt offers and sales of the Securities be registered;

•	the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, and similar state laws, which require certain disclosures to borrowers regarding the terms of their Loans;

•	the Federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit;

•	the Federal Fair Credit Reporting Act, which regulates the use and reporting of information related to each borrower’s credit history; and

•	the Federal Fair Debt Collection Practices Act and similar state debt collection laws, which regulate debt collection practices by “debt collectors” and prohibit debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans.

We may not always have been, and may not always be, in compliance with these laws. Compliance with these requirements is also costly, time-consuming and limits our operational flexibility.

Failure to comply with these laws and regulatory requirements applicable to our business may, among other things, limit our, or a collection agency’s, ability to collect all or part of the principal amount of or interest on the Loans on which the Notes are dependent for payment. In addition, our non-compliance could subject us to damages, revocation of required licenses or other authorities, class action lawsuits, administrative enforcement actions, rescission rights held by investors in securities offerings, and civil and criminal liability, which may harm our business and ability to maintain our platform and may result in borrowers rescinding their Loans.

Where applicable, we seek to comply with state small loan, loan broker, servicing and similar statutes. Currently, we do not provide services to borrowers in Idaho, Iowa, Maine, Nebraska and North Dakota. In all other U.S. jurisdictions with licensing or other requirements we believe may be applicable to making loans, we have obtained any necessary licenses or comply with the relevant requirements. Nevertheless, if we are found to not comply with applicable laws, we could lose one or more of our licenses or authorizations or face other sanctions or be required to obtain a license in such jurisdiction, which may have an adverse effect on our ability to continue to facilitate the origination of Loans through our platform, perform our servicing obligations or make our platform available to borrowers in particular states, which may impair your ability to receive the payments of principal and interest on the Notes that you expect to receive.

If our platform was found to violate a state’s usury laws, your investment may lose substantial value and you may lose all of the interest due on your Note.

The interest rates that are charged to borrowers and that form the basis of payments to investors on our Notes are based upon the ability of WebBank, the issuer of the loan, to export the interest rates of Utah to provide for uniform rates to all borrowers. Federal law provides WebBank the authority to charge these interest rates. The current rates offered by WebBank though our platform range from approximately 6.78% to 27.99%. Of the forty-four jurisdictions whose residents may obtain loans (including the District of Columbia), only seven states (Arizona, Nevada, New Hampshire, New Mexico, South Carolina, South Dakota and Utah) have no interest rate limitations on consumer loans, while all other jurisdictions have a maximum rate less than the current maximum rate offered by WebBank through our platform. If a borrower were to successfully bring a claim against us for a state usury law violation and the rate on the loan and Note underlying that borrower was greater than that allowed under applicable state law, the value of your investment may decline as you would not receive the total amount of interest you expected from your investment, and in some cases you may not receive any interest or principal. We may also be subject to fines and penalties. Moreover, such a finding could substantially harm our ability to operate our business in the manner currently contemplated.

We rely on our agreement with WebBank to lend to qualified borrowers on a uniform basis throughout the United States. We have also engaged another lender, but have not used that lender in practice. If our relationship with WebBank were to end, we would need to implement that arrangement, which is untested.

Borrower loan requests take the form of an application to WebBank, which currently makes all loans to our borrowers who request loans through our platform, and allows our platform to be available to borrowers on a uniform basis throughout the United States. If our relationship with WebBank were to end, or if WebBank were to cease operations, we would attempt to implement a substantially similar arrangement with another lender that they have engaged. There can be no assurance that this alternate arrangement would be comparable to the WebBank arrangement. Transitioning the origination of loans to another lender is untested and may result in delays in the process of issuing loans or, if our platform becomes inoperable, may prevent loans from being issued, which would effectively prevent us from issuing Notes.

We could also face increased costs and compliance burdens if our agreement with WebBank terminated, which could affect their ability to continue operations, including servicing all loans.

Several lawsuits have sought to re-characterize certain loan marketers and other originators as lenders. If litigation on similar theories were successful against us, Loans facilitated through our platform could be subject to state consumer protection laws in a greater number of states.

Several lawsuits have brought under scrutiny the association between high-interest “payday loan” marketers and out-of-state banks. These lawsuits assert that payday loan marketers use out-of-state lenders in order to evade the consumer protection laws imposed by the states where they do business. Such litigation has sought to re-characterize the loan marketer as the lender for purposes of state consumer protection law restrictions. Similar civil actions have been brought in the context of gift cards. We believe that our activities are distinguishable from the activities involved in these cases.

Additional state consumer protection laws would be applicable to the Loans facilitated through our platform if we were re-characterized as a lender, and the Loans could be voidable or unenforceable. In addition, we could be subject to claims by borrowers, as well as enforcement actions by regulators. Even if we were not required to cease doing business with residents of certain states or to change our business practices to comply with applicable laws and regulations, we could be required to register or obtain licenses or regulatory approvals that could impose a substantial cost on us. To date, no actions have been taken or threatened against us on the theory that we have engaged in unauthorized lending; however, such actions could have a material adverse effect on our business

As internet commerce develops, federal and state governments may draft and propose new laws to regulate internet commerce, which may negatively affect our business.

As internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely. Our business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to lending. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our borrowers and investors in the form of increased fees. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet. These taxes could discourage the use of the Internet as a means of consumer lending, which would adversely affect the viability of our platform.

Our legal compliance burdens and costs have significantly increased as a result of operating as a public company. Our management is required to devote substantial time to compliance matters.

As a public reporting company, we face costly compliance burdens, requiring significant legal, accounting and other expenses. Our management and other personnel devote a substantial amount of time to SEC reporting compliance requirements.

Also, as a result of disclosure of information required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties.

If we fail to comply with SEC reporting requirements or if we are subject to actual or threatened litigation relating to our public filings, the time and resources necessary to resolve those issues could divert the resources of our management and harm our business and operating results.

If we discover a material weaknesses in our internal control over financial reporting which we are unable to remedy, or otherwise fail to maintain effective internal control over financial reporting, our ability to report our financial results on a timely and accurate basis may be adversely affected.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, for our fiscal year ending December 31, 2013, we performed system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404A of the Sarbanes-Oxley Act. Although through such testing we discovered no material weaknesses in internal control over financial reporting at December 31, 2013, subsequent testing by us or our independent registered public accounting firm, which has not performed such an audit, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. To comply with Section 404A, we may incur substantial accounting expense, expend significant management time on compliance-related issues, and hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404A in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

If we are required to register under the Investment Company Act, our ability to conduct our business could be materially adversely affected.

The Investment Company Act of 1940, or the “Investment Company Act,” contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. We believe we have conducted, and we intend to continue to conduct, our business in a manner that does not result in our company being characterized as an investment company. If, however, we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would materially adversely affect our business, financial condition and results of operations. If we were deemed to be an investment company, we may also attempt to seek exemptive relief from the SEC, which could impose significant costs and delays on our business.

If our registered investment adviser, LC Advisors, LLC, were found to have violated the Investment Company Act, our ability to raise sufficient Investor purchase commitments to meet Borrower demand could be impaired.

Our subsidiary, LC Advisors, LLC, acts as an advisor to certain private funds and accredited investors who make large investors purchase commitments to invest in Trust certificates, representing Loans. Our ability to continue to advise these private funds and accredited Investors depends on the continuing operation of LC Advisors. We believe we have conducted, and we intend to continue to conduct, the business of LC Advisors in substantial compliance with the Investment Company Act. If, however, we are deemed to have breached any of our obligations under the Investment Company Act, the activities of LC Advisors could be restricted, suspended or event terminated. If this were to occur, our ability to raise Investor purchase commitments through these vehicles could be severely curtailed, and we may not be able to sufficiently meet demand for Loans. This could harm our business and make it difficult for both borrowers and investors to meet demand.

If we were required to register as a broker-dealer, our costs could significantly increase or our operations could be impaired.

The Notes, an obligation of LC, are offered directly by us as the issuer of the Notes. We do not operate as a registered broker-dealer, and we do not believe we are obligated to do so. If a regulatory body were to find that our activities require us to register as a broker-dealer, or to sell our Notes only through a registered broker-dealer, our costs of operation could increase significantly and our ability to issue and distribute Notes could be significantly impaired.

We have not reviewed our compliance with foreign laws regarding the participation of non-U.S. residents on our platform.

From time to time, non-U.S. residents purchase Notes directly on our platform. As of December 31, 2013, the percentage of Notes held (based upon dollar amounts) by such persons against all Notes issued since inception was approximately 0.7%. As we have not reviewed the compliance of these sales with applicable foreign law, these sales of Notes could result in fines and penalties payable by us.

Recent Legislative and Regulatory Initiatives Have Imposed Restrictions and Requirements on Financial Institutions That Could Have an Adverse Effect on Our Business.

The financial industry is becoming more highly regulated. Legislation has been introduced recently by both U.S. and foreign governments relating to financial institutions and markets, including alternative asset management funds that would result in increased oversight and taxation. There has been, and may continue to be, a related increase in regulatory investigations of the trading and other investment activities of alternative investment funds. Such investigations may impose additional expenses by us, may require the attention of senior management and may result in fines if any of our funds are deemed to have violated any regulations.

Partly in response to the recent financial crisis, the President signed into law the Dodd-Frank Act. Few provisions of the Dodd-Frank Act were effective immediately, with various provisions becoming effective in stages. Many of the rules required to be implemented by governmental agencies still have not been promulgated or implemented. These rules have or expect to increase regulation of the financial services industry and impose restrictions on the ability of firms within the industry to conduct business consistent with historical practices. We cannot predict the substance or impact of pending or future legislation or regulation. Compliance with such legislation or regulation may, among other effects, significantly increase our costs, limit our product offerings and operating flexibility, require significant adjustments in our internal business processes, and possibly require us to maintain our regulatory capital at levels above historical practices.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding Lending Club borrower members, credit scoring, FICO scores, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•	our ability to attract potential borrowers to our marketplace;

•	the degree to which potential borrowers apply for, are approved for and actually borrow via a loan;

•	the status of borrowers, the ability of borrowers to repay loans and the plans of borrowers;

•	interest rates and origination fees on loans;

•	our ability to service loans and our ability, or the ability of third party collection agents, to pursue collection of delinquent and defaulted loans;

•	our ability to retain WebBank or another third party banking institution as the issuer of loans facilitated through our platform;

•	the available functionality of the secondary market trading program;

•	expected rates of return provided to investors;

•	our ability to attract additional investors to the platform, to our funds, to separately managed accounts (“SMAs”) or to purchase loans;

•	our financial condition and performance, including our ability to remain profitable or cash flow positive;

•	our ability to retain and hire competent employees and appropriately staff our operations;

•	our ability to prevent security breaks, disruption in service, and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of the platform or adversely impact our ability to service the loans;

•	our compliance with applicable local, state and federal laws, including the Investment Advisors Act of 1940, the Investment Company Act of 1940 and other laws; and

•	our compliance with applicable regulations and regulatory developments.

We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from forward-looking statements contained in this prospectus. Forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT THE LOAN PLATFORM

How Our Platform Operates

Borrower and Investor Registration

New borrowers and investors must agree to the terms and conditions of our website, including agreeing to conduct transactions and receive disclosures and other communications electronically. We verify the identity of all members by comparing supplied names, social security numbers, addresses and telephone numbers against the names, social security numbers, addresses and telephone numbers in the records of a consumer reporting agency, as well as other databases.

Borrowers on the platform:

•	must be U.S. citizens, permanent residents or be in the United States on valid long term visas;

•	must be at least 18 years old;

•	must have valid email accounts;

•	must meet the requirements of either the Public Credit Policy or a Custom Credit Policy;

•	must have U.S. social security numbers; and

•	must have an account at a U.S. financial institution with a routing transit number.

WebBank serves as the true creditor for all Loans facilitated through our platform. Borrowers enter into a credit profile authorization and a loan agreement with WebBank. The borrower also grants us a limited power of attorney to complete on the borrower’s behalf, a promissory note in the amount and on the terms made to the borrower by WebBank. These agreements set forth the terms and conditions of the Loan and allow a borrower to withdraw a loan request at any time before the Loan is funded. In the credit profile authorization, the borrower authorizes us and WebBank to obtain and use a consumer report on the borrower. The loan agreement addresses the application process and the role of investors’ commitments to invest in the underlying borrower Loan. For applicants whose credit has been pre-screened, full loan funding is guaranteed. If a Loan is extended to the borrower, the borrower agrees to be bound by the terms of a promissory note, the form of which is attached as an exhibit to the loan agreement. The borrower authorizes LC to debit the borrower’s designated account by ACH transfer for each Loan payment due under the promissory note, although a borrower can pay by check if he or she chooses. The loan agreement also describes the parties’ rights in regard to arbitration. The borrower agrees that WebBank may assign its right, title and interest in the loan agreement and the borrower’s promissory notes to others, including LC, without notice, and that LC may do the same without notice.

During investor registration, potential Note investors have their identity verified and agree to a tax withholding statement and bank account verification. Additionally, potential investors must enter into an investor and other agreements with us, which will govern all purchases of Notes the investor makes. Investors must be residents of certain states and meet minimum financial suitability requirements. The investor agreement and additional information about eligible states of residency and financial suitability requirements are available on our website (www.lendingclub.com).

Consumer Loan Requests

Borrowers submit loan requests online through our website. Loan requests must be between $1,000 and $35,000. Each loan request is an application made to WebBank. WebBank lends to qualified borrowers and allows our platform to be available to borrowers on a uniform basis throughout the United States, excluding those states in which we have no agreements to conduct business (Idaho, Iowa, Maine, Nebraska and North Dakota). We allow borrowers to have up to two consumer loans or three loans outstanding at any one time, if the borrower continues to meet the applicable credit criteria. In addition, to apply for a second consumer loan, the borrower must have already made consecutive, timely payments for a specified period. Borrowers are limited to two concurrent consumer loans with a maximum combined initial loan amount of $50,000.

Borrowers supply a variety of unverified information that is included in the borrower loan listings on our website and in the posting reports and sales reports we file with the SEC for Public Policy Loans. Requested information also includes a borrower’s income or employment, which may be unverified. Procedures are in place to determine if verification is necessary. If we verify the borrower’s income, we will display an icon in the loan listing indicating that we have done so. Investors have no ability to verify borrower information and we do not verify a borrower’s income or employment solely at the request of an investor.

Public Policy Loan Listings and Borrower Information Available on our Website

Once a Public Policy Loan request is complete and we have assigned a loan grade and interest rate to the loan request, the request is listed on our website and becomes available for viewing by investors. Investors are then able to commit to invest in securities that will be dependent for their payments on that loan. Loan requests appear under screen names, not actual borrowers’ names. Investors are able to view:

•	the loan amount;

•	loan grade (determined using the process described above) and interest rate;

•	term (three or five years);

•	the borrower’s self-reported income and job title and whether that income has been verified by us;

•	total amount of funding committed to such loans by investors; and

•	the borrower’s self-reported intended use of funds.

We do not verify or monitor a borrower’s actual use of funds.

Investors are also able to view the following information provided by borrowers, which we typically do not verify:

•	home ownership status;

•	length of employment with current employer; and

•	debt-to-income (DTI) ratio, as calculated by us based on (i) the total monthly debt payments, excluding mortgage and loan payment, reported by a consumer reporting agency including the pending loan request; and (ii) the income reported by the borrower, which is not verified unless we display an icon in the loan listing indicating otherwise.

We also post the following credit history information from the consumer reporting agency report, and label the information as being provided by a credit bureau:

•	numerical range within which the borrower’s FICO score falls;

•	borrower’s earliest credit line;

•	borrower’s number of open credit lines;

•	borrower’s total number of credit lines;

•	borrower’s revolving credit balance;

•	borrower’s revolving line utilization;

•	number of credit inquiries received by the consumer reporting agency with regard to the borrower within the last six months;

•	number of reported delinquencies in the past two years and amount;

•	months since last derogatory;

•	public records and months since last public record; and

•	months since last delinquency.

A borrower with a FICO score of 660+, our minimum credit score for Public Policy Loans, is considered by credit providers to be a “prime” borrower.

Loan and borrower information available on our website will be statements made in connection with the purchase and sale of securities, and therefore subject to Rule 10b-5 of the Exchange Act. Loan and borrower information filed in prospectus supplements will be subject to the liability provisions of the Securities Act. In this document, we advise potential investors in the Notes as to the limitations on the reliability of borrower-supplied information. An investor’s recourse in the event this information is false will be extremely limited.

Loan requests remain open for up to 14 days, during which time investment commitments that will be dependent on the Loans may be made by investors. The borrower may request that their loan request be re-listed on our platform for the unfunded amount of the initial application.

Only loans that conform to WebBank’s current Public Credit Policy are shown on our website to Note investors.

Public Credit Policy: Credit Criteria and Underwriting

Public Policy Loan grading is determined using an internally developed credit model and proprietary algorithm that was created in conjunction with WebBank, which we refer to as the Public Credit Policy. This algorithm is based primarily upon the historical loan performance of actual prior borrowers that met the requirements of the algorithm, the assumed performance of applicants that would have been approved under the current algorithm but were declined by prior methodologies, and the exclusion of borrowers that were approved under prior methodologies but would have been declined under the new algorithm, in addition to other factors and assumptions. For qualified borrowers, our proprietary algorithm assigns one of 35 loan grades (A1 to G5), which establishes the loan interest rate and origination fee

The Public Credit Policy may not be changed without the consent of WebBank.

Under the current Public Credit Policy, borrower requirements include the following:

•	minimum FICO score of 660 (as reported by a consumer reporting agency);

•	debt-to-income ratio (excluding mortgage) below 35%;

•	acceptable debt-to-income ratio (including mortgage and the requested Public Policy Loan amount); and

•	credit report (as reported by a consumer reporting agency) reflecting:

•	at least two revolving accounts currently open;

•	6 or fewer inquiries (or recently opened accounts) in the last 6 months; and

•	a minimum credit history of 36 months.

A FICO score is a numeric rating that ranges between 300 and 850 that rates a person’s credit risk based on past credit history and current credit situation. FICO scoring was developed by Fair Isaac Corporation. FICO scores reflect a mathematical formula that is based on information in a consumer’s credit report, compared to information on other consumers. Consumers with higher scores typically represent a lower risk of defaulting on their loans. There are three different FICO scores, each with a separate name, which correspond to each of the three main U.S. consumer reporting agencies. Equifax uses the “BEACON score”; Experian uses the “Experian/Fair Isaac Risk Model”; and TransUnion uses the “EMPIRICA score.” The score from each consumer reporting agency considers only the credit data available to that agency. Fair Isaac Corporation develops all three FICO scores and makes the scores as consistent as possible across the three consumer reporting agencies. Nevertheless, the three agencies sometimes have different information about a particular borrower, and that means the three FICO scores for that borrower will vary by agency. We obtain consumer credit information from several consumer reporting agencies.

The FICO scoring model takes into account only five categories of data: historical timeliness of bill payments; total outstanding debt and the total amount of credit the consumer has available; length of credit history; mix of credit; and new credit applications within the last year. Information such as: age; race; sex; job or length of employment; income; whether the consumer has been turned down for credit or information not contained in the consumer’s credit report are not taken into account in calculating a FICO score.

If an applicant passes the initial credit criteria for a Public Policy Loan, the applicant is assessed by the Lending Club scoring model which can either decline the applicant or approve the applicant and provide them with a LC score. The LC score is based upon an internally developed algorithm that is based upon the historical performance of borrower members and takes into account an applicant’s FICO score and credit attributes. The LC score is between 1 through 25 and corresponds to a Base Risk Grade as follows:

LC Score	Base Risk Grade
1	A1
2	A2
3	A3

LC Score	Base Risk Grade
4	A4
5	A5
6	B1
7	B2
8	B3
9	B4
10	B5
11	C1
12	C2
13	C3
14	C4
15	C5
16	D1
17	D2
18	D3
19	D4
20	D5
21	E1
22	E2
23	E3
24	E4
25	E5

This Base Risk Grade can be further modified to arrive at the final applicable sub-grade and rate for the borrower depending on the channel through which a borrower is sourced through, loan amount, term and other factors.

During the loan application process, we also automatically screen members using the U.S. Department of the Treasury Office of Foreign Asset Control’s (“OFAC”) lists, as well as our fraud detection systems. See “About Lending Club — Business — Technology — Fraud Detection.”

After submission of the application, we inform potential borrowers whether they qualify to post a loan request on our platform. Potential borrowers then must enter into a borrower membership agreement with Lending Club and a loan agreement with WebBank. These agreements set forth the terms and conditions of the member loans and allow a borrower member to withdraw from a loan request at any time before the member loan is funded. See “About the Loan Platform — How the Lending Club Platform Operates — New Member Registration.”

Relist on Partial Loan

Borrowers who receive only a partial loan amount can request, within 30 days of the original credit pull upon which the credit decision was made, to list a loan of up to the maximum amount Lending Club approved them for. Investors can use the filters provided to exclude borrowers they have previously invested in.

Verification of Borrower Information

Approximately 79% of the listed applicants during the year ended December 31, 2013 had their employment or income verified. To verify income, we will request documents such as recent paystubs, tax returns or bank statements. To verify employment, we may contact the employer or use other databases.

We may perform income and/or employment verification in situations such as:

•	if we believe there may be uncertainty about the borrower’s employment or future income;

•	if we detect conflicting or unusual information in the loan request;

•	if the loan amount is high;

•	if the borrower is highly leveraged;

•	if we suspect the borrower may have obligations not included in the borrower’s pre-loan or post loan debt level, such as wage garnishment collection accounts; or

•	if we suspect a fraudulent loan request.

From time to time, we may also randomly select listings to verify information for the purpose of testing our policies and procedures for statistical analysis.

If the borrower fails to provide satisfactory information in response to an income or employment verification inquiry, we will remove the borrower’s loan listing or request additional information from the borrower.

We conduct income or employment verification based on proprietary verification models and our policies and procedures. Investors should not rely on a borrower’s stated employment or income, except when such income has been verified as indicated on the Loan details page, or on our ability to perform income and employment verifications. We cannot assure investors that we will continue performing income or employment verifications. See “Risk Factors – Information supplied by borrowers may be inaccurate or intentionally false.”

Our participation in funding Loans on the platform from time to time has had, and will continue to have, no effect on our income or employment verification process, the selection of loan requests verified or the frequency of income and employment verification.

Loan Interest Rates

Interest rates are set by our Interest Rate Committee (“Committee”), which is comprised of our Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, Chief Operating Officer and General Counsel. The Committee’s objective in setting rates is to offer competitive rates to borrowers relative to other unsecured credit options for the applicable borrower while also providing attractive risk adjusted returns to investors.

The Committee considers the following factors when establishing rates:

•	general economic environment, taking into account economic slowdowns or expansions;

•	the balance of funds and demand for credit through our platform, taking into account whether borrowing requests exceed investor commitments or vice versa;

•	estimated default rates per loan type; and

•	competitive factors, taking into account the consumer credit rates set by other lending platforms and major financial institutions.

Set forth below is a chart describing the interest rates currently assigned to member loans for each of the Lending Club loan grades:

Sub-Grade	Interest Rate
A1	6.03%
A2	6.49%
A3	7.12%
A4	7.69%
A5	8.39%
B1	9.17%
B2	10.15%
B3	10.99%
B4	11.67%
B5	12.49%
C1	12.99%
C2	13.35%
C3	13.98%
C4	14.49%
C5	14.99%
D1	15.61%
D2	16.29%
D3	16.99%
D4	17.57%
D5	18.24%
E1	18.99%
E2	19.52%

Sub-Grade	Interest Rate
E3	20.20%
E4	20.99%
E5	22.15%
F1	23.43%
F2	24.08%
F3	24.50%
F4	24.99%
F5	25.57%
G1	25.80%
G2	25.83%
G3	25.89%
G4	25.99%
G5	26.06%

The Committee has adjusted the Lending Club base rate from time to time in the past and will continue to do so. When the Committee makes adjustment to our base rate, we will supplement the prospectus and will file a post-effective amendment to the registration statement of which this prospectus forms a part.

Illustration of Service Charge and Annual Returns For Fully Performing Loans of Each Sub-Grade and For Sub-Grades

The following tables illustrate hypothetical annual return information with respect to the Notes, grouped by Lending Club sub-grade and term. The information in these tables is not based on actual results for investors and is presented only to illustrate the effects by sub-grade on hypothetical annual Note returns of Lending Club’s 1.00% service charge and an assumed default rates. By column, each table presents:

•	loan sub-grades;

•	the annual stated interest rate;

•	the hypothetical assumed default rate;

•	the reduction in the annual return of the hypothetical assumed default rate result due to Lending Club’s 1.00% service charge on both interest and principal payments; and

•	the hypothetical annual returns on Notes assuming the assumed default rate were to occur, net of Lending Club’s service charge.

Three Year Term

Loan Grade	Interest Rate	Reduction in Return Due to Lending Club’s 1.00% Service Charge	Returns Rate After Lending Club’s 1.00% Service Charge
A1	6.03%	0.67%	5.36%
A2	6.49%	0.68%	5.81%
A3	7.12%	0.68%	6.44%
A4	7.69%	0.68%	7.01%
A5	8.39%	0.68%	7.71%
B1	9.17%	0.69%	8.48%
B2	10.15%	0.69%	9.46%
B3	10.99%	0.69%	10.30%
B4	11.67%	0.70%	10.97%
B5	12.49%	0.70%	11.79%
C1	12.99%	0.70%	12.29%
C2	13.35%	0.70%	12.65%
C3	13.98%	0.71%	13.27%
C4	14.49%	0.71%	13.78%
C5	14.99%	0.71%	14.28%
D1	15.61%	0.71%	14.90%
D2	16.29%	0.72%	15.57%
D3	16.99%	0.72%	16.27%
D4	17.57%	0.72%	16.85%
D5	18.24%	0.72%	17.52%
E1	18.99%	0.73%	18.26%
E2	19.52%	0.73%	18.79%
E3	20.20%	0.73%	19.47%
E4	20.99%	0.74%	20.25%
E5	22.15%	0.74%	21.41%
F1	23.43%	0.75%	22.68%
F2	24.08%	0.75%	23.33%
F3	24.50%	0.75%	23.75%
F4	24.99%	0.75%	24.24%
F5	25.57%	0.76%	24.81%
G1	25.80%	0.76%	25.04%
G2	25.83%	0.76%	25.07%
G3	25.89%	0.76%	25.13%
G4	25.99%	0.76%	25.23%
G5	26.06%	0.76%	25.30%

Five-Year Term

Loan Grade	Interest Rate	Reduction in Return Due to Lending Club’s 1.00% Service Charge	Returns After Lending Club’s 1.00% Service Charge
A1	6.03%	0.42%	5.61%
A2	6.49%	0.42%	6.07%
A3	7.12%	0.42%	6.69%
A4	7.69%	0.42%	7.26%
A5	8.39%	0.43%	7.96%
B1	9.17%	0.43%	8.74%
B2	10.15%	0.43%	9.71%
B3	10.99%	0.44%	10.55%
B4	11.67%	0.44%	11.23%
B5	12.49%	0.44%	12.04%
C1	12.99%	0.45%	12.54%
C2	13.35%	0.45%	12.90%
C3	13.98%	0.45%	13.53%
C4	14.49%	0.45%	14.03%
C5	14.99%	0.45%	14.53%
D1	15.61%	0.46%	15.15%
D2	16.29%	0.46%	15.83%
D3	16.99%	0.46%	16.52%
D4	17.57%	0.47%	17.10%
D5	18.24%	0.47%	17.77%
E1	18.99%	0.47%	18.51%
E2	19.52%	0.48%	19.04%
E3	20.20%	0.48%	19.72%
E4	20.99%	0.48%	20.50%
E5	22.15%	0.49%	21.66%
F1	23.43%	0.49%	22.93%
F2	24.08%	0.50%	23.58%
F3	24.50%	0.50%	24.00%
F4	24.99%	0.50%	24.48%
F5	25.57%	0.50%	25.06%
G1	25.80%	0.51%	25.29%
G2	25.83%	0.51%	25.32%
G3	25.89%	0.51%	25.38%
G4	25.99%	0.51%	25.48%
G5	26.06%	0.51%	25.55%

Illustration of Service Charge if Prepayment Occurs

The Lending Club platform allows a borrower member to prepay a member loan at any time without penalty, and all prepayments are subject to our 1.00% charge. Prepayments will reduce or eliminate the interest payments you expect to receive on a Note.

Thus, assume for example that an investor purchases a $100.00 Note corresponding to a member loan bearing interest at 8.00%. If the member loan is paid in full according to its terms over its full three year term, the investor will receive aggregate Note principal payments of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $12.62, or $12.75 minus the 1.00% service charge.

Assume, however, that the member loan corresponding to the Note is fully prepaid:

•	If the member loan is prepaid one month after issuance, the investor will receive a Note principal payment of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $0.66, or $0.67 minus the 1.00% service charge.

•	If the member loan is prepaid following the first 6 months of payment, the investor will receive aggregate Note principal payments of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $3.71, or $3.75 minus the 1.00% service charge.

•	If the member loan is prepaid following the first 12 months of payment, the investor will receive aggregate Note principal payments of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $6.81, or $6.88 minus the 1.00% service charge.

•	If the member loan is prepaid following the first 24 months of payment, the investor will receive aggregate Note principal payments of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $11.08, or $11.19 minus the 1.00% service charge.

For information about historical loan prepayment information, see “Statistical Information on our Public Policy Loan Portfolio.”

Standard Terms for Loans

Consumer loans are unsecured obligations of individual borrowers with a fixed interest rate and a maturity of three years or five years. Loans have an amortizing, monthly repayment schedule and may be repaid in whole or in part at any time without prepayment penalty. In the case of a partial prepayment, we reduce the outstanding principal balance and the term of the Loan is effectively reduced as the monthly payment remains unchanged.

Borrowers pay an origination fee to WebBank upon the successful closing of the Loan. As requested by WebBank, we deduct and retain the origination fee from the Loan amount prior to the disbursement of the net amount to the borrower. The consumer loan origination fee is determined by the term and credit grade of the Loan and ranges from 1.11% to 5.00% of the original principal amount.

Identity Fraud Reimbursement

We reimburse investors for the unpaid principal balance of a Loan obtained through identity fraud. We generally recognize the occurrence of identity fraud upon receipt of a police report regarding the identity fraud. This reimbursement for identity fraud only provides an assurance that our borrower identity verification is accurate; in no way is it a guarantee of a borrower’s self-reported information (beyond the borrower’s identity) or a borrower’s creditworthiness. We expect the incidence of identity fraud on our platform to be low because of our identity verification process. From the time we began issuing Notes in October 2008 through December 31, 2013, we have reimbursed investors a total of $0.5 million in 51 cases of confirmed identity fraud.

How the Investment Process Works

After a Public Policy Loan request has been listed on our website, investors who have registered with us and who reside in states in which the Notes are available for sale may commit to purchase Notes dependent on the loan requested by the borrower.

Certificate holders can also commit to invest in a Public Policy Loan through the platform. Certificates are sold in private transactions between the Trust and accredited investors or qualified purchasers. The terms of Certificates are substantially identical to those of Notes, except that investors in Certificates may pay an asset-based management fee instead of the cash flow-based servicing fee paid by investors in Notes.

Investors navigate our website as follows. Investors may browse all active loan listings and they may also use search criteria to narrow the list of loan listings they are viewing. The available search criteria include loan grade, borrower credit score range, number of recent delinquencies and Loan funding status, as well as a free-search field. The free-search field returns results based on the word entered as the search. As investors browse the loan listings, they can click on any of the Loans to view additional detail. The Loan detail page includes general information about the borrower and the loan request that is viewable by non-members, and more detail (including credit data) viewable only by signed-in investors. Once signed-in, investors may select any of the displayed loan listings and add them to their “order,” which is akin to a shopping basket. Investors may add as many loans as they want to their order, provided that the aggregate amount of their order does not exceed the funds available. Once an investor has finished building an order, the investor may click the “check out” button, review the “order” one more time and then click the confirmation button to commit funds to the order. Funds committed represent commitments to purchase Notes or invest through a Certificate that are dependent on the selected loan for payment. From that point on, the funds committed by the investor are no longer available for use by the investor and may no longer be withdrawn or committed to other loans (unless and until loans included in the order are not issued, in which case the corresponding funds become available to the investor again).

A single borrower’s loan request can be funded by many different investors in various amounts that are in $25 increments.

Portfolio Tool and PRIME

In making investment commitments, investors may use our “Portfolio Tool,” a search tool that creates a listing of available loans that meet all of the investment criteria selected by the investor. Investors may adjust the search or its output without committing to invest.

The Portfolio Tool is provided for informational purposes only and should not be considered as investment criteria regarding an investor’s particular investment situation. Lists may be modified or rejected in whole or in part. Investors should always review the list created and modify it to suit their particular needs and risk profile.

PRIME is a service for accounts with at least $5,000 that automatically matches the investor investment criteria with available inventory. Investors are able to update their investment criteria and are able to turn on and off this service at any time. There is no fee for using PRIME. Standard servicing, asset under management and / or collection fees still apply.

Loan Funding and Treatment of Investor Cash Balances

Investors’ funds, other than those held by investors in Certificates purchased through the Funds or through SMAs, are held in a bank account maintained by us at Wells Fargo Bank. This account is a pooled non-interest bearing demand deposit account, titled in our name as trustee for investors, and is known as the “in trust for” (“ITF”) Account.

Individual investors have no direct relationship with Wells Fargo via the ITF Account; LC initiates cash transfers into and out of the ITF Account in its role as account trustee. In addition to outlining the rights of investors, the trust agreement provides that we disclaim any economic interest in the assets in the ITF Account and also provides that each investor disclaims any right, title or interest in the assets of any other investor in the ITF Account.

Under the ITF Account, we maintain sub-accounts for each of the investors on our platform to track and report funds committed by investors to purchase Notes or loans, as well as payments received from borrowers that are paid on the related Note or loan. These record-keeping sub-accounts are purely administrative and reflect balances and transactions concerning the funds in the ITF Account.

The ITF account is FDIC-insured on a “pass through” basis to the individual investors, subject to applicable limits. This means that each individual investor’s balance is protected by FDIC insurance, up to the limits established by the FDIC. Other funds that a specific investor has on deposit with Wells Fargo, may count against any applicable FDIC insurance limits for that investor.

Funds from investors in Certificates are held in custodial accounts titled in the name of an independent custodian. These funds may only be invested or reinvested in Certificates issued by the Trust, temporarily invested to avoid idle cash, or may be returned to investors via scheduled distributions or requested withdrawals. Each custodial account balance is protected by FDIC insurance up to the limits established by the FDIC for such custodial (non-trust) accounts. We believe that the custodial bank accounts are not FDIC-insured on a “pass through” basis to the individual investors pursuant to FDIC deposit insurance provisions and requirements.

Our monies are not commingled with the assets of investors held in the ITF or custodial accounts.

Purchases of Notes and Loan Closings

Once an investor has decided to purchase one or more Notes that are dependent on member loans and prefunded the investor’s Lending Club account with sufficient cash, we proceed with the purchase and sale of the Notes to the investor and facilitate the closing of the corresponding member loans. At a Note closing, when we issue a Note to an investor and register the Note on our books and records, we transfer the principal amount of such Note from such investor’s sub-account under the ITF account to a funding account maintained by WebBank. This transfer represents the payment by the investor of the purchase price for the Note. These proceeds are designated for the funding of the particular member loan selected by the investor. WebBank is the true creditor for all member loans to borrower members, which allows our platform to be available on a uniform basis to borrower members throughout the United States, except that we do not currently offer member loans in certain states. We are obligated to maintain funds in the funding account maintained by WebBank equal to no more than or $3,000,000. WebBank disburses the loan proceeds to the borrower member who is receiving the member loan. An individual member loan generally closes the first business day after i) we receive Note funding commitments in an aggregate amount equal to the amount of the loan request, ii) the end of the 14 day listing period or iii) when the borrower member agrees to take a lesser amount equal to the amount of Note commitments received up to that time.

At the closing of the borrower member’s loan, we execute an electronic promissory note on the borrower member’s behalf for the final loan amount under a power of attorney on behalf of the borrower member. WebBank then electronically indorses the promissory note to us and assigns the borrower member’s loan agreement to us without recourse to WebBank.

The promissory note and the loan agreement contain customary agreements and covenants requiring the borrower members to repay their member loans and acknowledging our role as servicer for member loans. Borrowers authorize WebBank to disburse the loan proceeds by ACH transfer.

Investors know only the screen names, and do not know the actual names, of borrower members. The actual names and mailing addresses of the borrower members are known only to us and WebBank. We maintain custody of the electronically-executed promissory notes in electronic form on our platform.

Borrowers pay an origination fee upon the successful closing of the member loan. WebBank deducts the origination fee from the loan amount prior to disbursing the net amount to the borrower member and remits the fee to us. This fee is determined by the loan grade of the loan and ranges from 1.11% to 5.00% of the aggregate principal amount. The fees are:

Loan Origination Fees

36 Month Loans

Loan Grade	Lending Club Origination Fee
A1	1.11%
A2-A3	2.00%
A4-A5	3.00%
B	4.00%
C	5.00%
D	5.00%
E	5.00%
F	5.00%
G	5.00%

60 Month Loans

Loan Grade	Lending Club Origination Fee
A	3.00%
B	5.00%
C	5.00%
D	5.00%
E	5.00%
F	5.00%
G	5.00%

Trading Platform

Investors cannot sell their Notes except through the resale trading platform operated by FOLIOfn Investments, Inc. (“FOLIOfn”), an unaffiliated registered broker-dealer. This internet-based trading platform allows LC investors who establish a brokerage relationship with FOLIOfn (who we refer to as subscribers) to offer their Notes for sale. Only previously issued Notes can be traded through the FOLIOfn trading platform. The trading platform does not handle any aspect of the initial offer and sale of Notes by us. It also does not handle transfers or resales of Certificates. Subscribers may post orders to sell their Notes on the trading platform at prices established by the subscriber. Other subscribers have the opportunity to view these prices, along with historical information from the original Loan posting for the Loan corresponding to the Note, an updated credit score range of the borrower and the payment history of the Note.

Subscribers pay a 1% transaction fee charged by the registered broker-dealer when selling Notes. All Notes traded through the trading platform will continue to be subject to LC’s ongoing fees, including the ongoing service fee.

We are not a registered national securities exchange, securities information processor, clearing agency or broker-dealer. All securities services relating to the trading platform are provided by FOLIOfn. Neither we nor FOLIOfn will make any recommendations with respect to transactions on the trading platform. There is no assurance that investors will be able to establish a brokerage relationship with the registered broker-dealer. Furthermore, we cannot assure subscribers that they will be able to sell Notes they offer for resale through the trading platform at the offered price or any other price nor can we offer any assurance that the trading platform will continue to be available to subscribers. The trading platform is not available to residents of all states. During 2013, it took an average of 5.1 days to sell a Note with an offer price at or below par.

Participation in the Funding of Loans by Lending Club and Its Affiliates

We are obligated to ensure funding for consumer loans originated through direct mail marketing campaigns and will fund these consumer loans as needed. As of December 31, 2013, we had funded no such consumer loans under this program. We have and may in the future choose to invest in Loans or portions of Loans for various reasons including customer service accommodations. During the year ended December 31, 2013, we funded $1.2 million in consumer loans. As of December 31, 2013, the outstanding principal balance of all consumer loans owned by us was $0.4 million.

Our executive officers, directors and 5% stockholders, also have funded portions of loans requests from time to time in the past, and may do so in the future. See “Transactions With Related Persons” below.

Any loan funded by LC or our executive officers, directors and 5% stockholders is on the same terms and conditions as available to other investors.

The Funds And Trust

In October 2010, we formed C Advisors, LLC (LCA), a SEC-registered investment advisor wholly owned by Lending Club. LCA is the general partner of five investment funds: Broad Based Consumer Credit Fund, L.P. (“BBF”), Broad Based Consumer Credit (Q) Fund, L.P. (“BBF-QP”), Broad Based Consumer Credit II Fund, L.P. (“BBF II”), Conservative Consumer Credit Fund, L.P. (“CCF”), and Conservative Consumer Credit (Q) Fund, L.P. (“CCF-QP”), which we refer to collectively as the Funds. In connection with the Funds, the Trust is structured as a bankruptcy-remote entity for holding portions of Loans related to Certificates purchased by the Funds separate and apart from the Loans and other assets of ours. We and the Trust have entered into a loan purchase agreement and a servicing agreement whereby we service the loans acquired by the Trust in a manner identical to other Loans; the Trust earns a fee equal to 40 basis points for each Certificate holder and we earn a servicing fee equal to 35 basis points, which is paid by the Trust.

Beginning January 2012, LCA began offering SMAs to individual accredited investors. Investors with SMAs invest in Certificates issued by the Trust.

LCA’s contribution to the Company’s overall consolidated financial results will be primarily driven by the combination of assets under management, the investment performance of the Funds and SMA investors and the ability to attract additional investors. Competitive investment performance in rising markets and preservation of fund investor capital during periods of market volatility or declining economic conditions are key determinates of the long term success of LCA’s business.

The table below presents our summary of changes in assets under management for LCA, stated at amortized cost except for appreciation which includes fair value adjustments for investments (in millions):

Balance at December 31, 2012	$286.7
Net capital contributions	410.5
Appreciation	43.0

Balance at December 31, 2013	$740.2

Post-Closing Loan Servicing and Collection

We begin servicing loans immediately after we purchase them.

We assess investors a service charge in respect of their Notes. Our service charge is equal to 1.00% of the payments for principal, interest and late fees received by us from borrower members in respect of each corresponding Member Loan (in each case excluding any payments due to us on account of portions of the corresponding Member Loan, if any, funded by us).

Beginning in March 2011, we began charging certificate investors in our private investment funds monthly management fees that are based on the month-end balances of their partners’ capital accounts. These management fees, which are charged in lieu of servicing fees on the certificates are recorded in other revenue.

Our procedures generally involve the automatic debiting of borrower bank accounts by ACH transfer for the scheduled monthly principal and interest payments due on the Member Loan. If a borrower member chooses to make a loan payment by check, we impose a $15.00 check processing fee per payment, subject to applicable law. We retain 100% of any check processing and other processing fees we receive to cover our costs.

Loan payments are transferred to a clearing account in our name where they remain for two business days. Thereafter, we make payments on the Notes and certificates by transferring the appropriate funds to the ITF and custodial accounts and allocating amounts received on specific Member Loans to the appropriate investor’s sub-account. We retain amounts due to us for servicing Notes and then periodically transfer such funds from the clearing account to another operating account of ours. An investor may transfer uncommitted funds out of the investor’s Lending Club sub-account in the ITF or custodial accounts by ACH or wire transfer to the investor’s designated bank account at any time, subject to normal execution times for such transfers (generally 1-3 days).

We disclose on our website to the relevant investors and report to consumer reporting agencies regarding borrower members’ payment performance on our Member Loans. We have also made arrangements for collection procedures in the event of borrower member default. When a Member Loan is past due and payment has not been received, we contact the borrower member to request payment. After a 15-day grace period, we may, in our discretion, assess a late payment fee. The amount of the late payment fee is the greater of 5.00% of the unpaid payment amount or $15.00, or such lesser amount as may be provided by applicable law. This fee may be charged only once per late payment. Amounts equal to any late payment fees we receive are paid to investors, net of our service charge, if applicable. We often choose not to assess a late payment fee when a borrower promises to return a delinquent loan to current status and fulfills that promise. We may also work with a borrower member to structure a new payment plan in respect of the Member Loan without the consent of any holder of the investors related to that Member Loan. Under the indenture for the Notes, we are required to use commercially reasonable efforts to service and collect Member Loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the Member Loans.

Each time a payment request is denied due to insufficient funds in the borrower’s account or for any other reason, we may assess an unsuccessful payment fee to the borrower in an amount of $15.00 per unsuccessful payment, or such lesser amount as may be provided by applicable law. We retain 100% of this unsuccessful payment fee to cover our costs incurred because of the denial of the payment.

If a loan becomes overdue, we either refer the loan to an outside collection agent or to our in-house collections department. We generally use our in-house collections department as a first step when a borrower member misses a payment. In the event that our initial in-house attempts to contact a borrower member are unsuccessful, we generally refer the delinquent account to the outside collection agent. Amounts equal to any recoveries we receive from the collection process are payable to Note and certificate investors on a pro rata basis, subject to our deduction of our 1.00% service charge, if applicable, and an additional collection fee. The investor is only charged the additional collection fee if the collection agency or we are able to collect a payment.

The following table summarizes the fees that we charge and how these fees affect investors:

Description of Fee	Fee Amount	When Fee is Charged	Effect on Investors

Service fee on Notes	1.00% of the principal, interest and late fees received by LC from borrowers on each corresponding loan (in each case excluding any payments due to LC on account of portions of the corresponding loan, if any, funded by LC itself)	At the time of payments on the Notes, including Note payments resulting from prepayments or partial payments on corresponding loans	The service fee will reduce the effective yield on Notes.

Late payment fee	Assessed in our discretion; if assessed, the late fee is the greater of 5.00% of the unpaid installment amount, or $15.00, unless a lesser amount is required by law, and may be charged only once per late payment	In our discretion, when a loan is past due and payment has not been received after a 15-day grace period	Amounts equal to any late payment fees we receive are paid to holders of the Notes corresponding to the relevant loan, net of our 1.00% service charge

Loan unsuccessful payment fee	$15.00 per unsuccessful payment, unless a lesser amount is required by law	May be assessed each time a payment request is denied, due to insufficient funds in the borrowers’s account or for any other reason	We retain 100% of this unsuccessful payment fee to cover our costs.

Loan collection fee	For pre- and post- charged off loans: Charged only if collection agency or LC is able to collect payment; collection fee is up to 35%, excluding litigation	At the time of successful collection	Collection fees charged by us or a third-party collection agency may be charged to investors which will reduce payments and the effective yield on the related Notes.

Check processing fee	$15.00 per check processed for any payments made by check	At the time a payment by check is processed	We retain 100% of this check processing fee to cover our costs.

We disclose borrower payment performance on our website to the relevant investors and also report that information to consumer reporting agencies. We have collection procedures in place to deal with defaults by borrowers. When a loan is past due, we contact the borrower to request payment. After a 15-day grace period, we may, in our discretion, assess a late payment fee. We often choose not to assess a late payment fee when a borrower promises to return a delinquent loan to current status and fulfills that promise. We may also work with a borrower to structure a new payment plan without the consent of any holder of the Notes or Certificates related to that loan. Under the indenture for the Notes, we are required to use commercially reasonable efforts to service and collect loans, in good faith, accurately and in accordance with industry standards customary for servicing loans.

If a loan becomes 31 days overdue, we identify the loan on our website as “Late (31-120),” and we either refer the loan to an outside collection agent or to our in-house collections department. We generally use our in-house collections department as a first step when a borrower misses a loan payment. In the event that our initial in-house attempts to contact a borrower are unsuccessful, we generally refer the delinquent account to the outside collection agent. Amounts equal to any recoveries we receive from the collection process are payable to Note and Certificate investors on a pro rata basis, subject to our deduction of our service charge, if applicable, and an additional collection fee. The investor is only charged the additional collection fee if we or the collection agency are able to collect a payment.

Investors are able to monitor the status of collections as the status of a loan switches from “Late (15-30 days)” to “Late (31-120 days)” to “current” for example, but cannot participate in or otherwise intervene in the collection process.

If a borrower dies while a loan is in repayment, we require the executor or administrator of the estate to send a death certificate to us. We then file a claim against the borrower’s estate to attempt to recover the outstanding loan balance. Depending on the size of the estate, we may not be able to recover the outstanding amount of the loan. If the estate does not include sufficient assets to repay the outstanding loan in full, we will treat the unsatisfied portion of a loan as defaulted with zero value. In addition, if a borrower dies near the end of the final maturity of a loan, it is unlikely that any further payments will be made on any Notes or Certificates corresponding to such loan, because the time required for the probate of the estate may extend beyond the initial maturity date and the final maturity date of the Notes.

Our collection process changes in the event of a borrower bankruptcy filing. When we receive notice of the bankruptcy filing, as required by law, we cease all collection actions on the loan. The status of the loan, which the relevant investors may view, switches to “bankruptcy.” We next determine what we believe to be an appropriate approach to dealing with the borrower’s bankruptcy. If the proceeding seeks liquidation, we attempt to determine if the proceeding is a “no asset” proceeding, based on instructions we receive from the bankruptcy court. If the proceeding is a “no asset” proceeding, we take no further action and assume that no recovery will be made on the loan.

We file a proof of claim involving the borrower when permitted. The decision to pursue additional relief beyond the proof of claim in any specific matter involving a borrower will be entirely within our discretion and will depend upon certain factors including:

•	if the borrower used the proceeds of a loan in a way other than that which was described in the borrower’s application;

•	if the bankruptcy is a Chapter 13 proceeding, whether the proceeding was filed in good faith and if the proposed plan reflects a “best effort” on the borrower’s behalf; and

•	our view of the costs and benefits to us of any proposed action.

Customer Support

We provide customer support to our borrower members and investors. For most Lending Club members, their experience is entirely web-based. We include detailed frequently asked questions (“FAQs”) on our website. We also post detailed fee information and the full text of our member legal agreements.

We make additional customer support available to members by email and phone. Our customer support team is located at our headquarters in San Francisco, California.

Use of Proceeds

We will use the proceeds of each series of Notes to fund a member loan through the Lending Club platform designated by the investors purchasing such series of Notes. See “About the Loan Platform” for more information.

Plan of Distribution

The Notes will be offered by Lending Club or through the efforts of brokers or dealers with whom we may enter into agreements with from time to time. In connection with such agreements, we may agree to indemnify these brokers or dealers for certain liabilities, including liabilities under the Securities Act, liabilities arising from breaches of representations and warranties contained in any agreement with such brokers or dealers, and, potentially, to contribute to payments that the brokers or dealers may be required to make for these liabilities. We will pay all commissions to brokers or dealers, or in certain circumstances we, at the request of the broker or dealer, will deliver any payment that would have been paid to the broker or dealer to a specified investor.

All purchases of Notes will be made by investors through our website.

All Notes will be offered to Lending Club investors at 100% of their principal amount, there will be no underwriters or underwriting discounts or commissions paid on the Notes.

Electronic Distribution

The information on any website maintained by any other third party is not part of the prospectus or this registration statement of which the prospectus forms a part, has not been approved and/or endorsed by us and should not be relied upon by any investor.

Financial Suitability Requirements

The Notes are highly risky and speculative. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment.

In addition, minimum financial suitability standards and maximum investment limits have been established for investors. These minimum suitability standards and maximum investment limits are as follows. Any additional or different requirements for residents of the state in which you reside will be added by prospectus supplement.

In states other than California or Kentucky, investors must either:

•	have an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $70,000; or

•	have a net worth (determined with the same exclusions) of at least $250,000.

In California, investors:

•	must have an annual gross income of at least $85,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $85,000; or

•	must have a net worth (determined with the same exclusions) of at least $200,000.

If a California investor does not satisfy either of the above tests, the investor may still invest up to $2,500 in our Notes.

In Kentucky, investors

•	must qualify as “accredited investors” as defined in Rule 501(a) of Regulation D of the Securities Act.

In addition, no investor may purchase Notes in an amount in excess of 10% of the investor’s net worth, determined exclusive of home, home furnishings and automobile.

Investors must represent in the investor agreement that they meet the applicable minimum suitability requirements.

Description of the Notes

General

The Notes will be issued in series under an indenture, which we refer to as the indenture, dated October 10, 2008, as amended or supplemented, between Lending Club and CSC, who replaced Wells Fargo as trustee, in November 2013.

Each series of Notes corresponds to one borrower member loan. All Notes will be U.S. dollar denominated, fully amortizing and have a fixed rate of interest. The Notes of each series will have a stated interest rate that is the same as the interest rate for the corresponding borrower member loan and an aggregate stated principal amount equal to the investors’ aggregate commitment to purchase Notes the proceeds of which they have designated to fund the corresponding member loan.

Notwithstanding the foregoing, Lending Club has no obligation to make any payments on the Notes unless, and then only to the extent that, Lending Club has received payments on the corresponding member loan, as described under “— Payments on the Notes.” The Notes will also be subject to prepayment without penalty under certain circumstances as described under “— Prepayments.”

Notes of each series will have an initial term of three or five years and four business days, which is four business days longer than the term of the corresponding member loan. The four business days allow us to assure the finality of the transfer of funds under the ACH rules after we receive payments from borrower members. If there are amounts owing to Lending Club in respect of the corresponding member loan with a three-year term at the initial maturity of a Note, the term of the Note will be automatically extended to the fifth anniversary of initial issuance, which we refer to as the “final maturity,” to allow the holder to receive any payments that Lending Club receives on the corresponding member loan after the maturity of the corresponding member loan. Lending Club will not extend the term for any Note corresponding to a loan with a term of five-years.

The indenture does not limit the aggregate principal amount of Notes that Lending Club can issue under the indenture, but each series of Notes will be effectively limited to a maximum principal amount of $35,000, which is the largest possible initial principal amount of a member loan. If in the future Lending Club changes the maximum amount of a permitted borrower loan request, then the maximum aggregate principal amount of Notes per series would also increase. The aggregate principal amount of Notes of each series will equal the aggregate amount of funds designated by investors to fund the corresponding member loan. When Lending Club funds some or all of a member loan itself, no Notes will be issued to Lending Club for the amounts of the member loan that Lending Club determines to fund itself.

We will use all proceeds we receive from purchases of the Notes to purchase the corresponding member loans from WebBank.

Ranking

The Notes will not be contractually senior or contractually subordinated to any other indebtedness of Lending Club. The Notes will be unsecured special, limited obligations of Lending Club. Lending Club will be obligated to pay principal and interest on each Note in a series only if and to the extent that Lending Club receives principal, interest or late fee payments from the borrower member on the corresponding member loan funded by the proceeds of that series, and such borrower member loan payments will be shared ratably among all Notes of the series after deduction of Lending Club’s service charge and any payments due to Lending Club on account of the portions of the member loan, if any, funded by Lending Club itself. In the event of a bankruptcy or similar proceeding of Lending Club, the relative rights of the holder of a Note as compared to the holders of other unsecured indebtedness of Lending Club with respect to payment from the proceeds of the member loan corresponding to that Note or other assets of Lending Club is uncertain. If Lending Club were to become subject to a bankruptcy or similar proceeding, the holder of a Note will have an unsecured claim against Lending Club that may or may not be limited in recovery to the corresponding borrower member loan payments.

The indenture does not contain any provisions that limit Lending Club’s ability to incur indebtedness in addition to the Notes.

Payments and Paying Agents

Subject to the limitations described under “Limitations on Payments,” Lending Club will make payments of principal and interest on the Notes within four business days of receiving Member Loan Payments (as defined below) in respect of the corresponding member loan, in accordance with the payment schedule for each Note. Each Note will have a payment schedule providing for either 36 or 60 monthly payments on payment dates that fall four business days following the due date for each installment of principal and interest on the corresponding member loan. The extra four business days allow us to assure the finality of the transfer of funds under the ACH rules after we receive payments from borrowers.

The stated interest rate on each Note will be the same as the interest rate on the corresponding member loan and interest will be computed and will accrue on the Note in the same manner as the interest on the corresponding member loan is computed and accrues. The Service Charge described below will reduce the effective yield on your Notes below their stated interest rate.

Lending Club will be the initial paying agent for the Notes. Lending Club will make all required payments on each Note to the Lending Club account of the holder in whose name the Note is registered on the record date for the relevant payment date. The record date for each payment date shall be the second business day prior to the actual payment date. If a payment date falls on a date that is not a business day, then such payment will be made on the next succeeding business day.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (1) not a day on which the ACH system operated by the U.S. Federal Reserve Bank (the “ACH System”) is closed and (2) not a day on which banking institutions in San Francisco, California or New York, New York are authorized or obligated to close.

Limitations on Payments

Each holder of a Note’s right to receive principal and interest payments and other amounts in respect of that Note is limited in all cases to the holder’s pro rata portion of the Member Loan Net Payments, if any.

For each series of Notes, “Member Loan Net Payments” means the amounts, if any, equal to the Member Loan Payments from the corresponding member loan minus the applicable Service Charge.

“Member Loan Payments” for each series of Notes means all amounts received by Lending Club in connection with the corresponding member loan, including without limitation, all payments or prepayments of principal and interest, any late fees and any amounts received by Lending Club upon collection efforts with respect to the corresponding member loan, but excluding the Unsuccessful Payment Fee, any check processing fees, any collection fees imposed by Lending Club or Lending Club’s third-party collection agency and any payments due to Lending Club on account of portions of the corresponding member loan, if any, funded by Lending Club itself.

The “Service Charge” is an amount equal to 1.00% of all Member Loan Payments.

The “Unsuccessful Payment Fee” is a $15.00 fee or such lesser amount permitted by law charged by Lending Club when Lending Club’s payment request is denied for any reason, including but not limited to, insufficient funds in the borrower member’s bank account or the closing of that bank account.

To the extent that anticipated Member Loan Payments from a member loan are not received by Lending Club, no payments will be due and payable by Lending Club on the Notes related to that member loan, and a holder of a Note will not have any rights against Lending Club, the borrower member or the member loan corresponding to such holder’s Note.

Prepayments

To the extent that a borrower member prepays a corresponding member loan, such prepayment amount will be a Member Loan Payment and holders of Notes related to that corresponding member loan will be entitled to receive their pro rata shares of the prepayment net of the applicable service charge. In the case of a partial prepayment of a corresponding member loan, we automatically reduce the outstanding principal and the term of the loan is effectively reduced as the monthly payment amount remains unchanged.

Mandatory Redemption

Upon the occurrence of a confirmed identity fraud incident with respect to a member loan, Lending Club will redeem all of the Notes of the series corresponding to such member loan for 100% of the outstanding principal amount of such Notes. An “identity fraud incident” means that the corresponding member loan has been obtained as a result of identity theft or fraud on the part of the purported borrower member. We may, in our discretion, require proof of the identity theft or fraud, such as a copy of the police report filed by the person whose identity was wrongfully used to obtain the corresponding member loan.

Servicing Covenant

Lending Club is obligated to use commercially reasonable efforts to service and collect the member loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the member loans. If Lending Club refers a delinquent member loan to a collection agency on the 31st day of its delinquency, that referral shall be deemed to constitute commercially reasonable servicing and collection efforts. Furthermore, Lending Club may, at any time and from time to time, amend or waive any term of a member loan, and may transfer, sell or cancel any member loan where any payment is more than 120 days delinquent without the consent of any holder of any Notes of the series corresponding to such member loan. In the event that Lending Club undertakes such a modification, waiver, transfer, sale or cancellation, Lending Club will notify the relevant investor by email, and the impact of such action will be reflected in the investor’s account. See “About the Loan Platform — How the Lending Club Platform Operates — Post-Closing Loan Servicing and Collection” for a description of Lending Club’s imposition of late fees. Lending Club will also be obligated to use commercially reasonable efforts to maintain backup servicing arrangements providing for the servicing of the member loans.

The indenture contains no financial covenants or other covenants limiting Lending Club’s operations or activities, including the incurrence of indebtedness.

Consolidation, Merger, Sale of Assets

The indenture prohibits Lending Club from consolidating with or merging into another business entity or conveying, transferring or leasing our properties and assets substantially as an entirety to any business entity, unless:

•	the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership or trust and it expressly assumes our obligations with respect to the outstanding Notes by executing a supplemental indenture;

•	immediately after giving effect to the transaction, no default shall have occurred or be continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the indenture and all conditions precedent relating to such transaction have been complied with.

Denominations, Form and Registration

Except as may be provided otherwise for a particular series of Notes, we will issue Notes in denominations of $25 or integral multiples of $25. The Notes will be issued only in registered form and only in electronic form. This means that each Note will be stored on our website. You can view your Notes online and print copies for your records, by visiting your secure, password-protected webpage in the “My Account” section of our website. We will not issue certificates for the Notes. Investors will be required to hold their Notes through Lending Club’s electronic Note register.

The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability of such persons to purchase Notes.

We reserve the right to issue certificated Notes only if we determine not to have the Notes held solely in electronic form.

We and the trustee will treat the investors in whose names the Notes are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever with respect to the Notes.

Restrictions on Transfer

The Notes will not be listed on any securities exchange. All Notes must be held by Lending Club members. The Notes generally will not be transferable except through the Note Trading Platform by FOLIOfn. Under the terms of the Notes, any transfer of a Note will be wrongful unless (1) the transfer is effected on a trading system that we approve as a resale trading system and (2) the Note has been presented by the registered holder to us or our agent for registration of transfer. The registrar for the Notes, which initially will be us, will not be obligated to recognize any purported transfer of a Note, except a transfer through the trading system or except as required by applicable law or court order. There can be no assurance, however, that an active market for Notes will develop on the trading system, that particular Notes will be resold or that the system will continue to operate. The trading platform is not available to residents of all states. Therefore, investors must be prepared to hold their Notes to maturity. See “About the Loan Platform — Trading Platform.”

Full Amortization; No Sinking Fund

The Notes are fully amortizing. There will be no sinking fund for the Notes.

Events of Default

Under the terms of the indenture, any of the following events will constitute an event of default for a series of Notes:

•	failure by Lending Club to make required payments on the Notes for 30 days past the applicable due date;

•	failure by Lending Club to perform, or the breach of, any other covenant for the benefit of the holders of the Notes of such series which continues for 90 days after written notice from the Trustee or holders of 25% of the outstanding principal amount of the debt securities of all series for which such default exists as provided in the indenture, subject to an additional 90 day cure period; or

•	specified events relating to Lending Club’s bankruptcy, insolvency or reorganization.

It is not a default or event of default under the terms of the indenture if we do not make payments when a borrower member does not make payments to us on the member loan corresponding with the particular series of Notes. In that case, Lending Club is not required to make payments on Notes, so no default occurs. See “Risk Factors — Payments on the Notes depend entirely on payments we receive on corresponding member loans.” An event of default with respect to one series of Notes is not automatically an event of default for any other series.

If an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the indenture then the stated principal amount of the Notes shall become due and payable immediately without any act by the trustee or any holder of Notes.

The holders of a majority in aggregate principal amount of the outstanding Notes of any series, by notice to the trustee (and without notice to any other holder of Notes), may on behalf of the holders of all such notes waive an existing default with respect to such Notes and its consequences except (1) a default in the payment of amounts due in respect of such Notes or (2) a default in respect of a provision of the indenture that cannot be amended without the consent of each holder affected by such waiver. When a default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

A holder of any Note of any series may not institute a suit against us for enforcement of such holder’s rights under the indenture or pursue any other remedy with respect to the indenture or the Notes unless:

•	the holder gives to the trustee written notice stating that an event of default with respect to the Notes is continuing;

•	the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series make a written request to the trustee to pursue the remedy;

•	such holder or holders offer to the trustee security or indemnity satisfactory to it against any loss, liability or expense satisfactory to the trustee;

•	the trustee does not comply with the request within 60 days after receipt of the notice, the request and the offer of security or indemnity; and

•	the holders of a majority in aggregate principal amount of the outstanding Notes of that series do not give the trustee a direction inconsistent with such request during such 60-day period.

The indenture requires us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

A default in the payment of any of the Notes or a default with respect to the Notes that causes them to be accelerated, may give rise to a cross-default under our other indebtedness.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to a series of Notes if:

•	all of the Notes of that series (with certain limited exceptions) have been delivered for cancellation; or

•	all of the Notes of that series not previously delivered for cancellation have become due and payable or will become due and payable within one year and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity all of the amounts due with respect to those Notes;

if in either case, we also pay or cause to be paid all other sums payable under the indenture by us and deliver to the trustee an officers’ certificate and opinion of counsel stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

The indenture does not contain any provisions for legal or covenant defeasance of the Notes.

Governing Law

The indenture and the Notes will be governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Information Concerning the Trustee

CSC is the trustee under the indenture. If and when the trustee becomes a creditor of ours, the trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against us. The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the trustee must resign.

Investor Agreement

When an investor registers on the platform, the investor enters into an investor agreement with us that governs the investor’s purchases of Notes from time to time from us. Under the agreement, we provide the investor the opportunity through the platform to review loan requests, purchase Notes and instruct us to apply the proceeds from the sale of each Note to the funding of a specific member loan the investor has designated.

Under the agreement, the investor must commit to purchase a Note to fund a member loan prior to the origination of that loan. At the time the investor commits to purchase a Note the investor must have sufficient funds in the investor’s account with us to complete the purchase, and the investor will not have access to those funds after making the purchase commitment unless and until we notify the investor that the member loan will not be funded. Once the investor makes a purchase commitment, it is irrevocable regardless of whether the full amount of the borrower member’s loan request is funded. If the member loan does not close, then we will inform the investor and release him or her from the purchase commitment.

The agreement describes our limited obligation to redeem Notes in the case of identity fraud, which is described above. The investor agrees that in such circumstances the investor will have no rights with respect to any such Notes except the crediting of the purchase price to the investor’s account.

The investor agrees that the investor has no right to make any attempt, directly or through any third party, to take any action to collect from the borrower members on the investor’s Notes or the corresponding member loans.

The investor acknowledges that the Notes are intended to be indebtedness of Lending Club for U.S. federal income tax purposes and agrees not to take any position inconsistent with that treatment of the Notes for tax, accounting, or other purposes, unless required by law. The investor also acknowledges that the Notes will be subject to the original issue discount rules of the Internal Revenue Code of 1986, as amended, as described under “Material U.S. Federal Income Tax Considerations — Taxation of Payments on the Notes.”

The investor acknowledges that the Notes are not transferable at this time and that the investor intends to hold the Notes until maturity and has no intention to distribute the Notes.

The agreement describes the limitations on payments on the Notes, which are described above. We expressly disclaim any representations as to a borrower member’s ability to pay the corresponding member loan and do not act as a guarantor of any corresponding member loan payments by any borrower member.

The parties make customary representations and warranties to each other, and the investor represents and warrants that the investor has not made a decision in connection with any loan requests on the Lending Club platform on any prohibited basis set forth in the Equal Credit Opportunity Act and Regulation B or any applicable state or local laws, regulations, rules or ordinances concerning credit discrimination.

The investor acknowledges and agrees that we assume no advisory or fiduciary responsibility in the investor’s favor in connection with the purchase and sale of the Notes and we have not provided the investor with any legal, accounting, regulatory or tax advice with respect to the Notes.

The investor represents and warrants that the investor meets minimum financial suitability standards and maximum investment limits. See “About the Loan Platform — Financial Suitability Requirements.”

The agreement provides that neither party is liable to the other party for any lost profits, or special, exemplary, consequential or punitive damages.

The agreement provides that it is subject to binding arbitration. It also provides that the parties waive a jury trial in any litigation related to the agreement and any member loans or other agreements related to the investor agreement. The agreement will be governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Material U.S. Federal Income Tax Considerations

The following discussion sets forth the material U.S. federal income tax considerations generally applicable to purchasers of Notes. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor’s circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation or any state, local or non-U.S. tax consequences of the purchase, ownership and disposition of the Notes. This discussion applies only to investors who hold the Notes as capital assets within the meaning of the Code (generally, property held for investment). This discussion does not address U.S. federal income tax considerations applicable to investors that may be subject to special tax rules, such as:

•	securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•	banks, thrifts, or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•	persons holding Notes as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	partnerships or other pass-through entities;

•	persons subject to the alternative minimum tax;

•	certain former citizens or residents of the United States;

•	Non-U.S. Holders (as defined below); or

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

As used herein, a “U.S. Holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person. A “Non-U.S. Holder” is any beneficial owner of a Note that, for U.S. federal income tax purposes, is not a U.S. Holder and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partnership holding Notes, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes by the partnership.

THIS DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ACCORDINGLY, ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Classification of the Notes

No authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. In general, a taxpayer is bound by the form of a transaction for U.S. federal income tax purposes. In form, the Notes will be obligations of Lending Club. Accordingly, although the matter is not free from doubt, Lending Club intends to treat the Notes as indebtedness of Lending Club for U.S. federal income tax purposes.

The IRS may take contrary positions and, accordingly, no assurance can be given that the IRS or a court will agree with the tax characterizations and tax consequences described below. Where the form of a transaction does not reflect the economic realities of the transaction, the substance rather than the form should determine the tax consequences. Each series of Notes will correspond to a member loan, and Lending Club has no obligation to make any payments on the Notes unless, and then only to the extent that, Lending Club has received payments on the corresponding member loan. Accordingly, the IRS could determine that, in substance, each investor owns a proportionate interest in the corresponding member loan for U.S. federal income tax purposes. The IRS could also determine that the Notes are not indebtedness of Lending Club but another financial instrument.

The following discussion is based upon the assumption that each Note will be treated as a debt instrument of Lending Club for U.S. federal income tax purposes. Any differing treatment of the Notes could significantly affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Accordingly, all prospective purchasers of the Notes are advised to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of the Notes (including any possible differing treatments of the Notes).

Taxation of Payments on the Notes

The Notes will have original issue discount, or OID, for U.S. federal income tax purposes because the interest on the Notes is not unconditionally payable by Lending Club, but rather payments are made to the investors to the extent payments are received by Lending Club on the corresponding member loan. A U.S. Holder of a Note will be required to include such OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues under a constant yield method, regardless of such U.S. Holder’s regular method of tax accounting. If a Note is paid in accordance with its payment schedule, which will be available on the holder’s account page at www.lendingclub.com, the amount of OID includible in income by a U.S. Holder is anticipated to be based on the yield of the Note determined net of the 1.00% service charge, as described below, which yield will be lower than the stated interest rate on the Note. As a result, the holder will generally be required to include an amount of OID in income that is less than the amount of stated interest paid on the Note. On the other hand, if a payment on a Note is not made in accordance with such payment schedule, for example because the borrower member did not make timely payment in respect of the corresponding member loan, a U.S. Holder will be required to include such amount of OID in taxable income as interest even though such interest has not been paid.

The Treasury Regulations governing OID provide special rules for determining the amount and accrual of OID for debt instruments that provide for one or more alternative payment schedules applicable upon the occurrence of contingencies. If the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and based on all the facts and circumstances as of the issue date, a single payment schedule for a debt instrument, including the stated payment schedule, is significantly more likely than not to occur, the amount and accrual of OID is determined based on that payment schedule. In addition, under the applicable Treasury Regulations, remote and/or incidental contingencies generally may be ignored. A contingency relating to the amount of a payment is incidental if, under all reasonably expected market conditions, the potential amount of the payment is insignificant relative to the total expected amount of the remaining payments on the debt instrument. A contingency relating to the timing of a payment is incidental if, under all reasonably expected market conditions, the potential difference in the timing of the payment is insignificant.

The Notes provide for one or more alternative payment schedules because Lending Club is obligated to make payments on a Note only to the extent that Lending Club receives payments on the corresponding member loan. The payment schedule for each Note, which will be available on the holder’s account page at www.lendingclub.com, provides for payments of principal and interest (net of the 1.00% service charge) on the Note in accordance with the payment schedule for the corresponding member loan. In addition to scheduled payments, Lending Club will prepay a Note to the extent that a borrower member prepays the member loan corresponding to the Note, and late fees collected on the member loan corresponding to a Note will be paid to the holders of the Note. Notwithstanding such contingencies, Lending Club has determined to use the payment schedule of a Note to determine the amount and accrual of OID on the Note because Lending Club believes that a Note is significantly more likely than not to be paid in accordance with such payment schedule and/or the likelihood of nonpayment, prepayment, or late payment by the borrower member on the member loan corresponding to such Note will be remote or incidental. If in the future Lending Club determines that the previous sentence does not apply to a Note, Lending Club anticipates that it will be required to determine the amount and accrual of OID for such Note pursuant to the rules applicable to contingent payment debt instruments, which are described below, and shall so notify U.S. Holders of the Note.

Lending Club’s determination is not binding on the IRS. If the IRS determines that the Notes are “contingent payment debt instruments” due to the contingencies described above (or in the future, if Lending Club so concludes with respect to a particular series of Notes), the Notes will be subject to special rules applicable to contingent payment debt instruments. Such rules generally require a holder to (i) accrue interest income based on a projected payment schedule and comparable yield, which may be higher or lower than the stated interest rate on the Notes, and (ii) treat as ordinary income, rather than capital gain, any gain recognized on the sale, exchange, or retirement of the debt instrument and treat any loss recognized on such a disposition as an ordinary loss to the extent of prior OID inclusions and as capital loss thereafter. This discussion assumes that the Notes are not subject to the contingent payment debt instrument rules.

The OID on a Note will equal the excess of the Note’s “stated redemption price at maturity” over its “issue price.” The stated redemption price at maturity of a Note includes all payments of principal and stated interest on the Note (net of the 1.00% service charge) under the payment schedule of the Note. The issue price of the Notes will equal the principal amount of the Notes.

The amount of OID includible in a U.S. Holder’s income for a taxable year is the sum of the “daily portions” of OID with respect to the Note for each day during the taxable year in which the holder held the Note. The daily portion of OID is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the product of such Note’s adjusted issue price at the beginning of the accrual period and its yield to maturity (properly adjusted for the length of the period). The adjusted issue price of a Note at the beginning of any accrual period should be its issue price, increased by the aggregate amount of OID previously accrued with respect to the Note, and decreased by any payments of principal and interest previously made on the Note (net of the 1.00% service charge). A Note’s yield to maturity should be the discount rate that, when used to compute the present value of all payments of principal and interest to be made on the Note (net of the 1.00% service charge) under the payment schedule of the Note, produces an amount equal to the issue price of such note.

Cash payments of interest and principal (net of the 1.00% service charge) under the payment schedule on the Notes will not be separately included in income, but rather will be treated first as payments of previously accrued but unpaid OID and then as payments of principal.

Sale, Retirement or Other Taxable Disposition of Notes

Upon the sale, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, retirement or other taxable disposition and the U.S. Holder’s adjusted tax basis in the Note. In general, the U.S. Holder’s adjusted tax basis of the Note will equal the U.S. Holder’s cost for the Note, increased by the OID and market discount previously included in gross income by the holder, as discussed below, and reduced by any payments previously received by the holder in respect of the Note.

Except as described below with respect to any Note acquired at a market discount or, as discussed above, treated as a contingent payment debt instrument, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, retirement or other taxable disposition, such Note has been held for more than one year. Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2013), certain non-corporate U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Prepayments

As discussed above, Lending Club will prepay a Note to the extent that a borrower member prepays the member loan corresponding to the Note. If Lending Club prepays a note in full, the Note will be treated as retired, and, as described above, a U.S. Holder generally will have gain or loss equal to the difference, if any, between the amount realized upon the retirement and the U.S. Holder’s adjusted tax basis in the Note. If Lending Club prepays a Note in part, a portion of the Note will be treated as retired. Generally, for purposes of determining (i) the gain or loss attributable to the portion of the Note retired and (ii) the OID accruals on the portion of the Note remaining outstanding, the adjusted issue price, holder’s adjusted tax basis, and the accrued but unpaid OID of the Note, determined immediately before the prepayment, will be allocated between the two portions of the Note based on the portion of the Note that is treated as retired. The yield to maturity of a Note is not affected by a partial prepayment.

Market Discount

If a U.S. Holder purchases a Note on the trading platform for an amount that is less than the adjusted issue price of the Note at the time of purchase, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder generally will be required to treat any principal payments received in respect of the Note, and any gain derived from the sale, retirement or other disposition of the Note, as ordinary income to the extent of the market discount that has accrued on the Note but that has not previously been included in gross income by the U.S. Holder. Such market discount will accrue on the Note on a ratable basis over the remaining term of the Note unless the U.S. Holder elects to accrue market discount on a constant yield basis. In addition, a U.S. Holder may be required to defer until the maturity of the Note, or its earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense incurred on indebtedness incurred or continued to purchase or carry such Note.

A U.S. Holder may elect to currently include market discount in gross income as it accrues, under either a ratable or constant yield method, in which case the rules described in the prior paragraph regarding characterization of payments and gain as ordinary income and the deferral of interest deductions will not apply. An election to currently include market discount in gross income, once made, applies to all market discount obligations acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Investors should consult their own tax advisors before making this election.

Acquisition Premium

If a U.S. Holder purchases a Note on the trading platform for an amount greater than the Note’s adjusted issue price but less than the sum of all amounts payable on the Note after the purchase date, the Note will be treated as acquired at an acquisition premium. For a Note acquired with an acquisition premium, the amount of OID that the U.S. Holder must include in gross income with respect to the Note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to such taxable year.

If a U.S. Holder purchases a Note on the trading platform for an amount in excess of the sum of all amounts payable on the Note after the purchase date, the U.S. holder will not be required to include OID in income with respect to the Note.

Late Payments

As discussed above, late fees collected on the member loan corresponding to the Notes will be paid to the holders of the Notes. Lending Club anticipates that any late fees paid will be insignificant relative to the total expected amount of the remaining payments on the Note. In such case, any late fees paid to a U.S. Holder of Notes should be taxable as ordinary income at the time such fees are paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Nonpayment of Member Loans Corresponding to Note — Automatic Extension

In the event that Lending Club does not make scheduled payments on a Note as a result of nonpayment by a borrower member on the member loan corresponding to the Note, a U.S. Holder must continue to accrue and include OID on a Note in taxable income until the initial maturity date or, in the case of an automatic extension for a three (3) year term loan, the final maturity date, except as described below. Solely for purposes of the OID rules, the Note may be treated as retired and reissued on the scheduled payment date for an amount equal to the Note’s adjusted issue price on that date. As a result of such reissuance, the amount and accrual of OID on the Note may change. At the time of the deemed reissuance, due to nonpayment by the borrower member, Lending Club may not be able to conclude that it is significantly more likely than not that the Note will be paid in accordance with one payment schedule and/or that the likelihood of future nonpayment, prepayment, or late payment by the borrower member on the member loan corresponding to such Note will be remote or incidental. Accordingly, the Note may become subject to the contingent payment debt instrument rules. In addition, in the event that a three (3) year term Note’s maturity date is automatically extended because amounts remain due and payable on the initial maturity date by the borrower member on the member loan corresponding to the Note, the Note likely will be treated as reissued and become subject to the contingent payment debt instrument rules. As discussed above, contingent payment debt instruments are subject to special rules. If Lending Club determines that a Note is subject to the contingent payment debt instrument rules as a result of such a reissuance, it will notify the U.S. holders and provide the projected payment schedule and comparable yield.

The maturity date on a five (5) year term Note will not be extended. If a Note had a maturity date beyond five (5) years, the applicable high yield debt obligation provisions would likely apply because payments on the Notes are dependent on payments on the corresponding member loans and so have significant OID. The applicable high yield debt obligation provisions only apply to loans with terms longer than 5 years (and meet certain other requirements). The applicable high yield debt obligation provisions would disallow a deduction to Lending Club for a portion of the interest paid on the Notes.

If collection on a Note becomes doubtful, a U.S. Holder may be able to stop accruing OID on the Note. Under current IRS guidance, it is not clear whether a U.S. Holder may stop accruing OID if scheduled payments on a Note are not made. U.S. Holders should consult their own tax advisors regarding the accrual and inclusion of OID in income when collection on a Note becomes doubtful.

Losses as a result of Worthlessness

In the event that a Note becomes wholly worthless, a U.S. Holder generally should be entitled to deduct the holder’s adjusted tax basis in the Note as a capital loss in the taxable year the Note becomes wholly worthless. The portion of the U.S. Holder’s adjusted tax basis attributable to accrued but unpaid OID may be deductible as an ordinary loss, although such treatment is not entirely free from doubt. U.S. Holders should consult their own tax advisors regarding the character and timing of losses attributable to Notes that become worthless.

Backup Withholding and Information Reporting

In general, Lending Club will be required to provide information returns to non-corporate U.S. Holders, and corresponding returns to the IRS, with respect to (i) payments, and accruals of OID, on the Notes and (ii) payments with respect to proceeds from a sale, retirement or other taxable disposition of a Note. In addition, a non-corporate U.S. Holder may be subject to backup withholding (currently at a 28% rate) on such payments if the U.S. Holder (i) fails to provide an accurate taxpayer identification number to the payor; (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements or otherwise establish an exemption from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

STATISTICAL INFORMATION ON OUR PUBLIC POLICY LOAN PORTFOLIO

The tables and charts set forth below relate only to Public Policy Loans.

In regards to the following historical information, prior performance is no guarantee of future results or outcomes.

From inception to December 31, 2013, we facilitated Public Policy Loans with an average original principal amount of approximately $13,701 and an aggregate original principal amount of $3.2 billion. Out of 230,716 facilitated Public Policy Loans, 36,316 Public Policy Loans with an aggregate original principal amount of $411.2 million, or 13.01%, were fully paid.

The following table presents aggregated information about Public Policy Loans for the period from inception to December 31, 2013, grouped by the loan grade assigned by us.

Loan Grade	Number of Loans	Average Interest Rate	Total Amount Issued
A1	5,395	5.98%	$61,252,875
A2	5,722	6.58%	63,489,650
A3	6,727	7.49%	83,195,650
A4	9,921	7.86%	123,483,525
A5	10,998	8.76%	146,093,100
B1	12,242	9.94%	148,544,250
B2	15,173	10.91%	197,049,475
B3	18,615	11.83%	233,235,800
B4	17,033	12.70%	223,038,700
B5	11,949	13.28%	147,319,775
C1	13,461	13.92%	171,335,575
C2	12,780	14.69%	171,091,700
C3	11,529	15.28%	161,666,150
C4	11,015	15.85%	160,672,225
C5	9,964	16.67%	148,783,150
D1	8,382	17.26%	113,069,725
D2	7,503	17.71%	94,120,350
D3	6,435	18.10%	83,876,775
D4	6,220	18.58%	91,053,925
D5	5,368	19.23%	85,407,650
E1	3,445	19.59%	59,115,500
E2	3,838	20.29%	65,988,950
E3	3,075	20.74%	55,039,500
E4	2,891	21.35%	54,056,575
E5	2,389	21.77%	45,378,150
F1	2,006	22.31%	38,237,000
F2	1,647	22.69%	32,380,300
F3	1,387	23.22%	26,387,000
F4	1,104	23.44%	22,646,500
F5	865	23.70%	19,023,025
G1	582	23.91%	12,706,050
G2	396	23.96%	8,576,400
G3	278	24.10%	6,114,525
G4	208	23.15%	4,419,725
G5	173	22.94%	3,149,100

Total	230,716	13.89%	$3,160,998,325

The following table presents aggregated consumer reporting agency information for the period from our inception to December 31, 2013, grouped by the loan grade assigned by us. This information is reported in the table as of the time of the loan application. As used in this table, “Delinquencies in the Last Two Years” means the number of 30+ days past-due incidences of delinquency in the borrower’s credit file for the past two years. We do not independently verify this information. All figures other than loan grade are agency reported at the time of application.

Loan Grade	Average FICO	Average Open Credit Lines	Average Total Credit Lines	Average Revolving Credit Balance	Average Revolving Line Utilization	Average Inquiries in the Last Six Months	Average Delinquencies in the Last Two Years	Average Months Since Last Delinquency
A1	773	11	26	$13,886	23.78%	0	0	40
A2	754	11	26	14,419	30.20%	1	0	38
A3	744	11	25	16,450	35.67%	1	0	38
A4	734	10	25	15,952	41.40%	1	0	38
A5	726	11	25	17,572	45.51%	1	0	38
B1	715	11	24	15,758	49.24%	1	0	36
B2	709	11	24	16,491	52.87%	1	0	36
B3	703	11	24	15,584	55.82%	1	0	35
B4	699	11	24	15,867	57.17%	1	0	36
B5	696	10	23	14,711	59.04%	1	0	36
C1	694	11	24	15,479	59.99%	1	0	35
C2	693	11	24	15,286	61.01%	1	0	35
C3	692	11	24	15,926	61.20%	1	0	35
C4	689	11	24	16,204	62.93%	1	0	35
C5	688	11	24	16,341	63.56%	1	0	34
D1	683	11	23	15,514	65.18%	1	0	34
D2	683	10	23	14,700	64.77%	1	0	34
D3	684	10	23	14,780	64.72%	1	0	34
D4	684	10	23	15,127	66.11%	1	0	34
D5	684	11	24	16,617	66.24%	1	0	34
E1	683	11	24	16,316	67.32%	1	0	34
E2	684	11	24	16,663	66.83%	1	0	32
E3	682	11	24	17,441	68.44%	1	0	33
E4	681	11	24	18,222	68.95%	1	0	33
E5	680	11	25	18,795	68.79%	1	0	33
F1	679	11	25	17,865	69.06%	1	0	32
F2	679	11	25	17,811	69.75%	1	0	32
F3	678	11	25	17,309	69.67%	1	0	31
F4	677	12	26	17,844	69.75%	2	0	31
F5	677	12	27	19,099	70.63%	2	0	32
G1	675	12	27	18,035	69.03%	2	1	29
G2	674	12	27	23,120	72.40%	2	0	28
G3	674	12	27	19,471	74.14%	2	0	28
G4	672	13	30	24,716	71.49%	2	0	30
G5	667	13	30	33,140	73.10%	3	0	28
Total	702	11	24	$15,946	56.68%	1	0	35

The following table presents aggregated information for the period from inception to December 31, 2013, about current and paid off Public Policy Loans, grouped by the loan grade assigned by us.

Loan Grade	Number of Current Loans	Current Loan Outstanding Principal ($)	Number of Loans Fully Paid	Fully Paid ($)	Fully Paid (%) of Originated Issued Loans	Number of All Issued Loans	Total Origination Amount for All Issued Loans
A1	4,104	$36,079,653	1,030	$8,689,625	14.19%	5,395	$61,252,875
A2	3,949	34,757,783	1,346	10,320,675	16.26%	5,722	63,489,650
A3	4,441	45,561,938	1,641	13,680,800	16.44%	6,727	83,195,650
A4	6,543	60,591,834	2,333	22,247,075	18.02%	9,921	123,483,525
A5	7,302	79,921,807	2,467	25,036,975	17.14%	10,998	146,093,100
B1	9,268	92,855,988	1,793	18,676,525	12.57%	12,242	148,544,250
B2	11,706	125,461,476	2,039	22,563,600	11.45%	15,173	197,049,475
B3	14,061	138,369,372	2,694	31,415,175	13.47%	18,615	233,235,800
B4	12,915	139,171,210	2,381	26,952,300	12.08%	17,033	223,038,700
B5	7,959	76,378,433	2,263	24,779,200	16.82%	11,949	147,319,775
C1	9,819	101,554,062	1,980	21,881,700	12.77%	13,461	171,335,575
C2	9,186	103,662,464	1,931	22,146,050	12.94%	12,780	171,091,700
C3	8,498	106,515,965	1,524	17,264,550	10.68%	11,529	161,666,150
C4	8,269	109,451,679	1,403	15,879,950	9.88%	11,015	160,672,225
C5	7,408	101,621,414	1,265	14,545,175	9.78%	9,964	148,783,150
D1	6,081	71,226,802	1,104	12,484,500	11.04%	8,382	113,069,725
D2	5,096	51,300,879	1,171	13,689,600	14.54%	7,503	94,120,350
D3	4,329	44,413,591	1,002	12,478,725	14.88%	6,435	83,876,775
D4	4,389	54,366,616	861	11,164,425	12.26%	6,220	91,053,925
D5	3,749	52,257,349	764	10,778,775	12.62%	5,368	85,407,650
E1	2,208	33,441,126	542	8,018,125	13.56%	3,445	59,115,500
E2	2,695	41,798,071	515	7,708,250	11.68%	3,838	65,988,950
E3	2,112	34,283,149	456	6,993,175	12.71%	3,075	55,039,500
E4	2,064	35,049,166	364	6,178,325	11.43%	2,891	54,056,575
E5	1,657	28,882,120	322	5,390,550	11.88%	2,389	45,378,150
F1	1,434	24,992,355	235	3,969,325	10.38%	2,006	38,237,000
F2	1,167	20,632,174	206	3,797,400	11.73%	1,647	32,380,300
F3	969	16,965,923	175	3,235,725	12.26%	1,387	26,387,000
F4	773	15,124,375	121	2,088,375	9.22%	1,104	22,646,500
F5	606	12,464,476	98	1,940,525	10.20%	865	19,023,025
G1	378	7,699,107	83	1,629,625	12.83%	582	12,706,050
G2	251	5,036,318	56	1,042,225	12.15%	396	8,576,400
G3	170	3,709,706	44	809,250	13.23%	278	6,114,525
G4	107	2,218,180	53	990,925	22.42%	208	4,419,725
G5	78	1,530,777	54	712,450	22.62%	173	3,149,100

Total	165,741	$1,909,347,338	36,316	$411,179,650	13.01%	230,716	$3,160,998,325

The following table presents outstanding Public Policy Loan balance in dollars, delinquent Public Policy Loan balance in dollars, principal amount of Public Policy Loans charged-off during the quarters presented, delinquency rate and annualized charge-off rate as of December 31, 2013. This information excludes Public Policy Loans that we classified as identity theft. In cases of verified identity theft, we write-off the Public Policy Loan and pay the holder of the related Notes or Certificates an amount equal to the unpaid principal balances due.

Outstandings (1)

	2013-Q4	2013-Q3	2013-Q2	2013-Q1	2012-Q4	2012-Q3	2012-Q2	2012-Q1	2011-Q4	2011-Q3	2011-Q2	2011-Q1
Total	$2,189,445,604	$1,750,364,599	$1,377,063,925	$1,058,994,336	$805,762,673	$614,888,789	$464,367,269	$372,219,576	$300,981,599	$242,940,789	$198,898,230	$164,293,968
Grade A	295,721,571	230,596,152	199,205,136	167,636,091	130,844,888	108,620,465	89,352,446	74,014,114	56,698,297	45,181,116	35,321,605	29,898,683
Grade B	645,779,511	524,253,037	416,396,255	328,331,100	241,219,434	184,014,545	136,784,984	108,646,899	86,458,634	69,077,649	56,298,108	47,119,722
Grade C	595,966,727	471,686,103	351,183,654	253,471,907	169,705,649	122,985,071	89,615,401	70,356,879	57,785,257	47,469,986	39,947,631	33,414,866
Grade D	325,608,069	249,748,219	199,912,034	153,861,310	127,701,086	94,518,339	67,602,607	53,707,947	44,554,881	37,435,226	31,682,765	26,324,025
Grade E	200,314,776	166,244,847	130,030,180	99,328,925	86,250,040	65,672,747	50,561,701	41,235,661	34,242,722	26,804,123	21,554,533	16,697,416
Grade F	102,390,271	88,311,217	66,519,207	46,616,552	40,438,437	30,864,095	23,706,878	18,276,540	15,679,970	12,229,462	9,863,641	7,383,441
Grade G	23,664,679	19,525,024	13,817,459	9,748,451	9,603,139	8,213,527	6,743,252	5,981,536	5,561,838	4,743,227	4,229,947	3,455,815

Outstandings of Delinquent Loans (2)

	2013-Q4	2013-Q3	2013-Q2	2013-Q1	2012-Q4	2012-Q3	2012-Q2	2012-Q1	2011-Q4	2011-Q3	2011-Q2	2011-Q1
Total	$32,903,987	$24,627,790	$17,262,327	$14,850,107	$12,788,662	$9,586,950	$7,374,699	$5,527,306	$5,849,888	$5,501,713	$4,006,570	$3,704,724
Grade A	1,372,994	1,172,286	1,037,058	986,293	844,494	645,906	501,586	244,111	356,477	272,859	186,715	163,243
Grade B	6,242,415	4,974,684	3,484,961	2,865,740	2,283,231	1,851,870	1,449,389	1,283,207	1,109,586	1,061,620	774,299	936,193
Grade C	7,994,336	5,762,595	3,588,468	3,025,989	2,551,721	1,991,462	1,299,900	1,162,852	1,172,263	1,203,663	963,323	798,484
Grade D	7,214,800	5,393,265	3,963,875	3,605,332	2,870,124	2,069,916	1,492,371	1,162,834	1,364,443	1,278,711	958,866	895,225
Grade E	5,623,282	4,298,361	2,680,574	2,334,809	2,328,965	1,613,169	1,239,647	1,009,578	950,776	848,841	690,453	499,757
Grade F	3,552,169	2,501,975	1,970,257	1,450,438	1,461,271	1,014,141	1,085,956	437,866	581,478	532,081	282,089	302,024
Grade G	903,991	524,624	537,134	581,506	448,856	400,486	305,850	226,858	314,865	303,938	150,825	109,798

Charge-Off Amount (3)

	2013-Q4	2013-Q3	2013-Q2	2013-Q1	2012-Q4	2012-Q3	2012-Q2	2012-Q1	2011-Q4	2011-Q3	2011-Q2	2011-Q1
Total	$18,335,295	$12,500,153	$10,597,523	$8,949,564	$6,116,909	$4,878,122	$3,342,427	$3,365,817	$2,888,000	$1,757,029	$1,658,883	$1,439,029
Grade A	906,116	848,544	857,591	655,065	515,654	361,014	130,494	225,833	156,802	106,810	90,020	31,252
Grade B	3,675,808	2,730,955	2,155,828	1,833,203	1,265,295	932,505	709,000	602,278	551,128	365,884	486,199	357,292
Grade C	4,603,132	2,574,208	2,122,310	1,671,987	1,251,676	972,305	867,763	722,553	727,826	500,547	319,313	310,886
Grade D	4,073,692	2,723,486	2,585,059	1,879,307	1,282,636	852,728	694,218	652,686	587,904	377,842	327,527	422,338
Grade E	3,112,628	1,921,466	1,467,947	1,607,602	963,260	853,769	631,853	553,774	470,002	289,469	241,649	203,713
Grade F	1,660,584	1,261,300	992,258	1,029,190	606,623	736,042	220,482	371,949	288,267	63,786	131,729	72,513
Grade G	303,335	440,194	416,530	273,210	231,765	169,759	88,617	236,744	106,071	52,691	62,446	41,035

Delinquent Rate (4)

	2013-Q4	2013-Q3	2013-Q2	2013-Q1	2012-Q4	2012-Q3	2012-Q2	2012-Q1	2011-Q4	2011-Q3	2011-Q2	2011-Q1
Total	1.50%	1.41%	1.25%	1.40%	1.59%	1.56%	1.59%	1.48%	1.94%	2.26%	2.01%	2.25%
Grade A	0.46%	0.51%	0.52%	0.59%	0.65%	0.59%	0.56%	0.33%	0.63%	0.60%	0.53%	0.55%
Grade B	0.97%	0.95%	0.84%	0.87%	0.95%	1.01%	1.06%	1.18%	1.28%	1.54%	1.38%	1.99%
Grade C	1.34%	1.22%	1.02%	1.19%	1.50%	1.62%	1.45%	1.65%	2.03%	2.54%	2.41%	2.39%
Grade D	2.22%	2.16%	1.98%	2.34%	2.25%	2.19%	2.21%	2.17%	3.06%	3.42%	3.03%	3.40%
Grade E	2.81%	2.59%	2.06%	2.35%	2.70%	2.46%	2.45%	2.45%	2.78%	3.17%	3.20%	2.99%
Grade F	3.47%	2.83%	2.96%	3.11%	3.61%	3.29%	4.58%	2.40%	3.71%	4.35%	2.86%	4.09%
Grade G	3.82%	2.69%	3.89%	5.97%	4.67%	4.88%	4.54%	3.79%	5.66%	6.41%	3.57%	3.18%

Annualized Charge-off Rate (5)

	2013-Q4	2013-Q3	2013-Q2	2013-Q1	2012-Q4	2012-Q3	2012-Q2	2012-Q1	2011-Q4	2011-Q3	2011-Q2	2011-Q1
Total	3.35%	2.86%	3.08%	3.38%	3.04%	3.17%	2.88%	3.62%	3.84%	2.89%	3.34%	3.50%
Grade A	1.23%	1.47%	1.72%	1.56%	1.58%	1.33%	0.58%	1.22%	1.11%	0.95%	1.02%	0.42%
Grade B	2.28%	2.08%	2.07%	2.23%	2.10%	2.03%	2.07%	2.22%	2.55%	2.12%	3.45%	3.03%
Grade C	3.09%	2.18%	2.42%	2.64%	2.95%	3.16%	3.87%	4.11%	5.04%	4.22%	3.20%	3.72%
Grade D	5.00%	4.36%	5.17%	4.89%	4.02%	3.61%	4.11%	4.86%	5.28%	4.04%	4.14%	6.42%
Grade E	6.22%	4.62%	4.52%	6.47%	4.47%	5.20%	5.00%	5.37%	5.49%	4.32%	4.48%	4.88%
Grade F	6.49%	5.71%	5.97%	8.83%	6.00%	9.54%	3.72%	8.14%	7.35%	2.09%	5.34%	3.93%
Grade G	5.13%	9.02%	12.06%	11.21%	9.65%	8.27%	5.26%	15.83%	7.63%	4.44%	5.91%	4.75%

1)	Principal balance at quarter-end.
2)	Principal balance as of quarter-end for Public Policy Loans that are “Late 31-120” or in Default status at quarter-end.
3)	Principal balance charged off during the quarter.
4)	Principal balance at quarter-end for Public Policy Loans that are “Late 31-120” or in Default status at quarter-end divided by Principal balance at quarter-end.
5)	Principal balance charged off during the quarter multiplied by four then divided by Principal balance at quarter-end.

The following table presents dollars collected on delinquent Public Policy Loans and recoveries received on charged-off Public Policy Loans (which include collection recoveries on charged-off Public Policy Loans and proceeds from the sale of charged-off Public Policy Loans), in the quarter presented. This information excludes Public Policy Loans that we classified as identity theft. In cases of verified identity theft, we write-off the Public Policy Loan and pay the holder of the related Notes or Certificates an amount equal to the unpaid principal balances due.

Dollars Collected From Delinquent Loans (1)

	2013-Q4	2013-Q3	2013-Q2	2013-Q1	2012-Q4	2012-Q3	2012-Q2	2012-Q1	2011-Q4	2011-Q3	2011-Q2	2011-Q1
Total	$1,891,652	$1,205,268	$942,995	$1,029,297	$739,462	$652,039	$507,211	$680,986	$532,827	$424,017	$342,323	$360,570
Grade A	82,042	80,834	66,387	96,335	65,755	44,749	44,220	39,668	30,111	38,300	17,429	23,810
Grade B	391,622	244,118	159,187	236,565	150,778	160,700	128,276	143,189	108,863	78,490	73,769	80,299
Grade C	466,808	241,163	227,713	188,263	154,334	105,295	77,107	170,695	148,714	102,996	94,162	99,284
Grade D	410,139	290,585	187,328	191,224	156,524	139,382	105,488	137,298	121,470	105,590	80,008	70,315
Grade E	227,562	184,173	168,219	136,542	121,224	105,764	77,000	135,629	74,396	57,604	39,829	39,561
Grade F	250,891	140,889	70,430	110,949	51,239	61,677	61,331	33,056	26,824	26,545	22,294	19,886
Grade G	62,588	23,506	63,731	69,419	39,608	34,472	13,789	21,451	22,449	14,492	14,832	27,415

Recoveries (2)

	2013-Q4	2013-Q3	2013-Q2	2013-Q1	2012-Q4	2012-Q3	2012-Q2	2012-Q1	2011-Q4	2011-Q3	2011-Q2	2011-Q1
Total	$703,715	$463,035	$460,127	$549,061	$104,885	$78,283	$383,403	$88,771	$36,163	$91,431	$52,137	$46,898
Grade A	42,046	30,391	35,150	39,526	8,989	7,919	15,345	2,752	2,575	18,818	—	7,894
Grade B	125,685	82,742	66,124	120,147	9,856	2,282	76,198	10,265	5,777	5,503	6,580	12,395
Grade C	178,147	89,982	101,307	106,854	39,125	27,206	84,423	22,392	10,170	23,323	21,817	9,829
Grade D	150,192	104,636	103,187	112,834	10,645	13,875	109,490	14,959	5,801	15,047	8,572	10,023
Grade E	116,996	87,642	76,261	87,943	14,051	13,189	53,773	12,076	4,321	2,777	632	3,566
Grade F	67,707	46,776	58,489	57,885	8,166	2,006	23,765	17,830	4,519	22,784	12,186	3,091
Grade G	22,942	20,866	19,609	23,872	14,053	11,806	20,409	8,497	3,000	3,179	2,350	100

1)	Dollars collected during the quarter for Public Policy Loans that are in “Late 31-120” or in Default status.
2)	Total payments received from borrowers of charged-off Public Policy Loans and proceeds from sale of charged-off Public Policy Loans.

The following graph presents the dollar weighted average interest rate for Public Policy Loans originated from inception to December 31, 2013, by grade.

Cumulative Charge-off Rate

The graph and corresponding table below shows the cumulative net lifetime charge-offs by grades for Public Policy Loans, by annual vintage, meaning each line represents all Public Policy Loans originated in that year, booked from January 1, 2008 through December 31, 2013, as a percentage of the aggregate principal amount of originations.

	Cumulative Charge-off Rate by Booking Year—All Grades
Mo #	Y2008	Y2009	Y2010	Y2011	Y2012	Y2013
1	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.3%	0.1%	0.2%	0.1%	0.0%
6	0.0%	0.9%	0.2%	0.4%	0.3%
7	0.1%	1.3%	0.6%	0.7%	0.6%
8	0.4%	1.6%	0.9%	1.0%	0.9%
9	1.2%	2.2%	1.2%	1.4%	1.4%
10	1.7%	2.7%	1.4%	1.9%	1.8%
11	2.6%	3.1%	1.9%	2.3%	2.2%
12	3.0%	3.5%	2.4%	2.7%	2.7%
13	3.2%	4.0%	2.7%	3.2%	3.1%
14	3.8%	4.4%	3.3%	3.6%	3.5%
15	4.9%	4.8%	3.6%	4.0%	3.8%
16	5.6%	5.2%	4.0%	4.4%	4.1%
17	6.5%	5.5%	4.3%	4.8%
18	7.0%	5.9%	4.6%	5.2%
19	8.0%	6.1%	4.9%	5.6%
20	8.8%	6.3%	5.1%	6.0%
21	10.1%	6.7%	5.4%	6.3%
22	10.8%	6.9%	5.6%	6.6%
23	11.8%	7.2%	5.8%	6.9%
24	12.2%	7.5%	6.0%	7.2%
25	12.5%	7.8%	6.3%	7.4%
26	12.9%	8.0%	6.5%	7.7%
27	13.2%	8.1%	6.7%	7.8%
28	13.5%	8.3%	6.9%	7.9%
29	13.7%	8.4%	7.1%	8.0%
30	13.9%	8.5%	7.2%
31	14.0%	8.6%	7.4%
32	14.1%	8.7%	7.5%
33	14.2%	8.8%	7.6%
34	14.3%	8.9%	7.7%
35	14.5%	8.9%	7.8%
36	14.5%	8.9%	7.9%

The graphs and corresponding tables below show cumulative net charge-offs for Public Policy Loans as a percentage of the aggregate principal amount of originations for each grade (A-G) presented by annual vintage from January 1, 2008 to December 31, 2013.

	Cumulative Charge-off Rate by Booking Year—Grade A
Mo #	Y2008	Y2009	Y2010	Y2011	Y2012	Y2013
1	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.0%	0.0%	0.0%	0.1%	0.0%
6	0.0%	0.0%	0.0%	0.0%	0.2%
7	0.0%	0.0%	0.0%	0.2%	0.4%
8	0.1%	0.1%	0.1%	0.3%	0.6%
9	0.1%	0.1%	0.1%	0.4%	0.7%
10	0.1%	0.2%	0.2%	0.5%	0.9%
11	0.1%	0.4%	0.3%	0.6%	1.1%
12	0.6%	0.7%	0.5%	0.8%	1.2%
13	0.6%	0.8%	0.6%	0.9%	1.4%
14	0.6%	1.5%	0.7%	1.2%	1.6%
15	0.7%	1.6%	0.7%	1.3%	1.7%
16	1.1%	1.8%	0.8%	1.4%	1.8%
17	1.1%	1.8%	1.0%	1.5%
18	1.1%	2.0%	1.0%	1.7%
19	1.7%	2.3%	1.1%	1.9%
20	1.9%	2.3%	1.2%	2.0%
21	1.9%	2.5%	1.3%	2.2%
22	1.9%	2.5%	1.4%	2.3%
23	2.0%	2.6%	1.4%	2.3%
24	2.3%	2.7%	1.5%	2.4%
25	2.3%	2.8%	1.5%	2.4%
26	2.3%	3.0%	1.6%	2.4%
27	2.5%	3.1%	1.6%	2.5%
28	2.5%	3.3%	1.6%	2.5%
29	2.7%	3.4%	1.7%	2.5%
30	3.2%	3.4%	1.7%
31	3.2%	3.5%	1.8%
32	3.2%	3.5%	1.8%
33	3.3%	3.6%	1.8%
34	3.3%	3.6%	1.9%
35	3.3%	3.6%	1.9%
36	3.3%	3.6%	1.9%

	Cumulative Charge-off Rate by Booking Year—Grade B
Mo #	Y2008	Y2009	Y2010	Y2011	Y2012	Y2013
1	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.2%	0.1%	0.0%	0.1%	0.0%
6	0.0%	0.8%	0.2%	0.2%	0.2%
7	0.0%	1.2%	0.4%	0.4%	0.4%
8	0.4%	1.3%	0.6%	0.6%	0.7%
9	0.6%	1.6%	0.9%	0.9%	0.9%
10	0.7%	2.4%	1.2%	1.2%	1.2%
11	1.3%	2.8%	1.4%	1.4%	1.6%
12	1.7%	3.0%	2.0%	1.6%	1.9%
13	1.7%	3.3%	2.2%	1.8%	2.2%
14	2.2%	3.8%	2.8%	2.0%	2.4%
15	2.8%	4.2%	2.9%	2.4%	2.6%
16	3.0%	4.5%	3.1%	2.7%	2.8%
17	4.1%	4.7%	3.3%	3.0%
18	4.2%	5.4%	3.5%	3.2%
19	5.1%	5.4%	3.8%	3.4%
20	6.4%	5.6%	4.0%	3.6%
21	7.5%	5.7%	4.1%	3.7%
22	7.9%	5.9%	4.4%	4.0%
23	8.2%	6.2%	4.5%	4.3%
24	8.7%	6.6%	4.7%	4.5%
25	9.1%	6.7%	4.9%	4.7%
26	9.4%	7.0%	5.0%	4.8%
27	9.6%	7.0%	5.1%	4.9%
28	9.7%	7.2%	5.2%	5.0%
29	10.0%	7.2%	5.3%	5.1%
30	10.0%	7.4%	5.4%
31	10.2%	7.4%	5.6%
32	10.2%	7.5%	5.7%
33	10.2%	7.5%	5.8%
34	10.2%	7.6%	5.8%
35	10.4%	7.6%	5.9%
36	10.5%	7.7%	6.0%

	Cumulative Charge-off Rate by Booking Year—Grade C
Mo #	Y2008	Y2009	Y2010	Y2011	Y2012	Y2013
1	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.2%	0.2%	0.3%	0.1%	0.0%
6	0.2%	1.1%	0.3%	0.9%	0.3%
7	0.2%	1.9%	0.5%	1.1%	0.6%
8	0.2%	2.2%	0.9%	1.6%	0.9%
9	0.9%	3.1%	1.1%	2.1%	1.4%
10	1.6%	3.5%	1.4%	2.5%	1.8%
11	1.9%	3.8%	2.1%	3.0%	2.3%
12	2.2%	4.3%	2.5%	3.6%	2.8%
13	2.4%	4.8%	2.8%	4.1%	3.2%
14	3.5%	5.0%	3.4%	4.5%	3.6%
15	4.1%	5.4%	3.8%	5.0%	3.9%
16	4.8%	5.8%	4.3%	5.3%	4.1%
17	6.1%	6.2%	4.7%	5.8%
18	7.3%	6.3%	5.1%	6.2%
19	8.0%	6.4%	5.4%	6.3%
20	8.4%	6.6%	5.5%	6.7%
21	9.8%	7.0%	5.8%	6.9%
22	10.7%	7.4%	6.1%	7.3%
23	11.6%	7.6%	6.2%	7.6%
24	11.9%	7.8%	6.4%	8.1%
25	12.1%	8.2%	6.7%	8.4%
26	12.6%	8.3%	7.2%	8.6%
27	12.7%	8.5%	7.4%	8.7%
28	12.8%	8.7%	7.5%	8.9%
29	13.3%	8.8%	7.8%	9.0%
30	13.4%	9.0%	7.9%
31	13.6%	9.1%	8.0%
32	13.6%	9.2%	8.0%
33	13.8%	9.2%	8.1%
34	13.9%	9.4%	8.2%
35	13.9%	9.4%	8.3%
36	13.9%	9.5%	8.4%

	Cumulative Charge-off Rate by Booking Year—Grade D
Mo #	Y2008	Y2009	Y2010	Y2011	Y2012	Y2013
1	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.5%	0.1%	0.1%	0.1%	0.1%
6	0.0%	1.0%	0.4%	0.4%	0.4%
7	0.3%	1.3%	1.2%	0.9%	0.8%
8	0.6%	1.6%	1.9%	1.4%	1.3%
9	2.4%	2.7%	2.3%	1.9%	2.1%
10	2.7%	3.5%	2.9%	2.6%	2.7%
11	4.2%	4.2%	3.3%	3.4%	3.3%
12	4.4%	4.5%	4.0%	3.9%	3.9%
13	5.2%	5.1%	4.4%	4.5%	4.6%
14	5.2%	5.5%	5.0%	5.0%	5.0%
15	7.7%	5.8%	5.3%	5.5%	5.4%
16	8.3%	6.5%	5.9%	6.0%	5.7%
17	9.3%	6.6%	6.5%	6.7%
18	9.4%	7.2%	6.7%	7.3%
19	10.7%	7.4%	6.9%	8.1%
20	11.7%	7.9%	7.2%	8.5%
21	12.9%	8.5%	7.8%	8.8%
22	14.3%	8.9%	7.9%	9.2%
23	16.0%	9.4%	8.3%	9.7%
24	16.6%	9.6%	8.6%	10.0%
25	17.0%	10.0%	8.7%	10.4%
26	17.3%	10.2%	9.0%	10.8%
27	18.0%	10.2%	9.2%	10.9%
28	19.0%	10.4%	9.5%	11.2%
29	19.1%	10.5%	9.7%	11.3%
30	19.1%	10.6%	9.8%
31	19.3%	10.8%	10.0%
32	19.6%	10.8%	10.1%
33	19.7%	10.9%	10.2%
34	19.9%	10.9%	10.4%
35	19.9%	10.9%	10.5%
36	20.0%	11.0%	10.6%

	Cumulative Charge-off Rate by Booking Year—Grade E
Mo #	Y2008	Y2009	Y2010	Y2011	Y2012	Y2013
1	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
5	0.0%	0.7%	0.1%	0.5%	0.1%	0.1%
6	0.0%	1.9%	0.1%	0.7%	0.3%
7	0.0%	2.1%	0.7%	1.3%	0.6%
8	0.1%	3.2%	1.2%	1.6%	1.3%
9	0.6%	3.8%	1.3%	2.4%	2.0%
10	1.1%	4.2%	1.3%	3.0%	2.5%
11	3.5%	4.7%	1.9%	3.6%	3.1%
12	4.4%	5.7%	2.7%	4.2%	3.8%
13	4.7%	6.8%	3.5%	5.1%	4.7%
14	4.7%	7.4%	4.7%	5.3%	5.2%
15	5.5%	7.5%	5.7%	6.2%	5.9%
16	7.2%	8.6%	6.6%	6.9%	6.2%
17	7.7%	9.4%	7.0%	7.5%
18	8.1%	10.3%	7.7%	8.3%
19	8.8%	11.1%	8.3%	8.9%
20	9.6%	11.1%	8.7%	9.8%
21	10.5%	11.3%	9.2%	10.1%
22	11.6%	11.6%	9.2%	10.6%
23	12.0%	12.0%	9.6%	11.2%
24	12.5%	12.0%	10.3%	11.7%
25	12.8%	12.3%	10.8%	12.1%
26	13.4%	12.7%	11.3%	12.5%
27	13.4%	13.2%	11.7%	12.7%
28	13.7%	13.3%	12.2%	12.8%
29	14.2%	13.5%	12.5%	13.0%
30	14.3%	13.8%	12.6%
31	14.3%	13.8%	12.8%
32	14.7%	13.8%	13.0%
33	14.9%	14.0%	13.3%
34	15.2%	14.0%	13.4%
35	15.3%	14.0%	13.9%
36	15.3%	14.0%	14.0%

	Cumulative Charge-off Rate by Booking Year—Grade F & G
Mo #	Y2008	Y2009	Y2010	Y2011	Y2012	Y2013
1	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
2	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
3	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
4	0.0%	0.0%	0.0%	0.0%	0.1%	0.0%
5	0.0%	0.0%	0.1%	0.2%	0.4%	0.2%
6	0.0%	1.2%	0.7%	0.2%	0.7%
7	0.0%	2.7%	1.7%	0.7%	1.4%
8	1.6%	3.5%	2.2%	1.4%	2.1%
9	2.6%	3.8%	3.0%	2.3%	2.9%
10	4.6%	5.1%	3.6%	3.5%	3.9%
11	6.0%	5.9%	4.6%	4.7%	4.9%
12	6.0%	6.6%	5.7%	5.5%	5.6%
13	5.9%	7.0%	6.0%	7.1%	6.8%
14	7.3%	7.8%	7.1%	8.2%	7.7%
15	9.4%	9.9%	8.3%	9.0%	8.4%
16	11.2%	10.2%	8.9%	9.8%	9.0%
17	11.8%	10.2%	9.0%	10.7%
18	12.8%	10.7%	9.5%	12.0%
19	15.5%	12.5%	10.1%	12.9%
20	16.0%	13.2%	10.7%	13.7%
21	19.1%	14.1%	11.2%	14.8%
22	19.2%	14.1%	12.2%	15.4%
23	21.6%	14.5%	12.9%	15.7%
24	21.6%	15.2%	13.1%	16.6%
25	22.8%	16.6%	13.9%	16.6%
26	23.4%	17.1%	14.3%	17.2%
27	23.8%	18.3%	15.1%	17.6%
28	23.8%	18.5%	15.8%	18.0%
29	23.9%	18.6%	16.2%	18.1%
30	23.9%	18.9%	16.6%
31	24.1%	18.9%	16.8%
32	24.1%	19.0%	17.3%
33	24.1%	19.6%	17.9%
34	24.5%	19.6%	18.2%
35	24.9%	19.6%	18.3%
36	25.1%	19.6%	18.5%

ABOUT LENDING CLUB

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the period ended December  31, 2013, pages 51-61 which is incorporated by reference in this prospectus.

BUSINESS

General Corporate Overview

Lending Club is an online marketplace that facilitates loans to consumers and businesses and offers investors an opportunity to fund the loans. Our goal is to transform the banking industry to make it more cost efficient, transparent and consumer friendly. We replace traditional bank operations with an online marketplace that uses technology and a more efficient funding process to lower operational costs and deliver a better experience to both borrowers and investors.

Lending Club is headquartered in San Francisco, California, was incorporated in 2006 and began operations in 2007.

At December 31, 2013, our marketplace had facilitated 240,322 Loans totaling approximately $3.2 billion since our inception.

At December 31, 2013, LC had 426 full-time employees and contractors.

On April 17, 2014, we acquired all of the outstanding limited liability company interests of Springstone from its previous owners in a simultaneous signing and closing. As a result of the acquisition, Springstone, is now a wholly owned subsidiary of Lending Club.

Business and Growth Strategy

Our marketplace connects borrowers and investors and provides a variety of services including screening borrowers for loan eligibility and facilitating payments to investors. Our model has significantly lower operating costs than traditional bank lending and consumer finance institutions because there are no physical branches and related infrastructure, no deposit-taking activities, an automated loan underwriting and servicing process and other technology-enhanced processes. We believe that the interest rates offered to borrowers through our platform are generally better, on average, than the rates those borrowers could pay on outstanding credit card balances or unsecured installment loans from a traditional bank.

We also believe that our marketplace enables investors to earn attractive returns and enjoy a more direct, low cost access to consumer credit as an investment asset class. Investors include both individuals and institutions. We believe that diversity of our investor base allows us to rely on more predictable funding sources with a wide range of investment strategies and risk appetite, which helps us facilitate a wide range of loans.

Our platform offers consumer loans, which are unsecured obligations of individual borrowers that are issued in amounts ranging from $1,000 up to $35,000, depending on the applicable policy, with fixed interest rates, and three-year or five-year original maturities. Consumer loans that have a FICO score of at least 660 and meet other strict credit criteria are classified as Public Policy Loans and are issued under WebBank’s Public Credit Policy and can be invested in through the Notes. We and WebBank, a FDIC-insured, state chartered industrial bank organized under the laws of Utah, are also partnering with other sophisticated institutional investors to tailor credit and underwriting specifications to meet specific credit and investment criteria of these investors (“Custom Credit Policy”) that are outside of the Public Credit Policy and therefore are not publicly available (“Custom Policy Loans”). In addition, in March 2014, we launched a pilot program focused on loans to small businesses with loan amounts between $15,000 to $100,000, fixed interest rates and maturities between one and five years. Investors can invest through the following products, Notes, Certificates or partnerships interests or buy loans directly.

Competitive Environment and Market Dynamics

The markets for lending and investing are competitive and rapidly evolving.

For borrowers, we believe the following are the principal competitive factors in the lending market:

•	Competitive interest rates versus other alternatives;

•	A fast and convenient process;

•	Positive customer experience.

For investors, we believe the following are the principal competitive factors:

•	Attractive risk adjusted returns;

•	Diversification from other asset classes;

•	Positive customer experience.

For borrowers, we compete with banking institutions, credit unions, credit card issuers and other consumer finance companies. However, we believe that by leveraging technology to acquire, facilitate and service Loans, we are able to operate at a lower expense structure relative to other competitors, giving us more flexibility to offer competitive rates along with a great borrower experience.

For investors, we compete with other investment vehicles and asset classes such as equities, bonds, and certificates of deposit. We believe that our diverse and customizable investment options and lower expense structure give us the flexibility to offer attractive risk adjusted returns that are uncorrelated with traditional asset classes.

We may also face future competition from new market entrants, which may include large, established companies. These companies may have significantly greater financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their lending platforms. We believe, however, that our acquisition channels and underwriting experience, which have been developed over several years, will be difficult to duplicate in the short-run. Investor confidence is earned over time and throughout credit cycles.

Business Overview

Consumer Loans

Consumer loans are fully amortizing, unsecured obligations of individuals of $1,000 up to $35,000, dependent upon the applicable credit policy, with fixed interest rates, and three-year or five-year original maturities.

All consumer loans are funded and issued by WebBank. As part of operating our platform, we verify the identity of borrowers, obtain borrowers’ credit characteristics from consumer reporting agencies such as TransUnion, Experian or Equifax and screen borrowers for eligibility. We service issued consumer loans on an ongoing basis.

Our agreement with WebBank enables us to make consumer loans available to borrowers on a uniform basis nationwide. We currently do not offer consumer loans in Idaho, Iowa, Maine, Nebraska and North Dakota. We pay WebBank a monthly fee based on the amount of consumer loans issued by WebBank, subject to a minimum monthly fee.

Public Policy Loans

Borrower applications for Public Policy Loans are posted on our website pursuant to a program agreement with WebBank. We use a proprietary algorithm to assign one of 35 loan grades (A1 to G5), which is used to establish the borrower’s interest rate and origination fee.

Custom Policy Loans

Borrower applications that do not qualify as Public Policy Loans may qualify as a Custom Policy Loan under a Custom Credit Policy that focuses on potentially higher risk borrowers than those under the Public Credit Policy. An alternative proprietary algorithm is used to assign an interest rate and origination fee. Custom Policy Loans are also funded and issued pursuant to our program agreement with WebBank.

Investing in Loans

Loans are invested in through three channels – (1) the public offering of Notes pursuant to our Note Shelf, (2) private placements to accredited investors and qualified purchasers of Certificates and limited partnership interests in funds managed by LCA (“Funds”), or (3) Loan sales to unrelated third party institutions, each described below:

•	Public Offering of Notes Available to Investors: Pursuant to a prospectus, investors have the opportunity to purchase, directly on our website, Notes issued by us, with each Note corresponding to an individual Loan facilitated through our platform. The Notes are unsecured and the payment of principal and interest on the Notes is dependent on the receipt of principal and interest on the related Public Policy Loan.

•	Private Placements of Certificates and Funds: LC offers private placements of funds to accredited investors and qualified purchasers. To facilitate these private placement offerings, LC established the Trust in February 2011 to acquire and hold Loans for the sole benefit of investors who purchase Certificates in private transactions. Accredited investors and the Funds each purchase a Certificate from the Trust and the Trust uses these proceeds to acquire and hold Loans for the sole benefit of the Certificate holders. Like the Notes, payment of principal and interest on the Certificates are dependent on the receipt of principal and interest on the corresponding Loan. The Certificates can only be settled with cash flows from the underlying Loan and the Certificate holder does not have recourse to the general credit or other assets of the Trust, LC, borrowers or other investors.

•	Whole Loan Sales to Third Party Institutions: In December 2012, LC began selling consumer loans to unrelated third party institutions through our platform. In all these sales transactions, we retained the servicing rights on the consumer loans sold.

Sources of Revenues

We have three primary sources of revenues. We earn origination fees charged to borrowers for facilitating the funding of Loans by WebBank. We earn servicing fees from investors for processing principal and interest payments and passing such payments on to investors. Additionally, LCA earns management fees as the general partner for the Funds and SMAs. We expect that the volume of Loans facilitated through our platform will continue to increase, and that we will generate increased revenue from these sources.

Interest income on the Loans and the associated interest expense on related Notes and Certificates are reported on our Statement of Operations on a gross basis. Virtually all of the interest income is earned by and passed through to investors and Certificate holders resulting in no material net effect on our earnings.

Sales and Marketing

Our sales and marketing efforts are designed to build awareness of Lending Club as a brand and company as a responsible alternative to credit cards and other higher interest credit options for consumers and small businesses. We define marketing as owning the total customer experience. We use a diverse array of marketing channels to distribute our message and are constantly improving and optimizing our experience both on- and offline to deliver efficiency and a high level of customer satisfaction.

Origination and Servicing

We have developed proprietary technology that is efficient and highly scalable. Our platform enables us to take in a variety of data sources in a highly automated way and to decision Loans efficiently. Our models use the information we take in to dynamically condition Loans for underwriting treatment and pass them through to underwriters in real time for action. Our platform incorporates a variety of models that determine approvals, pricing and verification procedures.

Technology and Engineering

Our customer acquisition process, registration, underwriting, servicing and payment systems are highly automated and we use internally developed software. We have developed our own cash management software to process electronic cash movements, record book entries and calculate cash balances in our borrower and investors’ funding accounts. For the most part, we require the use of Automated Clearing House (ACH) payments as the preferred means to disburse Loan proceeds, receive payments on outstanding Loans, receive funds from investors and disburse payments to investors. We have no physical branches for Loan application or payment-taking activities.

Our system hardware for the platform is co-located in a data center hosting facility in Las Vegas, Nevada. We also maintain a “near” real time disaster recovery data center co-located in a hosting facility in Northern California. We own all of the hardware deployed in support of our platform and we continuously monitor the performance and availability of our platform.

Key aspects of our technology include:

•	Scalability: We strive to establish a scalable infrastructure that utilizes standard techniques such as virtualization, load-balancing and high-availability platforms. Our application and database tiers are designed to be scaled horizontally by adding servers as needed.

•	Data Integrity and Security: We are making every effort to ensure that all data received from end users or from our business counterparties are transported in a secure manner. We have received a secure socket layer (“SSL”) certification from VeriSign and we require a dedicated, fully authenticated connection, in addition to the SSL encryption of the data. Our most sensitive information is stored using one-way encryption, which makes it impossible to read in the clear, and for other data, a set of access control rules have been created to limit the visibility of the data and to protect the privacy of each user. We utilize network firewall technology for perimeter level threat protection.

•	Fraud Detection: We employ a combination of proprietary technologies and commercially available licensed technologies and solutions to prevent and detect fraud. We employ techniques such as knowledge based authentication, out-of-band authentication and notification, behavioral analytics and digital fingerprinting to prevent identity fraud. We use services from third-party vendors for user identification, credit checks and OFAC compliance. In addition, we use specialized third-party software to augment our fraud detection systems. In addition to our identity fraud detection system, we also have a dedicated team that conducts additional investigations of cases flagged for high fraud risk by verifying the income and employment data reported by borrowers. See “Business—About the Platform—How the LC Platform Operates—Verification of Borrower Information.”

•	Back up Servicing Arrangement: We have a backup and successor servicing agreement with Portfolio Financial Servicing Company (“PFSC”). Pursuant to this agreement, PFSC will prepare and then stand ready to service Loans. Upon PFSC becoming the servicer of the Loan, we will pay PFSC a one-time declaration fee and PFSC will be entitled to retain a servicing fee on the amounts it collects as servicer. Our agreement with PFSC was renewed as of September 2011 for a three year term with automatic annual renewals thereafter unless advance notice of non-renewal is provided by either party. If our agreement with PFSC were to be terminated, we would seek to replace PFSC with another backup servicer.

Intellectual Property

We rely on a combination of copyright, trade secret, trademark, and other rights, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. Although the protection afforded by copyright, trade secret, trademark and patent law, written agreements and common law may provide some advantages, we believe that the following factors help us to maintain a competitive advantage:

•	technological skills of our software and website development personnel;

•	frequent enhancements to our platform; and

•	high levels of borrower and investor satisfaction.

Our competitors may develop products that are similar to our technology. We enter into agreements with our employees, consultants and partners and through these agreements; we attempt to control access to and distribution of our software, documentation and other proprietary technology and information. Despite our efforts to protect our proprietary rights, third parties may, in an authorized or unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or technology or otherwise develop a product with the same functionality as our solution. Policing all unauthorized use of our intellectual property rights is nearly impossible. Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriations of our technology or intellectual property rights.

“Lending Club” is a registered trademark in the United States.

Employees and Contractors

As of December 31, 2013, we had 380 employees and 46 contractors. The following table shows a breakdown by functions:

	Employees	Contractors	Total
Sales and Marketing	44	—	44
Origination and Servicing	191	1	192
General and Administrative: Technology	73	39	112
General and Administrative: Other	72	6	78

Total	380	46	426

None of our employees are represented by labor unions. We have not experienced any work stoppages and believe that our relations with our employees are good.

Facilities

Corporate Headquarters

We have several lease agreements for space at 71 Stevenson Street in San Francisco, California, where our corporate headquarters are located. These leases commenced in April 2011, September 2012, June 2013 and December 2013. These leases expire in June 2019 with a renewal option that would extend the lease for five years to June 2024.

Other Real Estate

In December 2012, we renewed the lease for a New York City office for a one year term that expired on January 31, 2014.

Total facilities rental expense for the year ended December 31, 2013, the nine month period ended December 31, 2012 and the year ended March 31, 2012 was $1.9 million, $0.6 million and $0.5 million, respectively. Sublease rental expense for the year ended December 31, 2013, the nine month period ended December 31, 2012 and the year ended March 31, 2012 was $0.6 million, $0.5 million and $0.4 million, respectively. Minimum rental expense for the for the year ended December 31, 2013, the nine month period ended December 31, 2012 and the year ended March 31, 2012 was $1.3 million, $0.1 million and $0.1 million, respectively. As part of these lease agreements, we currently have pledged $0.2 million of cash and arranged for a $0.2 million letter of credit as security deposits.

At December 31, 2013, the future minimum lease payments payable under the contracts for leased premises is as follows:

Year-Ended December 31,	Future Minimum Lease Payments
2014	$2,748
2015	3,293
2016	3,379
2017	3,598
2018	3,808
Thereafter	1,925

Total	$18,751

Legal

The Company may be subject to legal proceedings and regulatory actions in the ordinary course of business. After consultation with legal counsel, the Company does not anticipate that the ultimate liability, if any, arising out of any such matter will have a material effect on its financial condition or results of operations.

GOVERNMENT REGULATION

Regulation

The lending and securities industries are highly regulated. We, and the Loans made through our platform, are subject to extensive and complex rules and regulations, licensing and examination by various federal, state and local government authorities. These authorities impose obligations and restrictions on our activities and the Loans made through our platform. In particular, these rules limit the fees that may be assessed on the Loans, require extensive disclosure to, and consents from, our participants, prohibit discrimination and may impose multiple qualification and licensing obligations on platform activities. Failure to comply with any of these requirements may result in, among other things, revocation of required licenses or registration, loss of approved status, voiding of the Loan contracts, class action lawsuits, administrative enforcement actions and civil and criminal liability. While compliance with such requirements is at times complicated by our novel business model, we believe we are in substantial compliance with these rules and regulations. These rules and regulations are subject to continuous change, however, and a material change could have an adverse effect on our compliance efforts and ability to operate.

Licensing

State Licensing Requirements

We hold licenses in a number of states and are otherwise authorized to conduct activities on a uniform basis in all other states and the District of Columbia, with the exceptions of Idaho, Iowa, Maine, Nebraska and North Dakota. State licensing statutes impose a variety of requirements and restrictions, including:

•	recordkeeping requirements;

•	restrictions on loan origination and servicing practices, including limits on finance charges and fees;

•	disclosure requirements;

•	examination requirements;

•	surety bond and minimum net worth requirements;

•	financial reporting requirements;

•	notification requirements for changes in principal officers, stock ownership or corporate control;

•	restrictions on advertising; and

•	review requirements for loan forms.

The statutes also subject us to the supervisory and examination authority of state regulators in certain cases.

Consumer Protection Laws

State Usury Limitations

Section 521 of the Depository Institution Deregulation and Monetary Control Act of 1980 (12 U.S.C. § 1831d) and Section 85 of the National Bank Act (NBA) (12 U.S.C. § 85), federal case law interpreting the NBA such as Tiffany v. National Bank of Missouri and Marquette National Bank of Minneapolis v. First Omaha Service Corporation and FDIC advisory opinion 92-47 permit FDIC-insured depository institutions, such as WebBank, to “export” the interest rate permitted under the laws of the state where the bank is located, regardless of the usury limitations imposed by the state law of the borrower’s residence unless the state has chosen to opt out of the exportation regime. WebBank is located in Utah, and Title 70C of the Utah Code does not limit the amount of fees or interest that may be charged by WebBank on loans of the type offered through our platform. Only Iowa and Puerto Rico have opted out of the exportation regime under Section 525 of DIDA and we do not operate in either jurisdiction. However, we believe that if a state in which we did operate opted out of rate exportation that judicial interpretations support the view that such opt outs only apply to loans “made” in those states. As the loan document states that “…the [Promissory] Note will be entered into in the state of Utah,” we believe that the “opt-out” of any state would not affect the ability of our platform to benefit from the exportation of rates. If a Loan made through our platform was deemed to be subject to the usury laws of a state that has opted-out of the exportation regime, we could become subject to fines, penalties, possible forfeiture of amounts charged to borrowers and we may decide not to originate Loans in that applicable jurisdiction, which may adversely impact our growth.

State Disclosure Requirements and Other Substantive Lending Regulations

We are subject to state laws and regulations that impose requirements related to loan disclosures and terms, credit discrimination, credit reporting, debt collection and unfair or deceptive business practices. Our ongoing compliance program seeks to comply with these requirements.

Truth in Lending Act

The Truth in Lending Act (“TILA”), and Regulation Z, which implements it, require lenders to provide consumers with uniform, understandable information concerning certain terms and conditions of their loan and credit transactions. These rules apply to WebBank as the creditor for Loans facilitated through our platform, but because the transactions are carried out on our hosted website, we facilitate compliance. For closed-end credit transactions of the type provided through our platform, these disclosures include providing the annual percentage rate, the finance charge, the amount financed, the number of payments and the amount of the monthly payment. The creditor must provide the disclosures before the Loan is closed. TILA also regulates the advertising of credit and gives borrowers, among other things, certain rights regarding updated disclosures and the treatment of credit balances. Our platform provides borrowers with a TILA disclosure at the time a borrower posts a loan request on the platform. If the borrower’s request is not fully funded and the borrower chooses to accept a lesser amount offered, we provide an updated TILA disclosure. We also seek to comply with TILA’s disclosure requirements related to credit advertising.

Equal Credit Opportunity Act

The federal Equal Credit Opportunity Act (“ECOA”) prohibits creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, or the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act or any applicable state law. Regulation B, which implements ECOA, restricts creditors from requesting certain types of information from loan applicants and from making statements that would discourage on a prohibited basis a reasonable person from making or pursuing an application. These requirements apply both to a lender such as WebBank as well as to a party such as ourselves that regularly participates in a credit decision. Investors may also be subject to the ECOA in their capacity as purchasers of Notes, if they are deemed to regularly participate in credit decisions. In the underwriting of Loans on the platform, both WebBank and us seek to comply with ECOA’s provisions prohibiting discouragement and discrimination. ECOA also requires creditors to provide consumers with timely notices of adverse action taken on credit applications. WebBank and us provide prospective borrowers who apply for a Loan through the platform but are denied credit with an adverse action notice in compliance with applicable requirements (see also below regarding “Fair Credit Reporting Act”).

Fair Credit Reporting Act

The Federal Fair Credit Reporting Act (“FCRA”), administered by the Federal Trade Commission, promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies. FCRA requires a permissible purpose to obtain a consumer credit report, and requires persons to report loan payment information to credit bureaus accurately. FCRA also imposes disclosure requirements on creditors who take adverse action on credit applications based on information contained in a credit report. WebBank and ourselves have a permissible purpose for obtaining credit reports on potential borrowers and also obtain explicit consent from borrowers to obtain such reports. As the servicer for the Loan, we accurately report Loan payment and delinquency information to appropriate reporting agencies. We provide an adverse action notice to a rejected borrower on WebBank’s behalf at the time the borrower is rejected that includes all the required disclosures. We have implemented an identity theft prevention program.

Fair Debt Collection Practices Act

The Federal Fair Debt Collection Practices Act (“FDCPA”) provides guidelines and limitations on the conduct of third-party debt collectors in connection with the collection of consumer debts. The FDCPA limits certain communications with third parties, imposes notice and debt validation requirements, and prohibits threatening, harassing or abusive conduct in the course of debt collection. While the FDCPA applies to third-party debt collectors, debt collection laws of certain states impose similar requirements on creditors who collect their own debts. Our agreement with its investors prohibits investors from attempting to directly collect on the Loan. Actual collection efforts in violation of this agreement are unlikely given that investors do not learn the identity of borrowers. We use our internal collection team and a professional third-party debt collection agent to collect delinquent accounts. They are required to comply with the FDCPA and all other applicable laws in collecting delinquent accounts of our borrowers.

Privacy and Data Security Laws

The federal Gramm-Leach-Bliley Act (“GLBA”) limits the disclosure of nonpublic personal information about a consumer to nonaffiliated third parties and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities as well as to safeguard personal customer information. A number of states have similarly enacted privacy and data security laws requiring safeguards to protect the privacy and security of consumers’ personally identifiable information and to require notification to affected customers in the event of a breach. We have a detailed privacy policy, which complies with GLBA and is accessible from every page of our website. We maintain participants’ personal information securely, and we do not sell, rent or share such information with third parties for marketing purposes unless previously agreed to by the participant. In addition, we take a number of measures to safeguard the personal information of our borrowers and investors and protect against unauthorized access.

Servicemembers Civil Relief Act

The federal Servicemembers Civil Relief Act (“SCRA”) allows military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties. The SCRA requires we adjust the interest rate of borrowers who qualify for and request relief. If a borrower with an outstanding Loan qualifies for SCRA protection, we will reduce the interest rate on the Loan to 6% for the duration of the borrower’s active duty. During this period, the investors who have invested in such Loan will not receive the difference between 6% and the Loan’s original interest rate. For a borrower to obtain an interest rate reduction on a Loan due to military service, we require the borrower to send us a written request and a copy of the borrower’s mobilization orders. We do not take military service into account in assigning Loan grades to borrower loan requests and we do not disclose the military status of borrowers to investors.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

In July 2010 the Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) was signed into law. The Dodd-Frank Act is extensive and significant legislation that, among other things:

•	created a liquidation framework under which the Federal Deposit Insurance Corporation (“FDIC”) may be appointed as receiver following a “systemic risk determination” by the Secretary of Treasury (in consultation with the President) for the resolution of certain nonbank financial companies and other entities, defined as “covered financial companies,” and commonly referred to as “systemically important entities,” in the event such a company is in default or in danger of default and the resolution of such a company under other applicable law would have serious adverse effects on financial stability in the United States, and also for the resolution of certain of their subsidiaries;

•	created a new framework for the regulation of over-the-counter derivatives activities;

•	strengthened the regulatory oversight of securities and capital markets activities by the SEC;

•	created the Consumer Financial Protection Bureau (“CFPB”), a new agency responsible for administering and enforcing the laws and regulations for consumer financial products and services; and

•	increased regulation of the securitization markets through, among other things, a mandated risk retention requirement for securitizers and a direction to the SEC to regulate credit rating agencies and adopt regulations governing these organizations and their activities.

With respect to the new liquidation framework for systemically important entities, no assurances can be given that such framework would not apply to us. Guidance from the FDIC indicates that such new framework will largely be exercised in a manner consistent with the existing bankruptcy laws, which is the insolvency regime which would otherwise apply to us. The SEC has proposed significant changes to the rules applicable to issuers and sponsors of asset-backed securities under the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act. With the proposed changes we could potentially see an adverse impact in our access to the asset-backed securities capital markets and lessened effectiveness of our financing programs. We believe we will at some point become subject to the oversight of the CFPB in addition to its current authority over various lending regulations, such as Regulation Z, TILA and Regulation B.

Other Regulations

Electronic Fund Transfer Act and NACHA Rules

The federal Electronic Fund Transfer Act (“EFTA”), and Regulation E, which implements it, provides guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts. In addition transfers performed by ACH electronic transfers are subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association

(“NACHA”). Most transfers of funds in connection with the origination and repayment of the Loan are performed by ACH. We obtain necessary electronic authorization from borrowers and investors for such transfers in compliance with such rules. Transfers of funds through the platform are executed by Wells Fargo and conform to the EFTA, its regulations and NACHA guidelines.

Electronic Signatures in Global and National Commerce Act/Uniform Electronic Transactions Act

The federal Electronic Signatures in Global and National Commerce Act (“ESIGN”) and similar state laws, particularly the Uniform Electronic Transactions Act (“UETA”), authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures. ESIGN and UETA require businesses that want to use electronic records or signatures in consumer transactions to obtain the consumer’s consent to receive information electronically. When a borrower or investor registers on the platform, we obtain his or her consent to transact business electronically and maintain electronic records in compliance with ESIGN and UETA requirements.

Bank Secrecy Act

In cooperation with WebBank, we have implemented various anti-money laundering policy and procedures to comply with applicable federal law. With respect to new borrowers, we apply the customer identification and verification program rules and screen names against the list of Specially Designated Nationals maintained by OFAC pursuant to the USA PATRIOT Act amendments to the Bank Secrecy Act (“BSA”) and its implementing regulation.

New Laws and Regulations

From time to time, various types of federal and state legislation are proposed and new regulations are introduced that could result in additional regulation of, and restrictions on, the business of consumer lending. We cannot predict whether any such legislation or regulations will be adopted or how this would affect our business or our important relationships with third parties. In addition, the interpretation of existing legislation may change or may prove different than anticipated when applied to our novel business model. Compliance with such requirements could involve additional costs, which could have a material adverse effect on our business. As a consequence of the extensive regulation of commercial lending in the United States, our business is particularly susceptible to being affected by federal and state legislation and regulations that may increase the cost of doing business.

In addition, see “Risk Factors — Financial regulatory reform could result in restrictions, oversight and costs that have an adverse effect on our business” regarding the risks of government financial regulatory reform plans.

Foreign Laws and Regulations

We do not permit non-U.S. based individuals to register as borrowers on the platform and the lending platform does not operate outside the United States. It is, therefore, not subject to foreign laws or regulations for borrowers.

ABOUT THE FUND AND TRUST

Business Description

In October 2010, we formed LCA, a SEC-registered investment advisor wholly owned by Lending Club. LCA is the general partner of five investment funds: Broad Based Consumer Credit Fund, L.P. (“BBF”), Broad Based Consumer Credit (Q) Fund, L.P. (“BBF-QP”), Broad Based Consumer Credit II Fund, L.P. (“BBF II”), Conservative Consumer Credit Fund, L.P. (“CCF”), and Conservative Consumer Credit (Q) Fund, L.P. (“CCF-QP”), which we refer to collectively as the Funds. In connection with the Funds, the Trust is structured as a bankruptcy-remote entity for holding portions of Loans related to Certificates purchased by the Funds separate and apart from the Loans and other assets of ours. We and the Trust have entered into a loan purchase agreement and a servicing agreement whereby we service the loans acquired by the Trust in a manner identical to other Loans; the Trust earns a fee equal to 40 basis points for each Certificate holder and we earn a servicing fee equal to 35 basis points, which is paid by the Trust.

Beginning January 2012, LCA began offering SMAs to individual accredited investors. Investors with SMAs invest in Certificates issued by the Trust.

LCA’s contribution to the Company’s overall consolidated financial results will be primarily driven by the combination of assets under management, the investment performance of the Funds and SMA investors and the ability to attract additional investors. Competitive investment performance in rising markets and preservation of fund investor capital during periods of market volatility or declining economic conditions are key determinates of the long term success of LCA’s business.

Fund Growth

We believe that the principal driver of the funds’ ability to increase assets is the investment performance track record of the Member Loans facilitated through our platform. We have a historical ability to generate consistent, positive returns for our investors who purchased Notes from our platform. We also believe that our performance history is a key point of competitive differentiation for us.

Assets Under Management

LCA charges most Certificate holders a management fee based on their capital account balances in lieu of charging a servicing fee. LCA earned management fees totaling $3.1 million and $0.7 million for the year ended December 31, 2013 and the nine months ended December 31, 2012, respectively, an increase of 328%. The increase in management fees was due primarily to an increase in total assets under management, which were $740.2 million at December 31, 2013 ($639.7 million in the Funds and $100.5 million in SMAs) and $286.7 million at December 31, 2012.

Management fees were $0.7 million and $0.2 million for the nine months ended December 31, 2012 and year ended March 31, 2012, respectively, an increase of 250%. The increase in management fees earned was due primarily to an increase in total assets under management, which were $286.7 million at December 31, 2012 and $103.6 million at March 31, 2012.

As of December 31, 2013, the Funds had approximately $639.7 million in assets with $29.2 million of pending capital contributions from limited partners in escrow, which was contributed to the Funds on the first business day of January 2014. LCA earns a management fee paid by the limited partners of the Funds, paid monthly in arrears, which ranges from 0.70% to 1.25% (annualized) of the month-end balances of partners’ capital accounts. These management fees can be modified or waived for individual limited partners at the discretion of the general partner.

Beginning January 2012, LCA began offering SMAs to individual accredited investors. Investors with SMAs invest in Certificates issued by the Trust. As of December 31, 2013, the SMAs had approximately $100.5 million in assets. LCA earns management fees paid by SMA investors, monthly in arrears, based on cash and Certificate balances in SMAs. These management fees can be modified or waived for individual SMA investors at the discretion of LCA.

Summary of Changes in Assets Under Management

The table below presents our summary of changes in assets under management for LCA, stated at amortized cost except for appreciation which includes fair value adjustments for investments (in millions):

Balance at December 31, 2012	$286.7
Net capital contributions	410.5
Appreciation	43.0

Balance at December 31, 2013	$740.2

As of December 31, 2013, the allocation across grades of Member Loans related to Certificates owned by the funds was as follows:

BBF (3 Year Loans)		BBF (5 Year Loans)		BBF (All Loans)
Grade	Percentage	Grade	Percentage	Grade	Percentage

A	14.9%	A	3.8%	A	10.4%
B	41.1%	B	18.2%	B	31.9%
C	27.7%	C	31.6%	C	29.2%
D	13.0%	D	18.9%	D	15.4%
E	2.9%	E	15.7%	E	8.1%
F	0.3%	F	8.3%	F	3.6%
G	0.0%	G	3.5%	G	1.4%

BBF-QP (3 Year Loans)		BBF-QP (5 Year Loans)		BBF-QP (All Loans)
Grade	Percentage	Grade	Percentage	Grade	Percentage

A	17.8%	A	2.1%	A	10.7%
B	39.0%	B	17.0%	B	29.2%
C	26.3%	C	32.1%	C	28.9%
D	13.3%	D	17.9%	D	15.3%
E	3.0%	E	17.7%	E	9.6%
F	0.6%	F	9.9%	F	4.7%
G	0.0%	G	3.4%	G	1.6%

BBF II (3 Year Loans)		BBF II (5 Year Loans)		BBF II (All Loans)
Grade	Percentage	Grade	Percentage	Grade	Percentage

A	13.3%	A	2.9%	A	9.4%
B	45.9%	B	17.0%	B	34.8%
C	25.2%	C	42.7%	C	31.8%
D	11.8%	D	14.1%	D	12.7%
E	3.1%	E	14.6%	E	7.5%
F	0.7%	F	6.4%	F	2.8%
G	0.0%	G	2.4%	G	0.9%

CCF (3 Year Loans)
Grade	Percentage
A	50.3%
B	49.7%

CCF-QP (3 Year Loans)
Grade	Percentage
A	50.3%
B	49.7%

The funds do not participate in the resale platform.

MANAGEMENT

Executive Officers, Directors and Key Employees

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of March 31, 2014:

Name	Age	Position(s)
Renaud Laplanche	43	Chief Executive Officer and Director
Chaomei Chen	55	Chief Risk Officer
Carrie L. Dolan	49	Chief Financial Officer
John MacIlwaine	44	Chief Technology Officer
Scott Sanborn	44	Chief Operating Officer
Daniel T. Ciporin	56	Director
Jeffrey M. Crowe	57	Director
Rebecca Lynn	40	Director
John J. Mack	69	Director
Mary Meeker	54	Director
John C. Morris	55	Director
Larry Summers	59	Director

Renaud Laplanche

Mr. Laplanche has served as our Chief Executive Officer and Founder and as a Director since January 2007. From June 2005 to October 2006, Mr. Laplanche served as Head of Product Management, Search Technologies, for Oracle Corporation. From September 1999 to June 2005, Mr. Laplanche served as the Founder and Chief Executive Officer of TripleHop Technologies, an enterprise software company, whose assets were acquired by Oracle Corporation in June 2005. Mr. Laplanche holds a post-graduate DESS-DJCE degree (Tax and Corporate Law) from the Université de Montpellier, Montpellier, France and an M.B.A. from HEC Business School, Paris, France.

Chaomei Chen

Ms. Chen has served as our Chief Risk Officer since June 2011. From September 2008 to August 2009, Ms. Chen served as Chief Risk Officer at JP Morgan Chase Card Services where she was responsible for business and credit risk in the Southwestern Washington Mutual portfolio. Ms. Chen holds a B.S. in mathematics from Jiaotong University in China and an M.S.E. in mathematical science from The Johns Hopkins University.

Carrie L. Dolan

Ms. Dolan has served as our Chief Financial Officer since August 2010. From May 2007 to January 2010, Ms. Dolan served as Treasurer for The Charles Schwab Corporation. Ms. Dolan holds a B.A. in finance from the University of California, Berkeley and an M.B.A. from University of California, Berkeley’s Haas School of Business.

John MacIlwaine

Mr. MacIlwaine has served as our Chief Technology Officer since July 2012. From April 2007 to November 2011, Mr. MacIlwaine served as head of global development at Visa, Inc. where he led program management and information services, including web application development, data warehousing, business intelligence and mobile development, and oversaw all new technology initiatives for the company. Mr. MacIlwaine holds a B.S. in computer engineering from the University of Michigan.

Scott Sanborn

Mr. Sanborn has served as our Chief Operating Officer since April 2013 and served as our Chief Marketing officer from May 2010 to March 2013. From November 2008 to February 2010, Mr. Sanborn served as the Chief Marketing and Revenue Officer for eHealthInsurance, a publicly traded e-commerce company. Mr. Sanborn holds a B.A., cum laude, from Tufts University.

Daniel T. Ciporin

Mr. Ciporin has been a member of our board of directors since August 2007. Mr. Ciporin joined Canaan Partners in March 2007 and is currently a General Partner specializing in digital media, financial technology and e-commerce investments. From March 2006 to March 2007, Mr. Ciporin served as Chairman of the Internet Lab, a U.S.-Israeli incubator for early-stage consumer internet startups. From January 1999 to June 2005, Mr. Ciporin served as Chairman and Chief Executive Officer of Shopping.com, a publicly traded online comparison shopping service. Mr. Ciporin holds an A.B. from Princeton University’s Woodrow Wilson School of Public and International Affairs and an M.B.A. from Yale University. Mr. Ciporin serves on our Compensation Committee and Risk Committee.

Jeffrey M. Crowe

Mr. Crowe has been a member of our board of directors since August 2007. With over 20 years of CEO and executive experience in technology companies. Mr. Crowe joined Norwest Venture Partners (NVP) in 2004 and became Managing Partner in 2013. Mr Crowe focuses on investments in the internet, consumer and software arenas and currently serves on the boards of RetailMeNot and several privately-held companies, including Badgeville, Extole, Owler, The Echo Nest, trueXmedia, Turn, Madison Reed and AdChina. From December 1999 to April 2001, Mr. Crowe served as President, Chief Operating Officer and Director of DoveBid, a privately held business auction firm. From May 1990 to November 1999, Mr. Crowe served as Chief Executive Officer and Director of Edify Corporation, a publicly traded enterprise software company. Mr. Crowe holds an M.B.A. from the Stanford University Graduate School of Business and a B.A. in History from Dartmouth College. Mr. Crowe serves as the Chair of our Compensation Committee and also serves on our Risk Committee.

Rebecca Lynn

Ms. Lynn has been a member of our board of directors since March 2009. Ms. Lynn joined Morgenthaler Ventures in 2007 and became a Partner in 2010. She focuses on early-stage investments in financial services, mobile, health, IT and internet services. From 2003 to 2007, Ms. Lynn ran her own consulting business, Marengo Marketing, focusing on online marketing for financial services and affiliate marketing. From 1998 to 2002, Ms. Lynn led product development efforts and served as the Vice President of Marketing at NextCard, Inc. Ms. Lynn began her career at Procter and Gamble’s corporate headquarters where she worked in international new product market entry. Ms. Lynn holds a J.D./M.B.A. from the Haas School of Business and U.C. Berkeley School of Law at the University of California, Berkeley and a B.S. in chemical engineering from the University of Missouri. Ms. Lynn serves on our Audit and Compensation Committees.

John J. Mack

Mr. Mack joined our board of directors in April 2012. He served as Chairman of the Board of Morgan Stanley from 2005 to 2011 and also served as Chief Executive Officer of Morgan Stanley from June 2005 until December 2009, during which time he oversaw the firm’s conversion into a bank holding company. Mr. Mack was Co-Chief Executive Officer of Credit Suisse Group from 2003 to 2004 and President, Chief Executive Officer and Director of Credit Suisse First Boston from 2001 to 2004. He became President, Chief Operating Officer and Director of Morgan Stanley Dean Witter & Co. in 1997 and served in that position until 2001. Mr. Mack joined Morgan Stanley in 1972 in the bond department and served as head of the Worldwide Taxable Fixed Income Division from 1985 to 1992, became Chairman of the Operating Committee in 1992 and became President in 1993. Mr. Mack is a Senior Advisor of both Morgan Stanley & Co. LLC and KKR & Co. L.P. Mr. Mack serves as the Chair of our Nominating and Corporate Governance Committee and also serves on our Compensation Committee.

Mary Meeker

Ms. Meeker joined our board of directors in June 2012. Ms. Meeker is a General Partner at Kleiner Perkins Caulfield and Byers, or KPCB. Ms. Meeker joined KPCB in January 2011. She focuses on investments in the firm’s digital practice and helps lead KPCB’s Digital Growth Fund, a U.S. $1 billion fund targeting high-growth Internet companies that have achieved rapid adoption and scale. From 1991 to 2010, Ms. Meeker worked at Morgan Stanley where she served as a managing director and research analyst. Ms. Meeker holds a B.A. and Honorary Doctor of Letters degree from DePauw University and an M.B.A. from Cornell University. Ms. Meeker serves on our Audit Committee and Nominating and Corporate Governance Committee.

John C. Morris

Mr. Morris joined our board of directors in February 2013. He is currently the managing partner of Nyca Partners, a venture capital and advisory company. He also serves as an advisory director at growth equity firm General Atlantic and is a director for two portfolio companies. Mr. Morris previously served as president of Visa Inc. from 2007 to 2009. Mr. Morris’ tenure coincided with the global payments company’s initial public offering and a reorganization that merged several separate businesses into a new company. Prior to Visa, Mr. Morris previously spent 27 years at Citigroup and its predecessor companies in various leadership positions, with his final position as CFO and Head of Finance, Technology and Operations for Citi Markets and Banking. Mr. Morris graduated from Dartmouth College in 1980. Mr. Morris serves as the Chair of our Audit Committee and Risk Committee.

Lawrence Summers

Mr. Summers joined our board of directors in December 2012. Mr. Summers is the Charles W. Eliot University Professor & President Emeritus of Harvard University and the Weil Director of the Mossavar-Rahmani Center for Business & Government at Harvard’s Kennedy School. He has served in various senior policy positions in Washington, D.C., including as the 71st Secretary of the Treasury for President Clinton, Director of the National Economic Council for President Obama and Vice President of Development Economics and Chief Economist of the World Bank. He holds a B.S. from the Massachusetts Institute of Technology and a Ph.D. from Harvard University. Mr. Summers serves on our Nominating and Corporate Governance Committee.

Board of Directors’ Role in Risk Management

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, improving long-term organizational performance and enhancing stockholder value. Risk management includes not only understanding our specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for us. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. Our board of directors and Risk Committee review our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for us.

The board of directors along with our Audit Committee also oversee financial risk exposures, including monitoring the integrity of our consolidated financial statements, internal control over financial reporting, and the independence of our Independent Registered Public Accounting Firm. The board of directors, through the audit committee, receives periodic internal controls and related assessments from our finance department. The board of directors, through the audit committee, in fulfilling its oversight responsibility with respect to compliance matters, meets at least quarterly with our finance department, independent registered public accounting firm and internal or external legal counsel to discuss risks related to our financial reporting function. In addition, the board of directors ensures that our business is conducted with the highest standards of ethical conduct in compliance with applicable laws and regulations by ensuring that our Code of Business Conduct and Ethics is current and that employees are aware of and understand the Code and monitor our Whistleblower Hotline.

The board of directors participates in the design of compensation structures that create incentives that encourage a level of risk-taking behavior consistent with our business strategy.

Board Leadership

Because our common stock is not listed on a national exchange, we are not required to maintain a board of directors consisting of a majority of independent directors, or to maintain an audit, nominating or compensation committee. We do not have a lead independent director. The board of directors has no formal chairman and the duties are performed by our Chief Executive Officer who: (i) works with the board of directors to schedule meetings and set meeting agendas; (ii) presides as the chair at executive sessions of directors; (iii) serves as the principal liaison between the board of directors and our executive officers; (iv) briefs the board on issues or concerns arising between meetings of the board of directors, which are generally held monthly; (v) participates actively in corporate governance; and (vi) performs such other duties as the board of directors may, from time to time, delegate. The board of directors believe that the performance of these duties by our Chief Executive Officer provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy. The board of directors further believes that this combination is important in unifying our strategy behind a single vision. We believe this structure provides consistent and effective oversight of our management and LC and is optimal for us, our operations, stockholders, and investors.

Code of Ethics

Our Audit Committee adopted a revised Code of Business Conduct and Ethics (the “Code”) on June 13, 2012. The Code is designed to help directors and employees resolve ethical issues encountered in the business environment. The Code covers topics such as conflicts of interest, compliance with laws, fair dealing, protecting our property and confidentiality of our information and encourages the reporting of any behavior not in accordance with the policy or any other areas of concern through our Whistleblower Policy.

Director Attributes

Our goal is to assemble a board of directors that operates cohesively and works with management in a constructive way so as to deliver long term stockholder value. We believe that our directors possess valuable experience necessary to guide our business in the best interests of the stockholders. Our current board of directors consists of individuals with proven records of success in their chosen professions. They all have the highest integrity and a keen intellect. They are collegial yet independent in their thinking, and are committed to the hard work necessary to be informed about the lending industry, our company, and its key constituents including borrowers, investors, stockholders and management. Most of our directors have expertise in technology, innovation and strategy.

Board Composition and Election of Directors

As of December 31, 2013, our board of directors consisted of eight members, all of whom were elected as directors pursuant to the terms of a voting rights agreement entered into among certain of our stockholders. The board composition provisions of our voting rights agreement will continue until the agreement terminates in accordance with its terms.

Holders of the Notes offered through our platform have no ability to elect or influence our directors or approve significant corporate transactions, such as a merger or other sale of our Company or its assets.

There are no family relationships among any of our directors or executive officers.

Director Independence

Because our common stock is not listed on a national securities exchange, we are not required to maintain a board consisting of a majority of independent directors or to maintain an audit committee, nominating committee or compensation committee consisting solely of independent directors. Nevertheless, our board of directors approved the formation of these committees. Our board of directors has not analyzed the independence of our directors under any applicable stock exchange listing standards.

Board Committees

Nominating and Governance Committee

Our board of directors approved the formation of a Nominating and Governance Committee on December 18, 2013. As of December 31, 2013, the members of the Nominating and Governance Committee were John Mack (Chair), Mary Meeker and Larry Summers.

The Nominating and Corporate Governance Committee ensures that the board is properly constituted to meet its statutory, fiduciary and corporate governance oversight. The Committee will advise the board on corporate governance matters and board performance matters including making recommendations regarding the structure and composition of the board and board committees and developing, recommending and monitoring compliance with corporate governance guidelines and policies and the Code of Business Conduct and Ethics for the Company. The Committee will meet at least twice per year or more frequently, as determined appropriate by the Committee.

Compensation Committee

Our board of directors approved the formation of a Compensation Committee on December 18, 2013. As of December 31, 2013, the members of the Compensation Committee were Daniel Ciporin, Jeffrey Crowe (Chair), Rebecca Lynn and John Mack.

The Compensation Committee oversees LC’s executive officer and director compensation arrangements, plans, policies and programs maintained by the us and administers our cash-based and equity-based compensation plans and arrangements for employees generally (including issuance of stock options and other equity-based awards granted other than pursuant to a plan). The Compensation Committee will meet at least twice per year or more frequently, as determined appropriate by the Compensation Committee.

Audit Committee

Our board of directors approved the formation of an Audit Committee on November 4, 2010. As of December 31, 2013, the members of the Audit Committee were Rebecca Lynn, Mary Meeker and John C. Morris (Chair). In addition, the board has determined that John C. Morris is an audit committee financial expert, as that term is defined under the SEC rules.

The Audit Committee oversees financial risk exposures, including monitoring the integrity of our consolidated financial statements, internal controls over financial reporting and the independence of our Independent Registered Public Accounting Firm. The Audit Committee receives internal control related assessments and reviews and discusses our annual and quarterly consolidated financial statements with management. In fulfilling its oversight responsibilities with respect to compliance matters, the Audit Committee meets at least quarterly with management, our Independent Registered Public Accounting Firm and our internal legal counsel to discuss risks related to our financial reporting function.

Risk Committee

Our board of directors approved the formation of a Risk Committee on December 18, 2013. As of December 31, 2013, the members of the Risk Committee were Dan Ciporin, Jeff Crowe and John C. Morris (Chair).

The Risk Committee assists the board in its oversight of the Company’s key risks, including credit, technology/security, strategic, legal and compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The chairman of the Risk Committee coordinates with the chairman of the Audit Committee to assist the Audit Committee in its review of the Company’s risks that have been delegated to the Audit Committee in its charter. The chairman of the Risk Committee also coordinates with the chairman of the Compensation Committee to assist the Compensation Committee in its consideration of the relationship between risk management policies and practices, corporate strategy and senior executive compensation. The Risk Committee will meet at least four times per year or more frequently, as determined appropriate by the Risk Committee.

Director Compensation

The following table shows compensation for the year ended December 31, 2013 to our directors who were not also named executive officers at the time they received compensation as directors:

Name of Director	Option Awards ($)(1)

Daniel Ciporin	—
Jeffrey Crowe	—
Rebecca Lynn	—
John J. Mack	—
Mary Meeker	—
John C. Morris	1,235,850	(2)
Larry Summers	—

(1)	Calculated in accordance with FASB ASC Topic 718.
(2)	Based on 165,000 options to purchase common stock at an exercise price of $2.78 per share, granted on February 22, 2013. The options will vest in equal quarterly installments over sixteen (16) months from the effective date of the applicable grant, subject to continued service on the Board of Directors.

During the year ended December 31, 2013, none of our directors received any cash compensation for services as a member of our board of directors. From time to time, we reimburse certain of our non-employee directors for travel and other expenses incurred in connection with attending our board and audit committee meetings.

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements

As permitted by Delaware and California law, our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that limit or eliminate the personal liability of our directors for breaches of duty to the corporation. Our amended and restated certificate of incorporation and amended and restated bylaws limit the liability of directors to the fullest extent permitted under applicable law. Delaware and California law provide that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith, believed to be contrary to the interests of the corporation or its shareholders, involving reckless disregard for the director’s duty, for acts that involve an unexcused pattern of inattention that amounts to an abdication of duty, or that involves intentional misconduct or knowing or culpable violation of law;

•	any unlawful payments related to dividends, unlawful stock repurchases, redemptions, loans, guarantees or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. As permitted by Delaware and California law, our amended and restated certificate of incorporation and bylaws also provide that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors; and

•	we will advance expenses to our directors and officers in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified.

The indemnification provisions contained in our amended and restated certificate of incorporation and bylaws are not exclusive.

In addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our directors and officers. The indemnification agreements require us, among other things, to indemnify such persons for all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement (if such settlement is approved in advance by LC) (collectively, “Expenses”), actually and reasonably incurred by such person in connection with the investigation, defense or appeal of any proceeding to which such person may be made a party, a potential party, a non-party witness, or otherwise by reason of: (1) any proceeding to which such person may be made a party by reason of: (i) such person’s service as a director or officer of LC; (ii) any action taken by such person while acting as director, officer, employee or agent of LC; or (iii) such person’s actions while serving at the request of LC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or expense is or was incurred; or (2) establishing or enforcing a right to indemnification under the agreement.

Under these agreements, we are not obligated to provide indemnification: (1) on account of any proceeding with respect to: (i) remuneration paid to such person in violation of law; (ii) an accounting, disgorgement or repayment of profits made from the purchase or sale by such person of securities of LC against such person pursuant to the provisions of Section 16(b) of the Exchange Act, or other provisions of any federal, state or local statute or rules and regulations thereunder; (iii) conduct that was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination); or (iv) conduct that constitutes a breach of such person’s duty of loyalty or resulting in any personal profit or advantage to which such person is not legally entitled; (2) for any proceedings or claims initiated or brought by such person not by way of defense; (3) for any amounts paid in settlement without our written consent; or (4) if such indemnification would be in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act, or in any registration statement filed with the SEC. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

We also maintain an insurance policy that covers certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers.

EXECUTIVE COMPENSATION

See “Item 11. Executive Compensation” of our Annual Report on Form 10-K for the period ended December 31, 2013, pages 68-73; which is incorporated by reference in this prospectus.

TRANSACTIONS WITH RELATED PERSONS

Our executive officers, directors and certain affiliates, have opened investor accounts with LC and have made deposits to and withdrawals from their accounts, and funded portions of borrowers’ loan requests from time to time in the past via purchases of Notes and Certificates, and may do so in the future.

Several of our executive officers and directors (including immediate family members) have opened investor accounts with LC, made deposits and withdrawals to their accounts and funded portions of Loans via purchases of Notes and Certificates. All Note and Certificate purchases made by related parties were conducted on terms and conditions that were not more favorable than those obtained by other investors.

The following table summarizes deposits and withdrawals made by related parties for the year ended December 31, 2013 and the nine months ended December 31, 2012 and ending account balances, which is comprised of cash and Notes and Certificate balances, as of December 31, 2013 and December 31, 2012 (in thousands).

	Year Ended December 31, 2013
Related Party	Deposits	Withdrawals	Account Balance
Directors	$2,436	$1,190	$5,026
Executive Officers	—	26	39

Total	$2,436	$1,216	$5,065

	Nine Months Ended December 31, 2012
Related Party	Deposits	Withdrawals	Account Balance
Directors	$1,717	$843	$1,722
Executive Officers	3	23	7

Total	$1,720	$866	$1,729

As permitted by Delaware and California law, our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that limit or eliminate the personal liability of our directors for breaches of duty to the corporation. Our amended and restated certificate of incorporation and amended and restated bylaws limit the liability of directors to the fullest extent permitted under applicable law. Delaware and California law provide that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith, believed to be contrary to the interests of the corporation or its shareholders, involving reckless disregard for the director’s duty, for acts that involve an unexcused pattern of inattention that amounts to an abdication of duty, or that involves intentional misconduct or knowing or culpable violation of law;

•	any unlawful payments related to dividends, unlawful stock repurchases, redemptions, loans, guarantees or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. As permitted by Delaware and California law, our amended and restated certificate of incorporation and bylaws also provide that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors; and

•	we will advance expenses to our directors and officers in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified.

The indemnification provisions contained in our amended and restated certificate of incorporation and bylaws are not exclusive.

In addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our directors and officers. The indemnification agreements require us, among other things, to indemnify such persons for all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement (if such settlement is approved in advance by LC) (collectively, “Expenses”), actually and reasonably incurred by such person in connection with the investigation, defense or appeal of any proceeding to which such person may be made a party, a potential party, a non-party witness, or otherwise by reason of: (1) any proceeding to which such person may be made a party by reason of: (i) such person’s service as a director or officer of LC; (ii) any action taken by such person while acting as director, officer, employee or agent of LC; or (iii) such person’s actions while serving at the request of LC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or expense is or was incurred; or (2) establishing or enforcing a right to indemnification under the agreement.

Under these agreements, we are not obligated to provide indemnification: (1) on account of any proceeding with respect to: (i) remuneration paid to such person in violation of law; (ii) an accounting, disgorgement or repayment of profits made from the purchase or sale by such person of securities of LC against such person pursuant to the provisions of Section 16(b) of the Exchange Act, or other provisions of any federal, state or local statute or rules and regulations thereunder; (iii) conduct that was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination); or (iv) conduct that constitutes a breach of such person’s duty of loyalty or resulting in any personal profit or advantage to which such person is not legally entitled; (2) for any proceedings or claims initiated or brought by such person not by way of defense; (3) for any amounts paid in settlement without our written consent; or (4) if such indemnification would be in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act, or in any registration statement filed with the SEC. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

We also maintain an insurance policy that covers certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Financing Arrangements with Significant Stockholders

All of the stock and price numbers below do not give effect to a forward stock split of 2 for 1 which took place on April 15, 2014.

In the period August 2007 to September 2011, we issued and sold to investors an aggregate of 15,749,674 shares of Series A convertible preferred stock for aggregate consideration of $16.8 million.

In March 2009, we issued 16,036,346 shares of Series B convertible preferred stock for aggregate cash consideration of $12.0 million.

In connection with the convertible note issuances, we also issued warrants to purchase a number of shares of our convertible preferred stock. At March 31, 2012, we have issued warrants to purchase 1,256,601 shares of our Series A convertible preferred stock and 374,180 shares of our Series B convertible preferred stock.

In April 2010, we issued 15,621,609 shares of Series C convertible preferred stock for aggregate cash consideration of $24.5 million. In 2011 and 2012, we issued an aggregate of 9,007,678 shares of Series D convertible preferred stock for aggregate cash consideration of $32.0 million. In June 2012 we issued a total of 2,500,000 shares of Series E convertible preferred stock for aggregate cash consideration of $17.5 million.

The participants in these convertible preferred stock financings included the following holders of more than 5% of our voting securities or entities affiliated with them. The following table presents the number of shares issued to these related parties in these financings:

	As of December 31, 2013
Participants	Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Series C Convertible Preferred Stock	Series D Convertible Preferred Stock
Norwest Venture Partners X, L.P.	6,955,200	3,091,663	2,541,271	—
Canaan VII, L.P. (1)	6,997,452	1,380,465	3,055,431	952,511
Morgenthaler Venture Partners IX, L.P.	—	4,787,589	1,913,631	421,656
Foundation Capital VI, L.P. (2)	164,319	2,139,027	6,665,816	751,198

	14,116,971	11,398,744	14,176,149	2,125,365

(1)	Includes 146,580 shares of Series A, 45,691 shares of Series B, 45,831 shares of Series C and 2,500 shares of Series D convertible preferred stock purchased by Daniel T. Ciporin. Mr. Ciporin is a Venture Partner with Canaan Partners, which is affiliated with Canaan VII L.P.
(2)	Includes 1,816 shares of Series A, 23,636 shares of Series B, 73,657 shares of Series C and 8,301 shares of Series D convertible preferred stock purchased by Foundation Capital VI Principals Fund, LLC and 162,503 shares of Series A, 2,115,391 shares of Series B, 6,592,159 shares of Series C and 742,897 shares of Series D convertible preferred stock purchased by Foundation Capital VI, L.P.

Under the terms of the amended and restated voting agreement, dated June 1, 2012, certain investors in our convertible preferred stock, including KPCB Holding, Inc., as nominee (“KPCB”), Norwest Venture Partners X, LP (“Norwest”), Canaan VII, LP (“Canaan”) and Morgenthaler Venture Partners IX, LP (“Morgenthaler”) have each agreed, subject to maintaining certain ownership levels, to exercise their voting rights so as to elect one designee of Norwest, one designee of Canaan, one designee of Morgenthaler, and Mary Meeker of KPCB to our board of directors, as well as our chief executive officer. Neither Foundation Capital nor Union Square Ventures Opportunity Fund, LP have the right to designate a member of our board of directors.

Under the terms of the amended and restated investor rights agreement, dated June 1, 2012, the holders of a majority of the registrable securities of LC have the right to demand that we file a registration statement under the Securities Act, so long as the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000. These registration rights are subject to specified conditions and limitations. In addition, LC is required to notify all holders of registrable securities in writing at least fifteen days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of LC.

The amended and restated investor rights agreement also provides, in section 2.3, that if we register any our shares for public sale, stockholders with registration rights will have the right to include their shares in the registration statement, subject to specified conditions and limitations.

Further, in the amended and restated investor rights agreement, if LC receives from any holders of registrable securities a written request that LC effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement, LC is required to use reasonable best efforts to file a Form S-3 registration statement and to effect such registration as would permit or facilitate the sale and distribution of all or such portion of such holder’s registrable securities as are specified in such request, so long as the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $1,000,000.

Indemnification Agreements

Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into separate indemnification agreements with each of our directors and Renaud Laplanche, Chaomei Chen, Carrie L. Dolan, John MacIlwaine and Scott Sanborn.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2013, by:

•	each of our directors;

•	each of our named executive officers;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

All of the forgoing stock and price numbers do not give effect to a forward stock split of 2 for 1 which took place on April 15, 2014.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after December 31, 2013. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations are based on 73,795,358 shares of common stock outstanding as of December 31, 2013, assuming the conversion of all of our outstanding convertible preferred stock.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of capital stock subject to options and warrants held by that person that are exercisable or exercisable within 60 days of December 31, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*). Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of Lending Club, 71 Stevenson St., Suite 300, San Francisco, CA 94105.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Directors and Executive Officers
Jeffrey Crowe (1)	12,705,505	17.2
Daniel Ciporin (2)	12,512,798	16.9
Rebecca Lynn (3)	7,122,876	9.7
Renaud Laplanche (4)	4,640,947	6.2
Mary Meeker (5)	3,571,428	4.8
Scott Sanborn (6)	650,386	*
Carrie Dolan (7)	555,746	*
John Mack (8)	530,560	*
Chaomei Chen (9)	431,773	*
Lawrence Summers (10)	166,553	*
John MacIlwaine (11)	119,597	*
John C. Morris (12)	41,250	*

All executive officers and directors as a group	43,049,419	56.8

(1)	Includes 12,588,134 shares of convertible preferred stock and warrants exercisable for 117,371 shares of Series A preferred stock held by Norwest Venture Partners X, L.P. Mr. Crowe is a General Partner with Norwest Venture Partners, which is affiliated with Norwest Venture Partners X, L.P., and disclaims ownership of such shares held by Norwest Venture Partners X, L.P. except to the extent of his pecuniary interest therein.
(2)	Includes: (a) 9,568 shares of common stock and 240,602 shares of convertible preferred stock held by Mr. Ciporin, and (b) 12,145,257 shares of convertible preferred stock and warrants exercisable for 117,371 shares of Series A preferred stock held by Canaan VII L.P. Mr. Ciporin is a Venture Partner with Canaan Partners, which is affiliated with Canaan VII, L.P., and disclaims beneficial ownership of such shares held by Canaan VII, L.P. except to the extent of his pecuniary interest therein.

(3)	Includes 7,122,876 shares of convertible preferred stock held by Morgenthaler Venture Partners IX, L.P. Ms. Lynn is a Partner of Morgenthaler Ventures, an affiliate of Morgenthaler Venture Partners IX, L.P. Ms. Lynn disclaims beneficial ownership of such shares held by Morgenthaler Ventures, an affiliate of Morgenthaler Venture Partners IX, L.P. except to the extent of her pecuniary interest therein.
(4)	Includes 3,247,197 shares of common stock and 1,393,750 shares that are deemed to be beneficially owned by virtue of the right to acquire shares upon the exercise of outstanding stock options within 60 days from December 31, 2013.
(5)	Includes 904,935 shares of common stock and 2,666,493 shares of convertible preferred stock held by KPCB Holdings, Inc., as nominee. The shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the account of KPCB Digital Growth Fund, LLC and KPCB DGF Founders Fund, LLC (the “Funds”). Ms. Meeker is a managing member of KPCB DGF Associates, LLC, the managing member of the Funds. Ms. Meeker disclaims beneficial ownership of such shares held by KPCB Holdings, Inc., as nominee, and the Funds, except to the extent of her pecuniary interest therein.
(6)	Includes 369,897 shares that are deemed to be beneficially owned by virtue of the right to acquire shares upon the exercise of outstanding stock options within 60 days from December 31, 2013.
(7)	Includes 126,087 shares that are deemed to be beneficially owned by virtue of the right to acquire shares upon the exercise of outstanding stock options within 60 days from December 31, 2013.
(8)	Includes 357,143 shares of convertible preferred stock and 173,417 shares that are deemed to be beneficially owned by virtue of the right to acquire shares upon the exercise of outstanding stock options within 60 days from December 31, 2013.
(9)	Includes 91,867 shares that are deemed beneficially owned by virtue of the right to acquire shares upon the exercise of outstanding stock options within 60 days from December 31, 2013.
(10)	Includes 166,553 shares that are deemed to be beneficially owned by virtue of the right to acquire shares upon the exercise of outstanding stock options within 60 days from December 31, 2013.
(11)	Includes 119,597 shares that are deemed to be beneficially owned by virtue of the right to acquire shares upon the exercise of outstanding stock options within 60 days from December 31, 2013.
(12)	Includes 41,250 shares that are deemed to be beneficially owned by virtue of the right to acquire shares upon the exercise of outstanding stock options within 60 days from December 31, 2013.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders
Norwest Venture Partners X, L.P. (1)	12,705,505	17.2

Canaan VII, L.P. (2)	12,512,798	16.9
Foundation Capital VI, L.P. (3)	9,841,788	13.3
Morgenthaler Venture Partners IX, L.P. (4)	7,122,876	9.7
Renaud Laplanche (5)	4,640,947	6.2

All 5% Stockholders as a group	46,823,914	63.3

(1)	Includes 12,588,134 shares of convertible preferred stock and warrants exercisable for 117,371 shares of Series A preferred stock held by Norwest Venture Partners X, L.P. The general partner of Norwest Venture Partners X, L.P. is Genesis VC Partners X LLC. The managing members of Genesis VC Partners X, LLC are Promod Haque and George Still. Each of these individuals exercises shared voting and investment power over the shares held of record by Norwest Venture Partners X, L.P. and disclaims beneficial ownership of such shares except to the extent of such individual’s pecuniary interest therein. The address of Norwest Venture Partners X, L.P. is 525 University Avenue, Suite 800, Palo Alto, CA 94301-1922.
(2)	Includes: (a) 12,145,257 shares of convertible preferred stock and warrants exercisable for 117,371 shares of Series A preferred stock held by Canaan VII, L.P, and (b) 240,602 shares of convertible preferred stock and 9,568 common stock held by Mr. Ciporin. Mr. Ciporin is a Venture Partner with Canaan Partners, which is affiliated with Canaan VII, L.P., and disclaims beneficial ownership of such shares held by Canaan VII L.P. except to the extent of his pecuniary interest therein. The general partner of Canaan VII, L.P. is Canaan Partners VII LLC. The managers of Canaan Partners VII LLC are Brenton K. Ahrens, John V. Balen, Wende S. Hutton, Maha S. Ibrahim, Deepak Kamra, Gregory Kopchinsky, Seth A. Rudnick, Guy M. Russo and Eric A. Young. Each of these individuals exercises shared voting and investment power over the shares held of record by Canaan VII LP and disclaims beneficial ownership of such shares except to the extent of such individual’s pecuniary interest therein. The address of Canaan VII, L.P. is 285 Riverside Avenue, Suite 250, Westport, CT 06880.

(3)	Includes 107,410 preferred stock and 1,342 common stock held by Foundation Capital VI Principals Fund, LLC and 9,612,950 shares of convertible preferred stock and 120,086 common stock held by Foundation Capital VI, L.P. William B. Elmore, Adam Grosser, Paul R. Holland, Paul G. Koontz, Michael N. Schuh, Warren M. Weiss, Richard A. Redelfs, Ashmeet S. Sidana, and Charles P. Moldow are Managers of Foundation Capital Management Co. VI, LLC (“FCM6”), which serves as the sole manager of Foundation Capital VI, L.P. (“FC6”) and Foundation Capital VI Principals Fund, LLC (“FC6P”). FCM6 exercises sole voting and investment power over the shares owned by FC6 and FC6P. As managers of FCM6, Messrs. Elmore, Grosser, Holland, Koontz, Schuh, Weiss, Redelfs, Sidana, and Moldow are deemed to share voting and investment powers over the shares held by FC6 and FC6P. Each member of the group disclaims beneficial ownership of the reported securities except to the extent of their pecuniary interest therein.
(4)	Includes 7,122,876 shares of convertible preferred stock held by Morgenthaler Venture Partners IX, L.P. The general partner of Morgenthaler Venture Partners IX, L.P. is Morgenthaler Management Partners IX, LLC. The managing members of Morgenthaler Management Partners IX, LLC are Robert C. Bellas, James W. Broderick, Ralph E. Christoffersen, Rebecca Lynn, Gary J. Morgenthaler, Theodore A. Laufik, Gary R. Little, Robert D. Pavey and Henry A. Plain. Each of these individuals exercises shared voting and investment power over the shares held of record by Morgenthaler Venture Partners IX, L.P. and disclaims beneficial ownership of such shares except to the extent of such individual’s pecuniary interest therein. The address of Morgenthaler Venture Partners IX, L.P. is 2710 Sand Hill Road, Suite 100, Menlo Park, CA 94025.
(5)	Includes 3,247,197 shares of common stock and 1,393,750 shares that are deemed to be beneficially owned by virtue of the right to acquire shares upon the exercise of outstanding stock options within 60 days from December 31, 2013.

The following table sets forth information, as of December 31, 2013, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options		Weighted- average exercise price of outstanding options	Number of securities remaining available for issuance under equity compensation plans

Equity compensation plans approved by stockholders:
Lending Club 2007 Stock Incentive Plan, as amended	10,828,682	(1)	$3.76	1,939,123	(2)

All stockholder approved plans	10,828,682		$3.76	1,939,123

Equity compensation plans not approved by stockholders:
None	—			—

All non-stockholder approved plans	—			—

Total	10,828,682		$3.76	1,939,123

(1)	Represents shares of common stock underlying options granted under our Amended 2007 Stock Incentive Plan.
(2)	Represents shares of common stock authorized for issuance under our Amended 2007 Stock Incentive Plan.

During the twelve months ended December 31, 2013, stockholders approved 3,800,000 additional options for future issuance under the 2007 Stock Incentive Plan.

All of the forgoing stock and price numbers do not give effect to a forward stock split of 2:1 which took place on April 15, 2014.

The information set forth in Note 10 – Stock-Based Compensation and Other Employee Benefit Plans to the Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for the period ended December 31, 2013 is incorporated herein by reference.

LEGAL MATTERS

The validity of the Notes we are offering has been passed upon by Fenwick & West LLP. Certain investment funds affiliated with the firm collectively own less than 1% of our shares of preferred stock.

EXPERTS

The consolidated financial statements as of December 31, 2012 and March 31, 2012, incorporated by reference in this prospectus and have been included in reliance on the reports of Grant Thornton LLP, an independent registered public accounting firm, given on the authority of said firm as an expert in auditing and accounting.

The consolidated financial statements incorporated, as of and for the year ended December 31, 2013, in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Springstone Financial, LLC as of December 31, 2012 and December 31, 2013, incorporated by reference in this prospectus and have been included in reliance on the reports of Auerr, Zajac & Associates an independent public accounting firm, given on the authority of said firm as an expert in auditing and accounting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM & FINANCIAL STATEMENTS

See the following information included in our Annual Report on Form 10-K for the period ended December 31, 2013, pages 84-110, which are incorporated by reference in this prospectus:

For the period ended March 31, 2012 and the transition period ended December 31, 2012:

•	Report of Independent Registered Public Accounting Firms;

•	Consolidated Balance Sheets, and the related Consolidated Statements of Operations, Preferred Stock and stockholders’ Deficit and Cash Flows for each of the periods ended therein, respectively; and

•	Notes to those consolidated financial statements.

See the following information included in our Annual Report on Form 10-K for the period ended December 31, 2013, pages 84-110, which are incorporated by reference in this prospectus:

For the period ended December 31, 2013:

•	Report of Independent Registered Public Accounting Firms;

•	Consolidated Balance Sheets, and the related Consolidated Statements of Operations, Preferred Stock and stockholders’ Deficit and Cash Flows for the period ended therein; and

•	Notes to those consolidated financial statements.

REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM & FINANCIAL STATEMENTS

See the following information included in our Current Report on Form 8-K filed April 17, 2014 for the periods ended December 31, 2012 and December 31, 2013 for Springstone Financial, LLC, respectively, which are incorporated by reference in this prospectus:

For the periods ended December 31, 2012 and December 31, 2013:

•	Report of Independent Public Accounting Firms;

•	Balance Sheets, and the related Statements of Operations, for each of the periods ended therein; and

•	Notes to those financial statements.